Exhibit 99.31

CONFIDENTIAL

CITIZENS BANK, N.A.

28 STATE STREET

BOSTON, MA 02109

August 22, 2016

Project Atlas
Commitment Letter

Affinity Merger Sub, Inc.

c/o Z Capital Partners LLC

Two Conway Park

150 Field Dr. Suite 300

Chicago, Ill 60045

Attention: Andrei Scrivens

Ladies and Gentlemen:

You have advised Citizens Bank, N.A. (“Citizens Bank”, and together with its affiliates as may be appropriate to provide the services contemplated herein and with any other Commitment Party appointed as described below, the “Commitment Parties”, “us” or “we”) that (a) you intend to acquire, directly or indirectly, the Target (as defined on Exhibit A hereto) and consummate the other transactions described on Exhibit A hereto and (b) in connection with such acquisition (as described in Exhibit A), the Target intends to use its commercially reasonable efforts to seek an amendment approved by the requisite lenders party thereto by no later than September 30, 2016 (or such later date as mutually agreed by the Commitment Parties and you) of the Existing Credit Agreement (as defined in Exhibit A) in order to permit (i) the incurrence of the Second Lien Term Facility (as defined below), (ii) Restricted Payments sufficient to effectuate the Acquisition, (iii) increase the term loan facility under the Existing Credit Agreement and/or add a new first lien term loan facility (in such case, subject to intercreditor arrangements reasonably acceptable to the Borrower and the Initial Term Loan Upsize Lenders), in each case, in an aggregate principal amount of $30 million on terms that are on substantially the same terms as the First Lien Credit Facilities provided for in Exhibit B with any changes or modifications from the terms set forth in Exhibit B to the extent such changes or modifications are consistent with the terms of the Amended Credit Agreement (iv) the other Transactions contemplated hereby, which Amendment shall modify the Facilities (as defined in the Existing Credit Agreement) such that the terms thereof are on substantially the same terms as the First Lien Credit Facilities provided for in Exhibit B with any changes or modifications from the terms set forth in Exhibit B to be agreed upon by the Commitment Parties and which amendment shall otherwise be in form and substance reasonably acceptable to the Second Lien Agent and the Target (provided that, to the extent Citizens Bank is an existing Lender under and as defined in the Existing Credit Agreement, it agrees to vote in favor of the Amendment).  Capitalized terms used but not otherwise defined herein are used with the meanings assigned to such terms in the Exhibits hereto (such Exhibits, including the annexes thereto, the “Term Sheets” and together with this letter, collectively, this “Commitment Letter”).

1.             Commitments.

In connection with the Transactions, (a) if a Successful Amendment (as defined below) has not been achieved, Citizens Bank (the “Initial First Lien Lender” and, together with any other Initial First Lien Lender appointed as described below, collectively, the “Initial First Lien Lenders”) hereby commits on a several, but not joint, basis to provide the percentage of the entire principal amount of the First Lien Credit Facilities set forth opposite such Initial First Lien Lender’s name on Schedule 1 hereto (as such schedule may be amended or supplemented in accordance with the terms of this Commitment Letter), (b) either in connection with a Successful Amendment on the Closing Date or concurrently with the closing of the First Lien Credit Facilities, Citizens Bank (the “Initial Second Lien Lender,” and, together with any other Second Lien Lender appointed as described below, collectively, the “Initial Second Lien Lenders”) hereby commits on a several, but not joint, basis to provide the percentage of the entire principal amount of the Second Lien Term Facility set forth opposite such Initial Second Lien Lender’s name on Schedule 1 hereto (as such schedule may be amended or supplemented in accordance with the terms of this Commitment Letter), and (c) in connection with a Successful Amendment on the Closing Date, Citizens Bank (the “Initial Term Loan Upsize Lender”, and together with any other Term Loan Upsize Lender appointed as described below, collectively, the “Initial Term Loan Upsize Lenders” and, together with the Initial First Lien Lenders and the Initial Second Lien Lenders, each, an “Initial Lender” and, collectively, the “Initial Lenders”), hereby commits on a several, but not joint, basis to provide the percentage of the entire principal amount of the Term Loan Upsize set forth opposite such Initial Term Loan Upsize Lender’s name on Schedule 1 hereto (as such schedule may be amended or supplemented in accordance with the terms of this Commitment Letter), in each case (A) upon the terms set forth or referred to in this letter, the Transaction Summary attached as Exhibit A hereto and the Summaries of Terms and Conditions attached as Exhibits B and C hereto, as applicable, and (B) the initial funding of which is subject only to the conditions set forth on Exhibit D hereto.

2.             Titles and Roles.

It is agreed that:

(a)                                 Citizens Bank, together with any other First Lien Lead Arranger appointed as described below, will act as joint lead arrangers and joint bookrunners for the First Lien Credit Facilities (acting in such capacities, the “First Lien Lead Arrangers”);

(b)                                 Citizens Bank will act as sole administrative agent and as sole collateral agent for the First Lien Credit Facilities;

(c)                                  Citizens Bank, together with any other Second Lien Lead Arranger appointed as described below, will act as joint lead arrangers and joint bookrunners for the Second Lien Term Facility (acting in such capacities, the “Second Lien Lead Arrangers” and, together with the First Lien Lead Arrangers, the “Lead Arrangers”); and

(d)                                 Citizens Bank will act as sole administrative agent and as sole collateral agent for the Second Lien Term Facility.

Except as set forth below, you agree that no other agents, co-agents, lead arrangers, bookrunners, managers or arrangers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated in this Commitment Letter and the Fee Letter dated the date hereof and delivered in connection herewith (the “Fee Letter”)) will be paid to obtain the commitments of the Lenders under the Credit Facilities unless you and we shall so reasonably agree; provided, that (x) Citizens Bank will have

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“left” placement (and will hold the roles and responsibilities conventionally understood to be associated with such placement) and an institution appointed by you in accordance with the immediately succeeding paragraph will have immediate right placement in any marketing materials or other documentation used in connection with the Credit Facilities and (y) any other agents (or their affiliates, as applicable) for the relevant Credit Facility (including those appointed as described below) will be listed in an order determined by you in consultation with the Commitment Parties in any marketing materials or other documentation.

Notwithstanding the foregoing, you may, on or prior to the date which is fifteen (15) days after the date of your acceptance of this Commitment Letter in accordance with the terms hereof, appoint additional agents, co-agents, lead arrangers, bookrunners, managers or arrangers or confer other titles in respect of any Credit Facility (any such agent, co-agent, lead arranger, bookrunner, manager, arranger or other titled institution, an “Additional Agent”) in a manner and with economics determined by you in consultation with the relevant Lead Arrangers (it being understood that (w) you may not allocate more than 40% of the total economics (other than administrative agency fees and any incentive fee) in respect of the Credit Facilities to the Additional Agents (or their affiliates), (x) the economics (expressed as a percentage of such party’s commitments) granted to any such Additional Agent of any Credit Facility shall not exceed the economics (expressed as a percentage of such party’s commitments) granted to the Commitment Parties party to this Commitment Letter on the date hereof, (y) each such Additional Agent (or its affiliate) shall assume a proportion of the commitments with respect to such Credit Facility that is equal to the proportion of the economics allocated to such Additional Agent (or its affiliates) and Schedule 1 hereto shall be automatically amended accordingly, (y) unless otherwise consented to by the relevant Lead Arrangers, each such Additional Agent’s several commitment in respect of the Credit Facilities shall be allocated pro rata across the First Lien Credit Facilities, the Term Loan Upsize and the Second Lien Term Facility and (z) to the extent you appoint any Additional Agent in respect of any Credit Facility, the economics (other than administrative agency fees and any incentive fee) allocated to, and the commitment amounts of, the relevant Commitment Parties in respect of such Credit Facility will be proportionately reduced by the amount of the economics allocated to, and the commitment amount of, such Additional Agent (or its affiliate), in each case upon the execution and delivery by such Additional Agent of customary joinder documentation acceptable to you and, thereafter, such Additional Agent shall constitute a “Commitment Party,” “Initial First Lien Lender,” “Initial Second Lien Lender,” “Initial Term Loan Upsize Lender,” “Initial Lender,” “First Lien Lead Arranger” and/or “Second Lien Lead Arranger,” as applicable, under this Commitment Letter and under the Fee Letter).

3.             Syndication.

We intend, subject to the other terms of this Commitment Letter, to syndicate the Credit Facilities to a group of lenders identified by us in consultation with and reasonably acceptable to you (such lenders, together with the Initial Lenders, the “Lenders”); it being understood that we will not syndicate to those persons that are (i) competitors of the Borrower and its subsidiaries or the Target and its subsidiaries identified by you or the Sponsor in writing to the Lead Arrangers (or, after the Closing Date, to the Agents) from time to time or (ii) otherwise identified in writing to the Lead Arrangers on or prior to the date hereof (the persons described in clauses (i) and (ii), and, in each case, any person that is identified by you or the Sponsor in writing to the Lead Arrangers (or, after the Closing Date, to the Agents) as an affiliate of any such person, known to be an affiliate of any such person and/or a reasonably identifiable affiliate of any such person (including funds managed or advised by such person, but excluding (unless such entity is separately identified under clause (ii) above) any “bona fide debt fund” affiliate of such person), collectively, the “Disqualified Institutions”), which designation shall not have any retroactive effect.  A “bona fide debt fund” is a person that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business and for which no personnel involved with the investment in any such Disqualified Institution (x) makes (or has the right to make or participates with others in making) any investment decisions or (y) has access to any information (other than information that

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is publicly available) relating to the Target (or, after the Closing Date, Holdings or the Borrower) or any entity that forms a part of the Target’s (or, after the Closing Date, Holdings’ or the Borrower’s) business (including subsidiaries of the Target or, after the Closing Date, Holdings or the Borrower).  Notwithstanding any other provision of this Commitment Letter to the contrary and notwithstanding any syndication, assignment or other transfer by any Initial Lender (other than in connection with any assignment to an Additional Agent, and, upon the joinder of such Additional Agent as an Initial Lender pursuant to the immediately preceding paragraph, in respect of the amount allocated to such Additional Agent), (a) no Initial Lender shall be relieved, released or novated from its obligations hereunder (including its obligation to fund its applicable percentage of the Credit Facilities on the Closing Date) in connection with any syndication, assignment or other transfer until after the initial funding of the Credit Facilities on the Closing Date, (b) no such syndication, assignment or other transfer shall become effective with respect to any portion of the Initial Lenders’ commitments in respect of the Credit Facilities until the initial funding of the Credit Facilities on the Closing Date and (c) unless you agree in writing, each Initial Lender shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Credit Facilities, including all rights with respect to consents, waivers, modifications, supplements and amendments, until the Closing Date has occurred.

The Lead Arrangers intend to commence syndication efforts promptly and from the date of your acceptance of this Commitment Letter until the earlier to occur of (x) a Successful Syndication (as defined in the Fee Letter) and (y) the date that is 60 days after the Closing Date (such period, the “Syndication Period”), you agree to assist, and to cause Holdings and the Sponsor to assist, (and to use your commercially reasonable efforts to cause the Target to assist) the Lead Arrangers in completing a syndication that is reasonably satisfactory to you and us.  Such assistance shall include:

(a)                                 using your commercially reasonable efforts to ensure that the syndication efforts benefit from your existing banking relationships and, to the extent appropriate and reasonable, those of the Sponsor and the Target,

(b)                                 facilitating direct contact between appropriate members of your and the Sponsor’s senior management (and using your commercially reasonable efforts to ensure such contact between appropriate members of senior management of the Target), and the proposed Lenders at times and locations to be mutually agreed upon,

(c)                                  your assistance (and using your commercially reasonable efforts to cause the Target to assist) in the preparation of a customary confidential information memorandum (the “CIM”) and other customary marketing materials to be used in connection with the syndication of the Credit Facilities,

(d)                                 the hosting, with the Lead Arrangers and appropriate members of senior management of the Borrower, of meetings (or, if you and we shall agree, conference calls or video or electronic calls in lieu of any such meeting) of prospective Lenders (limited to one “bank meeting”, unless otherwise deemed reasonably necessary by the Required Lead Arrangers (as defined in the Fee Letter)) at times and locations to be mutually agreed (and using your commercially reasonable efforts to cause the senior management of the Target to be available for such meetings, subject to the limitations on your rights set forth in the Acquisition Agreement),

(e)                                  using your commercially reasonable efforts to procure, prior to the launch of the primary syndication of the Credit Facilities, a public corporate or family ratings, as applicable, of the Borrower and public ratings for the Credit Facilities (but no

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specific rating) from each of Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s Ratings Group (“S&P”), and

(f)                                   during the Syndication Period (and, if later, until the Closing Date), your ensuring that there is no competing issuance or incurrence of debt for borrowed money by or on behalf of you, the Sponsor (specifically relating to the Acquisition), Holdings or your or its subsidiaries and your using commercially reasonable efforts to ensure that there are no competing issuances or incurrence of debt for borrowed money by or on behalf of the Target or its subsidiaries announced, offered, placed or arranged (other than the Credit Facilities or any indebtedness issued in lieu of the Second Lien Term Facility, in each case, that could reasonably be expected to materially impair the primary syndication of the Credit Facilities (it being understood and agreed that Permitted Surviving Debt and the solicitation of requisite approvals for the Amendment under the Existing Credit Agreement or contemplated herein will not materially impair the primary syndication of the Credit Facilities).

Notwithstanding the foregoing or anything to the contrary contained herein, the Lead Arrangers’ obligations to commence syndication of all or any portion of the Credit Facilities shall not begin until the earlier of (x) receipt of irrevocable approval (conditioned solely upon the consummation of the Acquisition) from the Required Lenders (as defined in the Existing Credit Agreement) for the Amendment on or before September 30, 2016 with the amendments set forth in the Amendment to be effective on the Closing Date (or such later date as mutually agreed by the Commitment Parties and you) (such event, a “Successful Amendment”), in which case the syndication of the Second Lien Term Facility only shall commence or (y) written notice from you or the Sponsor that the Amendment has not been approved, has been abandoned or will no longer be pursued, in which case syndication efforts with respect to both the First Lien Credit Facilities and the Second Lien Term Facility shall promptly commence (in which case a Successful Amendment shall be deemed not to have been achieved), which notice shall be deemed to have been delivered if the Lead Arrangers have not received the notice of approval of the Amendment set forth in clause (x) above; provided, that you agree to seek such approval for the Amendment (and to use commercially reasonable efforts to cause the Target to seek such approval for the Amendment) promptly following your execution of this Commitment Letter; provided, further, the Lead Arrangers may with your consent (not to be unreasonably withheld) commence syndication efforts at any time at their election following your execution of this Commitment Letter.  You hereby agree to promptly inform the Lead Arrangers of the status of any such Amendment approval process and in any event to inform the Lead Arrangers in writing of (A) any election not to seek such Amendment, (B) the receipt of the requisite approvals for such Amendment and (C) the failure to receive the requisite approvals for such Amendment.

Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter, none of (a) the commencement nor the completion of the syndication of the Credit Facilities (including any Successful Syndication), (b) the obtaining of the ratings referred to above or (c) compliance with any of the other provisions set forth in clauses (a) through (f) above or any other provision of this Section 3, shall constitute a condition precedent to the availability and initial funding of the Credit Facilities on the Closing Date or at any time thereafter.  Your obligations in this Commitment Letter to use commercially reasonable efforts to cause the Target or its management to take (or refrain from taking) any action will not require you to take action that is not practical, appropriate or reasonable in light of the circumstances or in contravention of the terms of the Acquisition Agreement.  You will not be required to provide any information to the extent that the provision thereof would violate any law, rule or regulation, or any obligation of confidentiality binding on, or waive any privilege that may be asserted by, you, the Target or your or its respective affiliates; provided that, in the event that you do not provide information in reliance on this sentence due to confidentiality or waiver concerns, you shall provide notice to the Lead Arrangers that such information is

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being withheld and you shall use your commercially reasonable efforts to communicate the applicable information in a way that would not violate the applicable obligation or risk waiver of such privilege; provided, further, that none of the foregoing shall be construed to limit any of the Borrower’s representations and warranties or any of the conditions, in any such case, set forth in this Commitment Letter or the Financing Documentation.  Notwithstanding anything herein to the contrary, the only financial statements that shall be required to be provided to the Arrangers in connection with the syndication of the Credit Facilities shall be those required to be delivered pursuant to clauses (a) and (b) of paragraph 7 of Exhibit D hereto.

The Lead Arrangers, in their capacity as such, will manage, in consultation with you, all aspects of the syndication, including (a) decisions as to the selection of prospective Lenders to be approached (which shall not be Disqualified Institutions), (b) when they will be approached, (c) when the Lenders’ commitments will be accepted, (d) which Lenders will participate (subject to your consent, not to be unreasonably withheld, and excluding Disqualified Institutions), (e) the allocation of the commitments among the Lenders (subject to your consent, not to be unreasonably withheld) and (f) the amount and distribution of fees among the Lenders.

You acknowledge that (a) the Lead Arrangers will make available customary marketing materials and presentations, including the CIM (collectively, the “Information Materials”), to the proposed syndicate of Lenders by posting the information package and presentation on IntraLinks, SyndTrak or another similar electronic system and (b) certain of the prospective Lenders (each, a “Public Lender” and, collectively, the “Public Lenders”) have personnel that do not wish to receive material non-public information within the meaning of the United States federal securities laws with respect to Holdings, you, the Target, your or their respective subsidiaries, or the respective securities of any of the foregoing or the Acquisition (“MNPI”).  At the reasonable request of the Required Lead Arrangers (as defined in the Fee Letter), you agree to assist and to use commercially reasonable efforts to cause the Target to assist us in preparing an additional version of the CIM and lenders’ presentation consisting exclusively of information and documentation with respect to you, Holdings, the Target, your or their respective subsidiaries, the respective securities of any of the foregoing and the Acquisition that is information (i) that is publicly available, (ii) of a type that you would expect to be made publicly available if you or Holdings were to become public reporting companies under the Exchange Act of 1934, as amended, or, in the case of the Target, is made publicly available by the Target as a public reporting company, or (iii) that does not otherwise constitute MNPI (the “Public Package”).  It is understood that (a) to the extent reasonably requested by the Required Lead Arrangers, you agree to deliver (or to cause the Target to deliver) a customary authorization letter for inclusion in the CIM that authorizes the distribution thereof to prospective Lenders and confirms that the Public Package includes only information of the type described in clauses (i) through (iii) above, and (b) the Public Package will contain customary language exculpating you, Holdings, the Sponsor, the Investors, the Target and your and their respective affiliates and the Commitment Parties and their respective affiliates with respect to any liability related to the use or misuse of the contents of the Information Materials and contain a customary “10b-5 representation” consistent in form and substance with the 10b-5 representation set forth in Section 4 hereof.  You acknowledge and agree that, in addition to the Public Package, the following documents may be distributed to all prospective Lenders (other than Disqualified Institutions), including prospective Public Lenders (except to the extent you notify us to the contrary in advance of the intended distribution thereof and provided that you have been given a reasonable opportunity to review such documents and comply with applicable legal requirements): (i) the Term Sheets, (ii) drafts and final definitive documentation with respect to the Credit Facilities, (iii) administrative materials prepared by the Lead Arrangers for prospective Lenders (such as Lender meeting invitations, allocations and funding and closing memoranda) and (iv) notifications of changes in the terms of the Credit Facilities.  You also agree, at our request, to identify (or, in the case of information relating to the Target and its subsidiaries prior to the Closing Date, use commercially reasonable efforts to identify) Information Materials that are suitable for distribution to Public Lenders by clearly and conspicuously marking the same as “PUBLIC”.  All information that is not

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specifically identified as “PUBLIC” (including the Projections) shall be treated as being suitable only for posting to private Lenders.  By marking any document, information or other data “PUBLIC”, you shall be deemed to have authorized the Commitment Parties and the prospective Lenders to treat such documents, information or other data as not containing MNPI (it being understood that you shall not be under any obligation to mark any particular Information Materials “Public”).

4.             Information.

You hereby represent that (with respect to any information relating to the Target and its subsidiaries and their respective businesses, to your knowledge), (a) all written factual information concerning Holdings, you and your subsidiaries and the Target and its subsidiaries (other than (i) the Projections, (ii) other forward-looking information and (iii) information of a general economic or industry nature), that has been or will be made available to any of us by you, the Sponsor or any of your and its respective representatives on your behalf in connection with the transactions contemplated hereby (the “Information”), when taken as a whole and together with the Target’s filings with the Securities and Exchange Commission, does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto from time to time) and (b) the Projections, when taken as a whole, have been or will be prepared in good faith based upon assumptions believed by you to be reasonable at the time furnished (it being recognized by the Commitment Parties that such Projections are not to be viewed as facts and are subject to significant uncertainties and contingencies many of which are beyond your control, that no assurance can be given that any particular financial projections will be realized, that actual results may differ from projected results and that such differences may be material).  You agree that if, at any time prior to the later of the expiration of the Syndication Period and the Closing Date, you become aware that any of the representations in the preceding sentence would be incorrect in any material respect if the Information or the Projections were being furnished and such representations were being made at such time, you will (or, prior to the Closing Date with respect to Information or Projections relating to the Target and its subsidiaries and their respective businesses, you will, subject to any applicable limitations on your rights set forth in the Acquisition Agreement, use commercially reasonable efforts to cause the Target to) promptly supplement the Information and the Projections so that (to your knowledge, with respect to any information relating to the Target and its subsidiaries and their respective businesses prior to the Closing Date) such representations remain true in all material respects under those circumstances.  You understand that in arranging and syndicating the Credit Facilities we may use and rely on the Information and Projections without independent verification thereof, and we do not assume responsibility for the accuracy and completeness of the Information or the Projections.  Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter, none of the making of any representation under this Section 4, the provision of any supplement thereto, nor the accuracy of any such representation or supplement shall constitute a condition precedent to the availability and initial funding of the Credit Facilities on the Closing Date.

5.             Fee Letter.

As consideration for the commitments and agreements of the Commitment Parties hereunder, you agree to pay or cause to be paid the fees described in the Fee Letter on the terms and subject to the conditions (including as to timing and amount) set forth therein.

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6.             Certain Funds Provision.

Notwithstanding anything in this Commitment Letter, the Fee Letter, the Financing Documentation or any other letter agreement or other undertaking concerning the financing of the transactions contemplated hereby to the contrary:

(a)                                 the only representations and warranties relating to you, Holdings, the Target and your and their respective subsidiaries and your and their respective businesses, the accuracy of which shall be a condition to the availability and initial funding of the Credit Facilities on the Closing Date, shall be (i) such of the representations and warranties made by the Target with respect to the Target and its subsidiaries or their respective businesses in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that you or your applicable affiliate have the right to terminate your (or its) obligations under the Acquisition Agreement or to decline to consummate the Acquisition as a result of a breach of such representations in the Acquisition Agreement (to such extent, the “Specified Acquisition Agreement Representations”) and (ii) the Specified Representations (as defined below),

(b)                                 the terms of the Financing Documentation shall be in a form such that they do not impair the availability of the Credit Facilities on the Closing Date if the conditions set forth on Exhibit D hereto are satisfied; it being understood that, to the extent any closing deliverables or Collateral (including the creation or perfection of any security interest) is not or cannot be provided on the Closing Date (other than, to the extent required under the Term Sheets, (i) Uniform Commercial Code (“UCC”) lien searches in the Loan Parties’ respective jurisdictions of organization, (ii) a lien on Collateral that may be perfected solely by the filing of a financing statement under the UCC and (iii) subject to receipt of any necessary gaming approvals, a pledge of the equity interests of the Borrower and the Subsidiary Guarantors (along with stock powers endorsed in blank) with respect to which a lien may be perfected upon closing by the delivery of a stock or equivalent certificate (it being understood that if you have used your commercially reasonable efforts to deliver the same, stock or equivalent certificates of the Target’s subsidiaries shall only be required to be delivered on the Closing Date if you have actually received such certificates from the seller or its designee) after your use of commercially reasonable efforts to do so without undue burden or expense, then the provision of any such closing deliverable and/or the provision and/or perfection of such Collateral shall not constitute a condition precedent to the availability and initial funding of the Credit Facilities on the Closing Date but may instead be delivered and/or perfected within 60 days (or, in the case of gaming approvals, 120 days, or in either case, such longer period as the First Lien Agent may reasonably agree) after the Closing Date pursuant to arrangements to be mutually agreed by the parties hereto acting reasonably, and

(c)                                  there are no conditions (express or implied) to the commitments hereunder or to the availability of the Credit Facilities on the Closing Date (including compliance with the terms of this Commitment Letter, the Fee Letter or the Financing Documentation or any other letter agreement or other undertaking concerning the financing of the transactions contemplated hereby) other than as expressly set forth on Exhibit D hereto, and such conditions shall be subject in all respects to the provisions of this Section 6, and, upon satisfaction (or waiver by the Required

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Lead Arrangers) of the conditions set forth on Exhibit D hereto, the Initial Lenders will execute and deliver the Financing Documentation to which they are parties and the initial funding of the Credit Facilities shall occur.

For purposes hereof, “Specified Representations” means the representations and warranties of the Loan Parties set forth in the Financing Documentation relating to: organizational existence and good standing of the Loan Parties; organizational power and authority (as each relates to due authorization, execution, delivery and performance of the Financing Documentation) of the Loan Parties; due authorization, execution and delivery of the relevant Financing Documentation by the Loan Parties, and enforceability as it relates to the entering into and performance of the relevant Financing Documentation against the Loan Parties; solvency as of the Closing Date (after giving effect to the Transactions) of the Borrower and its subsidiaries taken as a whole (in form and scope consistent with the solvency certificate to be delivered pursuant to paragraph 1(b) of Exhibit D hereto); no conflicts of the Financing Documentation with the charter documents of the Loan Parties; Federal Reserve margin regulations; the Investment Company Act; the PATRIOT Act; the use of proceeds of the Credit Facilities on the Closing Date not violating OFAC or the FCPA; and the creation, validity, perfection and priority of security interests (subject in all respects to security interests and liens permitted under the Financing Documentation and to the foregoing provisions of this paragraph).  This Section 6, and the provisions contained herein, shall be referred to as the “Certain Funds Provision”.

7.             Indemnification; Expenses.

You agree (a) to indemnify and hold harmless each of the Commitment Parties, their respective affiliates and controlling persons (and their permitted successors and assigns) and their respective directors, officers, employees, partners, agents, advisors and other representatives, but excluding, if applicable, any Investor in its capacity as such and any Related Person of such Investor in such capacity (each, an “indemnified person”) from and against any and all losses, claims, damages and liabilities to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Fee Letter, the Credit Facilities, the use of the proceeds thereof, the Acquisition and the other Transactions or any claim, litigation, investigation or proceeding relating to any of the foregoing (a “Proceeding”), regardless of whether any indemnified person is a party thereto or whether such Proceeding is brought by you, any of your affiliates or any third party, and to reimburse each indemnified person within 30 days following written demand therefor (together with customary backup documentation in reasonable detail supporting such reimbursement request) for any reasonable and documented legal or other out-of-pocket expenses incurred in connection with investigating or defending any Proceeding (but limited, in the case of legal fees and expenses, to one counsel to all indemnified persons taken as a whole and, solely in the case of an actual or reasonably perceived conflict of interest where an indemnified person informs you of such conflict, one additional counsel to all affected indemnified persons, taken as a whole and, if reasonably necessary, of one local counsel in any relevant jurisdiction and/or special regulatory/gaming counsel to all such persons, taken as a whole and, solely in the case of such conflict of interest, one additional local counsel to all affected indemnified persons taken as a whole in each such relevant jurisdiction); provided, that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they arise from (i) the willful misconduct, bad faith or gross negligence of, or material breach of this Commitment Letter, the Fee Letter or the Financing Documentation by, such indemnified person (or any of its Related Parties (as defined below)), in each case as determined by a final, non-appealable judgment of a court of competent jurisdiction or (ii) any dispute solely among indemnified persons and/or their Related Parties and not arising out of any act or omission of you, Holdings, any of your or its subsidiaries or the Sponsor (other than any Proceeding against any Commitment Party solely in its capacity or in fulfilling its role as an Agent or Lead Arranger or similar role under any Credit Facility), and (b) if the Closing Date occurs, to reimburse each Commitment Party on the Closing Date (to the extent an invoice therefor is received by the Invoice Date) or, if invoiced after the Invoice Date, promptly following

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receipt of the relevant invoice, for all reasonable and documented out-of-pocket expenses (including due diligence expenses, applicable syndication expenses and travel expenses, but limited, in the case of legal fees and expenses, to the reasonable fees, charges and disbursements of one counsel to the Commitment Parties, taken as a whole, as identified in the Term Sheets (and, if reasonably necessary, of one local counsel in any relevant jurisdiction and/or special regulatory/gaming counsel to all such persons, taken as a whole)), incurred in connection with each of the Credit Facilities and any related documentation (including this Commitment Letter, the Fee Letter and the Financing Documentation).

No indemnified person or any other party hereto shall be liable for any damages arising from the use by any person (other than such indemnified person (or its Related Parties) or any other party hereto) of Information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent any such damages arise from the gross negligence, bad faith or willful misconduct of, or material breach of this Commitment Letter, the Fee Letter or the Financing Documentation by, such indemnified person (or any of its Related Parties) or such other party hereto, as applicable, in each case as determined by a final non-appealable judgment of a court of competent jurisdiction; provided, that nothing contained in this sentence shall limit your indemnification obligations to the extent set forth hereinabove to the extent such damages are included in any third party claim in connection with which such indemnified person is entitled to indemnification hereunder.  None of the indemnified persons, you, the Investors, the Target or any of your or their respective affiliates or the respective directors, officers, employees, agents, advisors or other representatives of any of the foregoing shall be liable for any special, indirect, consequential or punitive damages in connection with this Commitment Letter, the Fee Letter or the Credit Facilities (including the use or intended use of the proceeds of the Credit Facilities) or the transactions contemplated hereby; provided, that nothing contained in this sentence shall limit your indemnification obligations to the extent set forth hereinabove to the extent such special, indirect, consequential or punitive damages are included in any third party claim in connection with which such indemnified person is entitled to indemnification hereunder.

You shall not be liable for any settlement of any Proceeding effected by any indemnified person without your consent (which consent shall not be unreasonably withheld or delayed), but if any Proceeding is settled with your written consent, or if there is a final non-appealable judgment of a court of competent jurisdiction against an indemnified person in any such Proceeding, you agree to indemnify and hold harmless such indemnified person in the manner set forth above.  You shall not, without the prior written consent of the affected indemnified person (which consent shall not be unreasonably withheld or delayed), effect any settlement of any pending or threatened Proceeding against such indemnified person in respect of which indemnity could have been sought hereunder by such indemnified person unless such settlement (a) includes an unconditional release of such indemnified person from all liability or claims that are the subject matter of such Proceeding and (b) does not include any statement as to any admission of fault or culpability.

Notwithstanding the foregoing, each indemnified person shall be obligated to refund or return any and all amounts paid by you under this Section 7 to such indemnified person for any losses, claims, damages, liabilities and expenses to the extent such indemnified person is not entitled to payment of such amounts in accordance with the terms hereof.  For purposes hereof, “Related Party” and “Related Parties” of an indemnified person (or Investor) mean any (or all, as the context may require) of such indemnified person’s (or Investor’s) affiliates and controlling persons and its or their respective directors, officers, employees, partners, agents, advisors and other representatives.

8.             Sharing of Information, Absence of Fiduciary Relationship.

Each Commitment Party, together with its respective affiliates (collectively, the “Banks”), is a full service financial firm and as such from time to time may (a) effect transactions for its own account or the account of

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customers, and hold long or short positions in debt or equity securities or loans of companies that may be the subject of the transactions contemplated hereby or (b) provide debt financing, equity capital, investment banking, financial advisory services, securities trading, hedging, financing and brokerage activities and financial planning and benefits counseling to other companies in respect of which you, the Sponsor or the Target may have competing interests.  You acknowledge and agree that the Banks have no obligation to use in connection with the transactions contemplated hereby, or to furnish to you, confidential information obtained from other companies or other persons.  The Banks may have economic interests that conflict with your economic interests and those of the Target.  You acknowledge and agree that (a)(i) the arranging and other services described herein regarding the Credit Facilities are arm’s-length commercial transactions between you and your affiliates, on the one hand, and the Banks, on the other hand, that do not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on the part of any Commitment Party, (ii) no Bank has provided any legal, accounting, regulatory or tax advice with respect to any of the Transactions and you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate and you are not relying on the Commitment Parties for such advice and (iii) you are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby; and (b) in connection with the transactions contemplated hereby, (i) each Bank has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for you or any of your affiliates and (ii) no Bank has any obligation to you or your affiliates except those obligations expressly set forth in this Commitment Letter and any other agreement with you or any of your affiliates.

9.             Confidentiality.

This Commitment Letter is entered into by the parties hereto on the understanding that neither this Commitment Letter nor the Fee Letter nor any of their terms or substance shall be disclosed by you to any other person except (a) your subsidiaries, the Investors (or any prospective Investors) and to your and their respective directors, officers, employees, affiliates, members, partners, stockholders, attorneys, accountants, independent auditors, agents and other advisors and those of the Target and its subsidiaries and the Target and its subsidiaries themselves, in each case on a confidential basis (provided, that, until after the Closing Date, any disclosure of the Fee Letter or its contents to the Target or its subsidiaries or their respective directors, officers, employees, affiliates, members, partners, stockholders, attorneys, accountants, independent auditors, agents or other advisors (other than to the Investors and their respective directors, officers, employees, affiliates, members, partners, stockholders, attorneys, accountants, independent auditors, agents or other advisors) shall be (i) redacted (in a manner reasonably satisfactory to the Commitment Parties) in respect of (A) the amounts, percentages and basis points of compensation set forth therein and (B) the pricing and other economic terms of the Flex Provisions (as defined in the Fee Letter) set forth therein unless, in either case, the Commitment Parties otherwise consent, which consent shall not be unreasonably withheld or delayed, or (ii) used for customary accounting purposes, including accounting for deferred financing costs), (b) in any legal, judicial or administrative proceeding or as otherwise required by applicable law, rule or regulation or as requested by a governmental regulatory or self-regulatory authority (in which case you agree (i) to the extent permitted by law, rule or regulation, to inform us promptly in advance thereof and (ii) to use commercially reasonable efforts to ensure that any such information so disclosed is accorded confidential treatment), (c) in connection with the exercise of any remedy or enforcement of any right under this Commitment Letter and/or the Fee Letter, (d) this Commitment Letter, including the existence and contents of this Commitment Letter (but not the Fee Letter or the contents thereof, other than the existence thereof and the aggregate amount of fees payable thereunder as part of projections, pro forma information and a generic disclosure of aggregate sources and uses and any implementation of the Flex Provisions), may be disclosed (i) in any syndication or other marketing materials and other related disclosures in connection with the Credit Facilities and (ii) in any proxy statement or similar public filing related to the Acquisition or in connection with any public filing requirement, (e) the Term Sheets, including the existence and contents thereof (but not the Fee Letters or

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the contents thereof, other than the existence thereof and the aggregate amount of fees payable thereunder as part of projections, pro forma information and a generic disclosure of aggregate sources and uses in marketing materials and other related disclosures and any implementation of the Flex Provisions), may be disclosed to any Lenders or participants, prospective Lenders or prospective participants or, in connection with seeking consents to the Amendment, to the existing Lenders or existing participants, and, in each case, their directors (or equivalent managers), officers, employees, affiliates, independent auditors or other experts and advisors and to any rating agency and (f) after your acceptance hereof, this Commitment Letter and the Fee Letter, including the existence and contents hereof and thereof, may be shared with potential Additional Agents on a confidential basis.  The foregoing restrictions shall cease to apply in respect of the existence and contents of this Commitment Letter (but not in respect of the Fee Letter and its contents) on the earlier of the Closing Date and one year following the date on which you have accepted this Commitment Letter.

The Commitment Parties shall use all information received by them in connection with the Acquisition and the related transactions (including any information obtained by them based on a review of any books and records relating to you, Holdings or the Target or any of your or their respective subsidiaries or affiliates) solely for the purpose of providing the services that are the subject of this Commitment Letter and shall treat confidentially all such information and the terms and contents of this Commitment Letter, the Fee Letter and the Financing Documentation and shall not publish, disclose or otherwise divulge such information; provided, however, that nothing herein shall prevent any Commitment Party from disclosing any such information (a) to any Lenders or participants or prospective Lenders or participants (in each case, other than a Disqualified Institution), (b) to the extent compelled by legal process in, or reasonably necessary to, the defense of such legal, judicial or administrative proceeding, in any legal, judicial or administrative proceeding or otherwise as required by applicable law, rule or regulation (in which case such Commitment Party shall (i) to the extent permitted by law, inform you promptly in advance thereof and (ii) use commercially reasonable efforts to ensure that any such information so disclosed is accorded confidential treatment), (c) upon the request or demand of any governmental, regulatory or self-regulatory authority having jurisdiction over such Commitment Party or its affiliates (in which case such Commitment Party shall (i) except with respect to any audit or examination conducted by bank accountants or any governmental, regulatory or self-regulatory authority exercising examination or regulatory authority, to the extent permitted by law, rule or regulation, notify you promptly in advance thereof and (ii) use commercially reasonable efforts to ensure that any such information so disclosed is accorded confidential treatment), (d) to the directors (or equivalent managers), officers, employees, independent auditors or other experts and advisors of such Commitment Party (collectively, the “Representatives”) on a “need to know” basis solely in connection with the transactions contemplated hereby and who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential, (e) to any of its affiliates and their Representatives on a “need to know” basis solely in connection with the transactions contemplated hereby and who are informed of the confidential nature of such information and are or have been advised of their obligation to keep such information confidential; provided, that such Commitment Party shall be responsible for its affiliates’ and their Representatives’ compliance with this paragraph; provided, further, that, unless you otherwise consent, no such disclosure shall be made by any Commitment Party, its respective affiliates or any of its or their respective Representatives to any affiliates or Representatives of the Commitment Parties that are Disqualified Institutions, (f) to the extent any such information becomes publicly available other than by reason of disclosure by such Commitment Party, its affiliates or its or their respective Representatives in breach of this Commitment Letter, (g) to any direct or indirect contractual counterparty to any credit default swap or similar derivative product (other than a Disqualified Institution) and (h) subject to your prior approval of the information to be disclosed, to Moody’s or S&P on a confidential basis in connection with obtaining a rating referred to in this Commitment Letter and/or the Financing Documentation, as applicable; provided, further, that the disclosure of any such information pursuant to clauses (a) and (g) above shall be made subject to the acknowledgment and acceptance by such recipient that such information

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is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and each Commitment Party, including, without limitation, as set forth in the CIM or other marketing materials) in accordance with the standard syndication processes of the Commitment Parties or market standards for dissemination of such type of information, which shall in any event require “click through” or other affirmative action on the part of the recipient to access such confidential information and acknowledge its confidentiality obligations in respect thereof.  The provisions of this paragraph (other than with respect to the Fee Letter and its contents) shall automatically terminate on November 28, 2017, unless earlier superseded by the relevant Financing Documentation.  For the avoidance of doubt, (a) the provisions of this paragraph do not supersede any other confidentiality or non-disclosure agreement or undertaking by any Commitment Party or its affiliates or its or their respective Representatives in favor of any of the Sponsor, the Target, its subsidiaries or their respective affiliates (whether directly or indirectly through a back-to-back or similar agreement) and (b) in no event shall any disclosure of such information referred to above be made to any Disqualified Institution.

10.          Miscellaneous.

This Commitment Letter shall not be assignable by any party hereto (except (a) by you to one or more of your affiliates that is a domestic “shell” company controlled, directly or indirectly, by the Sponsor to effect the consummation of the Acquisition prior to or substantially concurrently with (and to the Target substantially concurrently with) the consummation of the closing of the Acquisition and (b) by us to an Additional Agent as expressly contemplated under Section 2 and Section 3 above) without the prior written consent of each other party hereto (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and the Sponsor and is not intended to and does not confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the Sponsor and, to the extent expressly set forth herein, the indemnified persons.  Subject to Section 3 above, the Commitment Parties reserve the right to assign their respective obligations to their affiliates or to employ the services of their affiliates in fulfilling their obligations contemplated hereby (subject to compliance by the relevant affiliate with the obligations of the relevant Commitment Party hereunder (including Section 9 hereof)); it being understood and agreed that the relevant Commitment Party shall be responsible for the performance by the relevant affiliate of such Commitment Party’s obligations hereunder.  This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and each Commitment Party.  Any provision of this Commitment Letter that provides for, requires or otherwise contemplates any consent, approval, agreement or determination by the Borrower on or prior to the Closing Date shall be construed as providing for, requiring or otherwise contemplating your consent, approval, agreement or determination (unless you otherwise notify the other parties hereto).  This Commitment Letter may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which, when taken together, shall constitute one agreement.  Delivery of an executed signature page of this Commitment Letter by facsimile or other electronic transmission (including “.pdf”, “.tif” or similar format) shall be effective as delivery of a manually executed counterpart hereof.  This Commitment Letter and the Fee Letter are the only agreements that have been entered into among us and you with respect to the Credit Facilities and set forth the entire understanding of the parties with respect hereto and thereto, and supersede all prior agreements and understandings related to the subject matter hereof.

This Commitment Letter, and any claim, controversy or dispute arising under or related to this Commitment Letter, whether in tort, contract (at law or in equity) or otherwise, shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York; provided, that, notwithstanding the sentence to which this proviso applies and the governing law provisions of this Commitment Letter and the Fee Letter, it is understood and agreed that (a) the interpretation of the definition of “Closing Date Material Adverse Effect” (and whether or not a Closing Date Material Adverse Effect has occurred), (b) the determination of the accuracy of any Specified Acquisition Agreement

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Representation and whether as a result of any inaccuracy thereof you or your applicable affiliate has the right to terminate your or their obligations under the Acquisition Agreement or to decline to consummate the Acquisition and (c) the determination of whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement and, in any case, claims or disputes arising out of any such interpretation or determination or any aspect thereof, in each case, shall be governed by, and construed and interpreted in accordance with, the laws of the State of Nevada, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

EACH OF THE PARTIES HERETO IRREVOCABLY AGREES TO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) RELATED TO OR ARISING OUT OF THE ACQUISITION, THIS COMMITMENT LETTER, THE FEE LETTER OR THE PERFORMANCE BY US OR ANY OF OUR AFFILIATES OF THE SERVICES CONTEMPLATED HEREBY.

Each of the parties hereto agrees that each of this Commitment Letter and the Fee Letter is a binding and enforceable agreement with respect to the subject matter contained herein or therein (including an obligation to negotiate in good faith); it being acknowledged and agreed that the funding of the Credit Facilities is subject only to the conditions specified on Exhibit D, including the execution and delivery of the Financing Documentation by the parties hereto in a manner consistent with this Commitment Letter (including the Documentation Considerations); provided that nothing contained in this Commitment Letter obligates you or any of your affiliates to consummate the Acquisition or the other Transactions or to draw down any portion of the Credit Facilities.

Each of the parties hereto irrevocably and unconditionally (a) submits to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan in the City of New York (or any appellate court therefrom) over any suit, action or proceeding arising out of or relating to this Commitment Letter or the Fee Letter, (b) agrees that all claims in respect of any such suit, action or proceeding shall be heard and determined in such New York state or federal court and (c) agrees that a final, non-appealable judgment in any such suit, action or proceeding may be enforced in other jurisdictions in any manner provided by law; provided, that with respect to any suit, action or proceeding arising out of or relating to the Acquisition Agreement or the transactions contemplated thereby and which do not involve claims against us or the Lenders, this sentence shall not override any jurisdiction provision set forth in the Acquisition Agreement.  You and we agree that service of any process, summons, notice or document by registered mail addressed to such person shall be effective service of process against such person for any suit, action or proceeding brought in any such court.  Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum.  Each party hereto agrees to service of process for purposes of the submission to jurisdiction set forth above by the mailing of such process by registered or certified mail, postage prepaid, to its address specified on the first page of this Commitment Letter.

Each of the Commitment Parties hereby notifies you that, pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes names, addresses, tax identification numbers and other information that will allow each Lender to identify each Loan Party in accordance with the PATRIOT Act.  This notice is given in accordance with the requirements of the PATRIOT Act and is effective for the Commitment Parties and each Lender.

The Fee Letter and the indemnification, confidentiality, jurisdiction, governing law, sharing of information, no agency or fiduciary duty, waiver of jury trial, service of process, venue, information and syndication provisions (including the Flex Provisions) contained herein shall remain in full force and effect regardless

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of whether the Financing Documentation is executed and delivered and notwithstanding the termination or expiration of this Commitment Letter or the commitments hereunder; provided, that your obligations under this Commitment Letter (other than (a) your obligations with respect to information (which shall survive as set forth herein) and syndication (including the Flex Provisions) (which shall survive only until the expiration of the Syndication Period) at which time such obligations shall terminate and be of no further force and effect, and (b) confidentiality of the Fee Letter and the contents thereof) shall automatically terminate and be of no further force and effect (and be superseded by the Financing Documentation) on the Closing Date and you shall automatically be released from all liability hereunder in connection therewith at such time.  Subject to the preceding sentence, you may terminate this Commitment Letter (in whole or in part as to any Credit Facility) upon written notice to the Initial Lenders at any time.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of our offer as set forth in this Commitment Letter and the Fee Letter by returning to us executed counterparts of this Commitment Letter and of the Fee Letter not later than 11:59 p.m., New York City time, on August 22, 2016.  Such offer will remain available for acceptance until such time, but will automatically expire at such time if we have not received such executed counterparts in accordance with the preceding sentence.  In the event that the Closing Date does not occur on or before 11:59 p.m., New York City time, on the earliest of (a) April 28, 2017 (the “Outside Date”) if the Acquisition has not occurred on or prior to such date, (b) the date of the termination of the Acquisition Agreement by you or with your written consent, in each case, prior to the closing of the Acquisition and (c) the closing of the Acquisition without the use of the Credit Facilities, then this Commitment Letter and the commitments hereunder shall automatically terminate unless we, in our sole discretion, agree to an extension; provided that the termination of any commitment pursuant to this sentence shall not prejudice your rights and remedies in respect of any breach of this Commitment Letter that occurred prior to any such termination.  Upon the effectiveness of the Amendment, the commitments in respect of the First Lien Credit Facilities shall thereupon automatically terminate without any further action.

This Commitment Letter replaces in full that certain Commitment Letter, dated July 29, 2016, signed by Citizens Bank, N.A. and delivered to you on July 29, 2016.

[The remainder of this page is intentionally left blank]

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We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

CITIZENS BANK, N.A.

By:	/s/ Sean McWhinnie
Name:	Sean McWhinnie
Title:	Duly Authorized Signatory

By:	/s/ Jason Miller
Name:	Jason Miller
Title:	Managing Director

Signature Page to Affinity Commitment Letter

Accepted and agreed to as of
the date first above written:

AFFINITY MERGER SUB, INC.

By:	/s/ James J. Zenni, Jr.
Name:	James J. Zenni, Jr.
Title:	Authorized Person

Signature Page to Affinity Commitment Letter

SCHEDULE 1

CREDIT FACILITIES COMMITMENTS

Commitment Party	First Lien Term Loan Facility	Second Lien Term Facility	Revolving Facility	Term Loan Upsize
Citizens Bank, N.A.	100%	100%	100%	100%

EXHIBIT A

Project Atlas
Transaction Summary

Z Capital Partners LLC (together with its affiliates and funds managed or advised by it or its affiliates, the “Sponsor”) and other investors, which may include members of management of the Target (together with the Sponsor, the “Investors”), intend, directly or indirectly, to acquire (the “Acquisition”) Affinity Gaming, a Nevada corporation (the “Target”), all as set forth in the Acquisition Agreement (as defined on Exhibit D).  In connection therewith:

(a)                                 Z Capital Affinity Owner, LLC, a Delaware limited liability company (“Holdings”) and Affinity Merger Sub, Inc., a Nevada corporation and a wholly owned subsidiary of Holdings (“Merger Sub”), will enter into the Acquisition Agreement with the Target, pursuant to which Merger Sub will merge with and into the Target, with the Target being the surviving entity, and, on the Closing Date, after giving effect to the Transactions, Holdings will own 100% of the equity of the Target (other than any equity of members of management of Target that are rolled over under the Acquisition Agreement in an amount not to exceed 5.0% of the total equity capitalization of the Target) and the Sponsor shall control (directly or indirectly) Holdings;

(b)                                 the Investors will make cash (or, in the case of members of management of the Target, cash or non-cash) and non-cash equity contributions (which shall be in the form of common equity, Qualified Capital Stock (to be defined consistent with the Agreed Precedent) or other equity (such other equity to be on terms reasonably satisfactory to the Lead Arrangers) any such equity, “Permitted Equity”), directly or indirectly, to Holdings, which cash equity, when combined with equity of members of management of Target that will be retained, rolled over or converted, if any), will constitute an aggregate amount not less than 28.0% (the “Minimum Equity Contribution”) of the total consolidated pro forma third party debt for borrowed money and equity of Holdings and its subsidiaries on the Closing Date (as defined below) after giving effect to the Transactions (as defined below) (but without giving effect to (i) (A) any debt incurred to fund any original issue discount (“OID”) or upfront fees pursuant to the Flex Provisions in the Fee Letter (including any amounts borrowed under the Revolving Facility (as defined below) for such purpose) or (B) if a Successful Amendment has been achieved, any amendment fees pursuant to any fee letter entered into by the Target in connection with the Amendment or (ii) (A) if a Successful Amendment has not been achieved, any amounts permitted to be borrowed on the Closing Date under the Revolving Facility for working capital needs or (B) if a Successful Amendment has been achieved, any Revolving Loans (under and as defined in the Existing Credit Agreement (as defined below)) outstanding on the Closing Date) (the “Equity Contribution”);

(c) (i) the Target will use its commercially reasonable efforts to seek an amendment of that certain Credit Agreement, dated July 1, 2016, by and among, inter alia, the Target and Credit Suisse AG, Cayman Islands Branch, as administrative and collateral agent (the “Existing Administrative Agent”) (as amended, amended and restated, supplemented or modified, the “Existing Credit Agreement” and as amended by the Amendment as described herein, the “Amended Credit Agreement”) on or prior to September 30, 2016 (with such amendments becoming effective on the Closing Date) in order to permit (A) the incurrence of the Second Lien Facility (as defined below), which will be documented in a new credit agreement to be established on the Closing Date in accordance with the terms of Exhibit C (including, for the avoidance of doubt, pursuant to the provisions of the section titled “Second Lien Credit Documentation”) including any changes to such terms as have been agreed upon between the

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Borrower and the Initial Second Lien Lenders in the Flex Provisions set forth in the Fee Letter, (B) Restricted Payments sufficient to effectuate the Acquisition, (C) increase the term loan facility under the Existing Credit Agreement and/or add a new first lien term loan facility (in such case, subject to intercreditor arrangements reasonably acceptable to the Borrower and the Commitment Parties), in each case, in an aggregate principal amount of $30 million on terms that are on substantially the same terms as the First Lien Credit Facilities provided for in Exhibit B with any changes or modifications from the terms set forth in Exhibit B to the extent such changes or modifications are consistent with the terms of the Amended Credit Agreement (the “Term Loan Upsize”) and (D) the other Transactions contemplated hereby, which Amendment shall modify the Facilities (as defined in the Existing Credit Agreement) such that the terms thereof are on substantially the same terms as the First Lien Credit Facilities provided for in Exhibit B (which, for the avoidance of doubt, shall include an amendment to the Form of Intercreditor Agreement on Exhibit K thereto on terms and conditions satisfactory to the Borrower and the Second Lien Agent) with any changes or modifications to the extent agreed to by the Commitment Parties and which shall be in form and substance reasonably acceptable to the Second Lien Agent and the Target (the “Amendment”);

(ii) if a Successful Amendment has been achieved, on the Closing Date, the Target shall borrow the Second Lien Term Facility;

(iii) if a Successful Amendment has not been achieved, on the Closing Date, the Borrower (as defined on Exhibit B) will obtain senior secured credit facilities comprised of (A) a $330 million first lien term loan facility, (B) a $40 million first lien revolving credit facility (clauses (A) and (B), collectively, the “First Lien Credit Facilities”), which will be documented in a new credit agreement to be established on the Closing Date in accordance with the terms of Exhibit B (including, for the avoidance of doubt, pursuant to the provisions of the section titled “First Lien Credit Documentation”) and (C) a $95 million second lien term loan facility (the “Second Lien Term Facility”; (i) if a Successful Amendment has not been achieved, together with the First Lien Credit Facilities or (ii) if a Successful Amendment has been achieved, together with the Term Loan Upsize, the “Credit Facilities”), which will be documented in a new credit agreement to be established on the Closing Date in accordance with the terms of Exhibit C (including, for the avoidance of doubt, pursuant to the provisions of the section titled “Second Lien Credit Documentation”);

(d)                                 (i) if a Successful Amendment has not been achieved (and the Borrower obtains the Credit Facilities), all existing third party debt for borrowed money of the Target and its subsidiaries will be repaid, redeemed, defeased, discharged, refinanced or terminated (or irrevocable notice for the repayment or redemption thereof will be given), including the Existing Credit Agreement (the “Refinancing”) other than (A) indebtedness permitted to remain outstanding under the Acquisition Agreement, (B) indebtedness permitted to be incurred under the Acquisition Agreement prior to the Closing Date, (C) ordinary course capital leases, purchase money indebtedness, equipment financings, letters of credit, surety bonds and short-term working capital facilities and (D) certain other indebtedness that the Borrower and the Commitment Parties reasonably agree may remain outstanding after the Closing Date (the foregoing indebtedness, together with any replacements, extensions and renewals of any such indebtedness that matures or will be terminated on or prior to the Closing Date, collectively, the “Permitted Surviving Debt”) and (ii) if a Successful Amendment has been achieved, the Refinancing shall occur on the Closing Date other than in respect to (A) the Loans outstanding under the Amended Credit Agreement and (B) the Permitted Surviving Debt;

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(e)                                  the fees, premiums, expenses and other transaction costs incurred in connection with the Transactions, including to fund any OID and upfront fees (the “Transaction Costs”) will be paid; and

(f)                                   the proceeds of the Equity Contribution, cash on the balance sheet of the Target and the applicable Credit Facilities funded on the Closing Date will be used to pay the consideration and other amounts owing in connection with the Acquisition under the Acquisition Agreement, to effect the Refinancing, as applicable, and to pay all or a portion of the Transaction Costs.

The transactions described above are collectively referred to as the “Transactions”.  For purposes of the Commitment Letter and the Fee Letter, “Closing Date” shall mean the date of the consummation of the Acquisition and the satisfaction or waiver of the relevant conditions set forth on Exhibit D and the funding of the relevant Credit Facilities.

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EXHIBIT B

Project Atlas

First Lien Credit Facilities

Summary of Terms and Conditions

Set forth below is a summary of the principal terms and conditions for the First Lien Credit Facilities.  Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Commitment Letter to which this Exhibit B is attached or on Exhibits A, C or D (including the Annexes hereto and thereto) attached thereto.

PARTIES

Borrower:	Initially, Merger Sub, and upon the consummation of the Acquisition, the Target, as the survivor thereof (the “Borrower”).

Guarantors:

All obligations of the Borrower under the First Lien Credit Facilities and, at the Borrower’s option, under any currency, interest rate protection or other hedging agreement (a “Secured Hedging Agreement”) and any cash management arrangement, in each case entered into by the Borrower or any Restricted Subsidiary (as defined below) with a First Lien Lender (as defined below), the First Lien Agent (as defined below) or a First Lien Lead Arranger (as defined below) or any person that is an affiliate of a First Lien Lender, the First Lien Agent or a First Lien Lead Arranger at the time the relevant transaction is entered into (collectively, the “Borrower Obligations”) and, at the Borrower’s option, the obligations of the Target and its subsidiaries under any existing swap, interest rate protection or other hedging arrangements entered into with a First Lien Lender, the First Lien Agent or a First Lien Lead Arranger or any person that is an affiliate of a First Lien Lender, the First Lien Agent or a First Lien Lead Arranger will be unconditionally guaranteed, jointly and severally, on a senior basis (the “Guaranty”) by Holdings and each of the Borrower’s wholly-owned domestic Restricted Subsidiaries other than:

(a) immaterial subsidiaries subject to thresholds to be agreed (“Immaterial Subsidiaries”),

(b)                 any subsidiary that is prohibited by law, regulation or contractual obligation existing on the Closing Date or at the time such Restricted Subsidiary is acquired (and which prohibition is not created in contemplation of such acquisition) from providing such Guaranty or that would require a governmental (including regulatory) consent, approval, license or authorization in order to provide such Guaranty,

(c) any direct or indirect domestic subsidiary (i) substantially all of the assets of which consist of the equity or debt of one or more Foreign Subsidiaries (as defined below) or (ii) that is treated as a disregarded entity for U.S. federal income tax purposes that has no material assets other than equity or debt of one or more Foreign Subsidiaries (either of clauses (i) or (ii), a “Disregarded Domestic Person”),

(d) any domestic subsidiary that is a direct or indirect subsidiary of a Foreign Subsidiary or a Disregarded Domestic Person,

(e) any subsidiary to the extent it is not within the legal capacity of such person to provide such Guaranty,

(f) not-for-profit subsidiaries, captive insurance subsidiaries and special purpose entities used for permitted securitization facilities, if any,

(g)                  solely in the case of any obligation under any Secured Hedging Agreement that constitutes a “swap” within the meaning of section 1(a)(47) of the Commodity Exchange Act (after giving effect to a customary “keepwell” provision applicable under the Guaranty), any subsidiary of the Borrower that is not an “Eligible Contract Participant” as defined under the Commodity Exchange Act, and

(h) any subsidiary to the extent that the burden or cost of providing such Guaranty outweighs the benefit afforded thereby as reasonably determined by the First Lien Agent and the Borrower

(the “Subsidiary Guarantors”; and, together with Holdings, collectively, the “Guarantors”; the Borrower and the Guarantors, collectively, the “Loan Parties”).

For purposes of the First Lien Credit Documentation (as defined below), (a) “Foreign Subsidiary” means any existing or future direct or indirect subsidiary of the Borrower organized under the laws of any jurisdiction other than the United States, any state thereof or the District of Columbia and (b) “Restricted Subsidiary” means any existing or future direct or indirect subsidiary of the Borrower other than any Unrestricted Subsidiary (as defined below).

Joint Lead Arrangers and Joint Bookrunners:

Citizens Bank, N.A. and any other First Lien Lead Arranger appointed pursuant to the Commitment Letter, will act as joint lead arrangers and joint bookrunners for the First Lien Credit Facilities (in such capacity, the “First Lien Lead Arrangers”).

Administrative Agent and Collateral Agent:	Citizens Bank, N.A. will act as the sole and exclusive administrative agent and collateral agent for the First Lien Lenders referred to below (in such capacities, the “First Lien Agent”).

First Lien Lenders:

A syndicate of banks, financial institutions and other entities, including the Initial First Lien Lenders, but excluding Disqualified Institutions, arranged by the First Lien Lead Arrangers and reasonably acceptable to the Borrower (collectively, and together with any person that becomes a lender by assignment as set forth under the heading “Assignments and Participations” below, the “First Lien Lenders”).

TYPES AND AMOUNTS OF FIRST LIEN CREDIT FACILITIES

First Lien Term Facility:

Type and Amount:	A 7-year first lien term loan facility (the “First Lien Term Facility”) in an aggregate principal amount of $330 million (the loans thereunder, the “First Lien Term Loans”).

Amortization and Maturity:

Commencing on the last day of the first full fiscal quarter ended after the Closing Date, the First Lien Term Loans shall be repayable in equal quarterly installments of 1% per annum of the original principal amount of the First Lien Term Loans, with the balance payable on the date which is 7 years following the Closing Date (the “First Lien Term Loan Maturity Date”).

Availability:	The First Lien Term Loans shall be made in U.S. Dollars in a single drawing on the Closing Date. Repayments and prepayments of the First Lien Term Loans may not be reborrowed.

Use of Proceeds:	The proceeds of the First Lien Term Loans will be used to finance a portion of the Transactions (including working capital and/or purchase price adjustments and the payment of Transaction Costs).

Revolving Facility:

Type and Amount:

A 5-year first-lien revolving loan facility (the “Revolving Facility”; and the commitments thereunder, the “Revolving Commitments”) in an aggregate principal amount of $40 million (the loans thereunder, together with (unless the context otherwise requires) the Swingline Loans referred to below, the “Revolving Loans” and, together with the First Lien Term Loans, the “First Lien Loans”).

Availability:

The Revolving Facility shall be available in U.S. Dollars on a revolving basis during the period commencing on the Closing Date, subject to the limitations set forth under “Use of Proceeds” below and ending on the date that is 5 years after the Closing Date (the “Revolving Termination Date”).

Maturity:	The Revolving Commitments shall terminate and the Revolving Loans will mature on the Revolving Termination Date.

Letters of Credit:	A portion of the Revolving Facility in an amount not to exceed $10 million shall be available for the issuance of letters of credit in

U.S. Dollars, including documentary letters of credit (the “Letters of Credit”), by the First Lien Agent and one or more First Lien Lenders reasonably acceptable to the Borrower that agrees to act in such capacity (in such capacity, along with their respective affiliates and designees each, an “Issuing Lender”).  No Letter of Credit shall have an expiration date after the earlier of (a) 1 year after the date of issuance or such longer period of time as may be agreed to by the applicable Issuing Lender and (b) 5 business days prior to the Revolving Termination Date; provided that any Letter of Credit with a 1-year tenor may provide for automatic or “evergreen” renewal thereof for additional 1-year periods (which shall in no event extend beyond the date referred to in clause (b) above unless cash collateralized or backstopped pursuant to arrangements reasonably satisfactory to the Issuing Lender thereof).  Any outstanding or drawn (and unreimbursed) Letters of Credit will reduce availability under the Revolving Facility on a dollar-for-dollar basis.

Any drawing under any Letter of Credit shall be reimbursed by the Borrower (whether with its own funds or with the proceeds of Revolving Loans) within 2 business days after notice thereof is received by the Borrower from the relevant Issuing Lender.  To the extent that the Borrower does not so reimburse the Issuing Lender within such time period, the First Lien Lenders under the Revolving Facility (collectively, the “Revolving Lenders”) shall be irrevocably and unconditionally obligated to fund participations in the reimbursement obligations on a pro rata basis based on their respective Revolving Commitments.

Letters of Credit may be issued on the Closing Date in the ordinary course of business and to replace or provide credit support for any existing letters of credit (including by “grandfathering” such existing letters of credit into the Revolving Facility).

Swingline Loans:

A portion of the Revolving Facility in an amount not to exceed $5 million shall be available for swingline loans (the “Swingline Loans”) from the First Lien Agent (in such capacity, the “Swingline Lender”) on same-day notice in U.S. Dollars.  Other than for purposes of determining the Revolving Facility Commitment Fee (as defined below), any Swingline Loans will reduce availability under the Revolving Facility on a dollar-for-dollar basis.  Each Revolving Lender shall be irrevocably and unconditionally obligated to purchase, under certain circumstances, a participation in each Swingline Loan on a pro rata basis based on its respective Revolving Commitment.

Use of Proceeds:

The proceeds of the Revolving Loans may be used (a) on the Closing Date, (i) to finance a portion of the Transactions, for working capital needs and other general corporate purposes, and to fund OID or upfront fees pursuant to the Flex Provisions and working capital or purchase price adjustments (but in no event to exceed $10 million in the aggregate for all Revolving Loans made on the Closing Date), and (b) after the Closing Date, to finance the working capital needs and other general corporate purposes of the Borrower and its subsidiaries (including for capital expenditures, acquisitions, working capital and/or purchase price adjustments, the payment of transaction fees and expenses (in each case, including in connection with the Acquisition), other permitted investments, permitted restricted payments and any other purpose not prohibited by the First Lien Credit Documentation).

First Lien Incremental Facility:

The Borrower will have the right, from time to time, on one or more occasions, to (a) add one or more incremental term facilities and/or increase the First Lien Term Facility (each, a “First Lien Incremental Term Facility”) and/or (b) add one or more incremental revolving facilities (provided, that there shall be no more than three separate revolving facility tranches at any time) and/or increase commitments under the Revolving Facility (each, an “Incremental Revolving Facility” and together with any First Lien Incremental Term Facilities, each, a “First Lien Incremental Facility”, and collectively, the “First Lien Incremental Facilities”) in an aggregate principal amount not to exceed (v) $75 million (reduced by the Second Lien Fixed Incremental Amount utilized by the Borrower and any First Lien Incremental Equivalent Debt (as defined below) and Second Lien Incremental Equivalent Debt (as defined below) issued or incurred in reliance on the First Lien Fixed Incremental Amount or the Second Lien Fixed Incremental Amount, as applicable) (the “First Lien Free and Clear Basket”), plus (w) in the case of a First Lien Incremental Facility that effectively replaces any Revolving Commitment terminated under the “yank-a-bank” provisions (and not otherwise replaced by a replacement Lender), an amount equal to the portion of the terminated Revolving Commitments, plus (x) in the case of a First Lien Incremental Facility that serves to effectively extend the maturity of the First Lien Term Facility and/or the Revolving Facility, an amount equal to the amount of loans and/or commitments, as applicable, under the First Lien Term Facility and/or the Revolving Facility to be replaced with such First Lien Incremental Facility, plus (y) the amount of any voluntary prepayment of the First Lien Term Loans, and/or any First Lien Incremental Term Facility (including, in the case of any First Lien Incremental Term Facility secured on a junior basis or which is unsecured, such junior secured or unsecured loans) or any permitted refinancing thereof and/or any permanent reduction of the Revolving Commitments and/or the commitments under any Incremental Revolving Credit Facilities; provided that the relevant prepayment is not funded with long-term indebtedness secured on a pari passu basis with the First Lien Facilities (other than revolving indebtedness) (the sum of clauses (v) through (y), inclusive, the “First Lien Fixed Incremental Amount”), plus (z) an unlimited amount so long as, in the case of this clause (z) after giving effect thereto (and, in the case of any Incremental Revolving Facility then being incurred, assuming the full drawing of such Incremental Revolving Facility), the First Lien Leverage Ratio (as defined below) does not exceed the First Lien Leverage Ratio on the Closing Date (the “Ratio-Based Incremental Amount”); provided, that unless the Borrower otherwise elects, any portion of any First Lien Incremental Facility that could be established in reliance on clause (z) above at the time of incurrence shall be deemed to have been incurred in reliance on the Ratio-Based Incremental Amount without reducing the First Lien Fixed Incremental Amount, in each case, on terms and conditions agreed by the Borrower and the relevant First Lien Incremental Facility lenders; provided further that if any First Lien Incremental Facility is incurred using both the First Lien Fixed Incremental Amount and the Ratio-Based Incremental Amount, then the amount so incurred in reliance on the First Lien Fixed Incremental Amount shall be excluded from the calculation of the relevant leverage ratio for purposes of determining amounts available to be incurred in reliance on the Ratio-Based Incremental Amount;  provided further that any portion of any First Lien Incremental Facility that was previously established in reliance on clause (v) above may, at the election of the Borrower, later be reclassified as having been established under clause (z) so long as the Borrower meets the requirements of clause (z) on a pro forma basis at the time of such reclassification (and the amount available under clause (v) above shall be increased by the amount so reclassified; and provided further, that, at the time of the addition thereof:

(i) except as otherwise agreed by the lenders providing the relevant First Lien Incremental Facility, no event of default exists or would exist after giving effect thereto;

(ii)                any First Lien Incremental Term Facility will have a final maturity date no earlier than the then-existing First Lien Term Loan Maturity Date (subject to exceptions for customary bridge financings);

(iii)             the weighted average life to maturity applicable to each First Lien Incremental Term Facility shall not be shorter than the weighted average life to maturity of the then-existing First Lien Term Facility (subject to exceptions for customary bridge financings);

(iv)            the interest rate applicable to any First Lien Incremental Facility will be determined by the Borrower and the lenders providing such First Lien Incremental Facility and such interest rate will not be more than 0.50% per annum higher than the corresponding interest rate applicable to the initial First Lien Term Facility unless the interest rate margin with respect to the initial First Lien Term Facility is adjusted to be equal to the interest rate with respect to the relevant First Lien Incremental Term Facility, minus, 0.50% per annum;

provided, that this clause (iv) shall only be effective until the date that is 18 months after the Closing Date; provided further, that in determining the applicable interest rate: (A) OID or upfront fees paid by the Borrower in connection with such First Lien Incremental Term Facility or the initial First Lien Term Facility  (based on a 4-year average life to maturity or lesser remaining life to maturity at the time of the incurrence thereof) shall be included, (B) any amendments to the Applicable Margin on the initial First Lien Term Facility that became effective subsequent to the Closing Date but prior to the time of (or concurrently with) the addition of such First Lien Incremental Term Facility shall be included, (C) arrangement, commitment, structuring and underwriting fees and any amendment fees paid or payable to the First Lien Lead Arrangers (or their affiliates) or one or more other arrangers (or their affiliates) in their capacities as such in connection with the initial First Lien Term Facility or to one or more arrangers (or their affiliates) in their respective capacities as such (regardless of whether such fees are paid to or shared in whole or in part with any lender) applicable to such First Lien Incremental Term Facility and any other fees not generally paid to all lenders ratably shall be excluded and (D) if such First Lien Incremental Term Facility includes any  interest rate floor (i) greater than that which is applicable to the initial First Lien Term Facility and such floor is applicable to the initial First Lien Term Facility on the date of determination, the difference between the amount of such floors shall be equated to interest margin for determining the applicable interest rate or (ii) lower than that which is applicable to the initial First Lien Term Facility or does not include any interest rate floor, the difference between the amount of such floors (which shall be deemed to equal 0% for any First Lien Incremental Term Facility without any floor) shall reduce the applicable interest margin of such First Lien Incremental Term Facility for determining the applicable interest rate;

(v)               any First Lien Incremental Facility shall rank pari passu in right of payment and security with the existing First Lien Credit Facilities (and subject to intercreditor arrangements reasonably satisfactory to the First Lien Agent); and

(vi)            (A) any Incremental Revolving Facility will mature no earlier than, and will require no scheduled amortization or differing mandatory commitment reduction prior to, the then-existing Revolving Termination Date and all other material terms (other than with respect to margin, pricing, maturity or fees) shall be substantially identical to the then-existing Revolving Facility or otherwise reasonably acceptable to the First Lien Agent (it being understood that (x) the First Lien Credit Documentation will contain certain provisions to govern the pro rata payment, borrowing and commitment reduction in respect of the then-existing Revolving Facility and any Incremental Revolving Facility unless the Borrower and the lenders in respect of such Incremental Revolving Facility elect lesser payments (or commitment reductions) and (y) terms not substantially identical to the Revolving Facility which are applicable only after the then-existing Revolving Termination Date shall be deemed to be acceptable to the First Lien Agent) and (B) any First Lien Incremental Term Facility shall share ratably in any prepayments of such First Lien Term Facility subject to the right of the Borrower to direct the application of voluntary prepayments in the manner described below and unless the Borrower and the lenders in respect of such First Lien Incremental Term Facility elect lesser payments.

Any First Lien Incremental Facility may be provided by existing First Lien Lenders or, subject to the reasonable consent of the First Lien Agent (and, in the case of any Incremental Revolving Facility, the Swingline Lender and each Issuing Lender), other persons who become First Lien Lenders in connection therewith if such consent would be required under the heading “Assignments and Participations” below for assignments or participations of First Lien Loans or commitments, as applicable, to such person; it being understood that (x) no existing First Lien Lender will be obligated to provide any First Lien Incremental Facility and (y) the ability of any Affiliated Lender (as defined below) to provide any part of any First Lien Incremental Facility will be subject to the restrictions applicable to Affiliated Lenders described under the heading “Assignments and Participations” below.

The proceeds of any First Lien Incremental Facility may be used by the Borrower and its subsidiaries for working capital and other general corporate purposes, including the financing of Permitted Acquisitions (as defined below) and other permitted investments and any other use not prohibited by the First Lien Credit Documentation.

To the extent the proceeds of any First Lien Incremental Facility are intended to be applied to finance an acquisition that is permitted under the First Lien Credit Documentation, the availability thereof shall be subject to customary “SunGard” or “certain funds” conditionality.

As used herein, the “First Lien Leverage Ratio” will be measured for the Borrower and its Restricted Subsidiaries and be defined as the ratio of (a) consolidated debt for borrowed money, purchase money indebtedness, Letters of Credit to the extent drawn and not reimbursed within three business days, capital leases and, without duplication, guarantee obligations of the Borrower and its Restricted Subsidiaries in respect of the debt described in the foregoing (“Consolidated Total Debt”) that is secured on a first-priority basis, to (b) trailing 4-quarter Consolidated EBITDA (as described below).

The “Secured Leverage Ratio” will be measured for the Borrower and its Restricted Subsidiaries and be defined as the ratio of (a) Consolidated Total Debt that is secured by a lien to (b) trailing 4-quarter Consolidated EBITDA.

The “Total Leverage Ratio” will be measured for the Borrower and its Restricted Subsidiaries and be defined as the ratio of (a) Consolidated Total Debt to (b) trailing 4-quarter Consolidated EBITDA.

For purposes of the First Lien Credit Documentation, “Consolidated EBITDA” (and component definitions) will be defined giving effect to the Documentation Considerations (as defined below) with reference to Consolidated Net Income (as defined below) and will include, without limitation and without duplication, add-backs (and corresponding deductions, to the extent applicable), for amounts that, other than in the case of clause (c) below, were deducted (or included, to the extent applicable) in determining Consolidated Net Income for:

(a) interest, taxes, depreciation and amortization,

(b)                 non-cash gains/charges (provided, that if any such non-cash charge represents an accrual or reserve for potential cash items in any future period, the Borrower may determine not to add back such non-cash charge in the current period (but, to the extent added back, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA),

(c)                  expected “run rate” cost savings, operating expense reductions, other operating improvements, synergies and similar initiatives (net of the amount of actual amounts realized) reasonably identifiable and factually supportable (in the good faith determination of the Borrower) related to (i) the Transactions and (ii) after the Closing Date, permitted asset sales, acquisitions, investments, dispositions, initiatives with respect to cost savings, operating expense reductions, other operating improvements, synergies and other similar initiatives, restructurings and specified transactions; provided, with respect to clause (ii) above, that such cost savings, operating expense reductions, other operating improvements, synergies and similar initiatives are reasonably expected to be realized within 18 months of the event giving rise thereto and shall not, when combined with the add-backs in clauses (d) and (k) of this definition, exceed 25% of Consolidated EBITDA (prior to giving effect to the add-backs under this clause (c) and such clauses (d) and (k)),

(d)               one-time costs, charges, accruals, reserves or expenses attributable to the undertaking and/or implementation of cost savings initiatives, operating expense reductions, synergies and similar initiatives, transition, opening and pre-opening expenses, business optimization and other restructuring and integration costs, charges, accruals, reserves and expenses (including, without limitation, inventory optimization programs, software development costs, costs related to the closure or consolidation of facilities and curtailments, costs related to entry into new markets, consulting fees, signing costs, retention or completion bonuses, relocation expenses, severance payments, and modifications to pension and post-retirement employee benefit plans, new systems design and implementation costs and project startup costs); provided, that such costs, charges,  accruals, reserves or expenses shall not, when combined with the add-backs in clauses (c) and (k) of this definition, exceed 25% of Consolidated EBITDA (prior to giving effect to the add-backs under this clause (d) and such clauses (c) and (k)),

(e)                (i) management, monitoring, advisory or similar fees and related expenses permitted to be paid or accrued pursuant to clause (i)(i)(x)(A) of the “transactions with affiliates” covenant under the heading “Negative Covenants” below, (ii) consulting fees and/or operational consulting fees permitted to be paid or accrued pursuant to clause (i)(i)(x)(B) of the “transactions with affiliates” covenant under the heading “Negative Covenants” below subject to a cap of the greater  of $5 million and 5.00% of Consolidated EBITDA and (iii) related out-of-pocket expenses (including legal expenses) and indemnities permitted to be paid or accrued pursuant to clause (i)(i)(y) of the “transactions with affiliates” covenant under the heading “Negative Covenants” below,

(f)                 (i) the Transaction Costs, (ii) transaction fees, costs and expenses incurred in connection with (A) the consummation of any Investment, incurrence (or modification) or indebtedness, acquisition, Disposition, Restricted Payment, Restricted Debt Payment, equity issuance or capital contribution (or any such transaction proposed and not consummated) or (B) any IPO (or any IPO proposed and not consummated) of the Borrower or any direct or indirect parent company (including “public company” costs such as Sarbanes-Oxley compliance, etc. and (iii) fees, costs and expenses to the extent reimbursable by third parties pursuant to indemnification provisions or similar agreements or insurance; provided, in respect of any fees, costs and expenses added back pursuant to this clause (iii), the Borrower in good faith expects to receive reimbursement for such fees, costs and expenses within the next 4 fiscal quarters (it being understood that to the extent not actually received within such fiscal quarters, such reimbursement amounts shall be deducted in the applicable future periods in calculating Consolidated EBITDA),

(g)                earn-out obligations incurred in connection with any Permitted Acquisition or other permitted investment and on similar investments completed prior to the Closing Date, in each case, and paid or accrued during the applicable period,

(h)               business interruption insurance in an amount representing the earnings for the applicable period that such proceeds are intended to replace (whether or not then received so long as the Borrower in good faith expects to receive the same within the next 4 fiscal quarters (it being understood that to the extent not actually received within such fiscal quarters, such proceeds shall be deducted in calculating Consolidated EBITDA for such fiscal quarters)),

(i) the amount of any expense or deduction associated with any Restricted Subsidiary attributable to non-controlling interests or minority interests of third parties,

(j)                  (A) any charges or expenses incurred pursuant to any management equity plan or stock option plan or other management or employee benefit plan or agreement, pension plan, any stock subscription or shareholder agreement or any distributor equity plan or agreement and (B) any charges, costs, expenses, accruals or reserves in connection with the rollover, acceleration or payout of equity interests held by management, in each case under clause (B), to the extent such charges, costs, expenses, accruals or reserves are funded with net cash proceeds contributed to the Borrower as a capital contribution or as a result of the sale or issuance of Permitted Equity of the Borrower or any direct or indirect parent thereof,

(k)               the amount of any cost, charge, accrual, reserve or expense in connection with a single or one-time event including, without limitation, in connection with (i) acquisitions after the Closing Date and (ii) the consolidation or closing of any facility during such period; provided, that such costs, charges,  accruals, reserves or expenses shall not, when combined with the add-backs in clauses (c) and (d) of this definition, exceed 25% of Consolidated EBITDA (prior to giving effect to the add-backs under this clause (k) and such clauses (c) and (d)),

(l) any cash actually received (or any netting arrangements resulting in reduced cash expenditures) during the relevant period and not included in Consolidated Net Income, and

(m)           (i) the non-cash portion of rent expense (whether from the effect of straight-lining of rent expense, or from the application of fair value adjustments made as a result of purchase accounting) in excess of cash rent shall be added back, (ii) the cash portion of rent expense which exceeds the amount expensed in respect of such rent expense shall be deducted, (iii) the non-cash amortization of tenant allowances shall be added back, (iv) to the extent not already included in net income, the cash portion of sublease rentals received shall be added back and (v) other non-cash adjustments, it being understood that in each case, for the avoidance of doubt, the net effect of the adjustments in this clause (m) shall be to compute rent expense and rental income on a cash basis for purposes of determining Consolidated EBITDA,

(n)               all expenses of the Borrower and its Subsidiaries related to the environmental remediation of contamination originating at Clark County Assessor’s Parcel No. 237-08-301-002 in Primm, Nevada in an aggregate amount for all periods during the term of this Agreement not to exceed $5,000,000,

(o) operating losses/gains with respect to facilities that have been closed during the relevant period, and

(p) other add-backs and adjustments reflected in the Projections (as defined below) and/or the quality of earnings report.

“Consolidated Net Income” of a person will be defined as the net income (or loss) of such person and its Restricted Subsidiaries determined in accordance with GAAP and will include, without duplication, exclusions for the following:

(a) any impairment charge or asset write-off and the amortization of intangibles,

(b) extraordinary, unusual or non-recurring items (including, without limitation, costs of and payments of actual or prospective legal settlements, fines, judgments or orders),

(c) gains or losses on sales or dispositions of assets outside the ordinary course of business (including, without limitation, asset retirement costs),

(d) net gains/losses in the fair market value of any hedge arrangements,

(e) unrealized or realized net foreign currency translation or transaction gains or losses impacting net income (including, without limitation, currency remeasurements of indebtedness and any net gains or losses from hedge agreements for currency exchange risk associated with the above or any other currency-related risk),

(f)                 with respect to investments in any person (other than a subsidiary of the Borrower), net gains during such period to the extent received in cash or cash equivalents or other property during such period and excluding all net losses during such period, and

(g)                effects of adjustments (including, without limitation, the effects of such adjustments pushed down to the Borrower and its Restricted Subsidiaries) in such person’s consolidated financial statements pursuant to GAAP (including, without limitation, in the inventory, property and equipment, software, goodwill, intangible assets, in-process research and development, deferred revenue and debt line items thereof) resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in relation to the Transactions or any consummated acquisition or the amortization or write-off of any amounts thereof.

First Lien Refinancing Facility:

The Borrower shall have the right to refinance and/or replace the First Lien Term Loans under the First Lien Term Facility (and loans under any First Lien Incremental Term Facility) and/or Revolving Loans and commitments under the Revolving Facility (and loans and commitments under any Incremental Revolving Facility) in whole or in part with (x) one or more new term facilities (each, a “First Lien Refinancing Term Facility”) or new revolving credit facilities (each, a “Refinancing Revolving Facility” and, together with any First Lien Refinancing Term Facility, a “First Lien Refinancing Facility” or the “First Lien Refinancing Facilities”) under the First Lien Credit Documentation with the consent of the Borrower and the institutions providing such First Lien Refinancing Facility and/or (y) one or more series of notes or loans, in the case of each of clauses (x) and (y), that may be pari passu or junior in right of payment and be secured by the Collateral on a pari passu or junior basis with the remaining portion of the First Lien Credit Facilities or may be unsecured (such notes or loans, the “First Lien Refinancing Notes”); provided, that:

(a)               any First Lien Refinancing Facility or issuance of First Lien Refinancing Notes that is pari passu or junior with respect to the security shall be subject to a customary intercreditor agreement reasonably satisfactory to the First Lien Agent or, to the extent subordinated in right of payment to the remaining portion of the First Lien Credit Facilities, shall be subject to customary subordination terms reasonably satisfactory to the First Lien Agent,

(b)               no First Lien Refinancing Term Facility or issuance of First Lien Refinancing Notes shall mature prior to the maturity date (or in the case of First Lien Refinancing Term Facilities or First Lien Refinancing Notes, in each case, which are secured on a junior basis or unsecured, 91 days after the maturity date) of the First Lien Credit Facilities being refinanced or replaced or have a shorter weighted average life than the First Lien Term Loans being refinanced or replaced,

(c) no Refinancing Revolving Facility shall mature prior to the maturity date of the Revolving Loans or commitments being refinanced,

(d)               such First Lien Refinancing Facility or issuance of First Lien Refinancing Notes shall have pricing (including interest, fees and premiums), optional prepayment and redemption terms as may be agreed to by the Borrower and the lenders party thereto,

(e)                if any such First Lien Refinancing Facility or issuance of First Lien Refinancing Notes is secured, it may not be secured by any assets other than the Collateral (or assets that become Collateral concurrently with the incurrence of such First Lien Refinancing Facility or issuance of First Lien Refinancing Notes),

(f)                 if any such First Lien Refinancing Facility or issuance of First Lien Refinancing Notes is guaranteed, it may not be guaranteed by any person other than the applicable Loan Parties (or any person that becomes a Loan Party concurrently with the incurrence of such First Lien Refinancing Facility or issuance of First Lien Refinancing Notes),

(g)                the other terms and conditions (excluding those referenced in clauses (b) through (f) above and clauses (i) and (j) below) of such First Lien Refinancing Facility or issuance of First Lien Refinancing Notes shall be substantially identical to, or (taken as a whole) no more favorable (as reasonably determined by the Borrower) to the lenders providing such First Lien Refinancing Facility or purchasing such First Lien Refinancing Notes than those applicable to the indebtedness or commitments being refinanced or replaced (except for covenants or other provisions applicable only to periods after the latest final maturity date of the First Lien Loans or commitments existing at the time of such refinancing or replacement) or such terms shall be current market terms for such type of indebtedness,

(h) the aggregate principal amount of any First Lien Refinancing Facility or any issuance of First Lien Refinancing Notes shall not exceed the aggregate principal amount of indebtedness and commitments being refinanced or replaced, plus interest, premiums, fees and expenses and other amounts otherwise permitted under the First Lien Credit Documentation,

(i)                   if the indebtedness being refinanced was (i) contractually subordinated to the First Lien Credit Facilities in right of payment, such First Lien Refinancing Facility or First Lien Refinancing Notes shall be contractually subordinated to the First Lien Credit Facilities on the same basis, (ii) contractually subordinated to the First Lien Facilities in right of security, such First Lien Refinancing Facility or First Lien Refinancing Notes shall be contractually subordinated in right of security to the First Lien Credit Facilities on the same basis or be unsecured or (iii) unsecured, such First Lien Refinancing Facility or First Lien Refinancing Notes shall be unsecured,

(j)                  any First Lien Refinancing Term Facility that is pari passu with the First Lien Term Facility in right of payment and security shall share ratably in any voluntary or mandatory prepayment of the First Lien Term Loans unless the Borrower and the lenders in respect of such First Lien Refinancing Term Facility elect lesser payments, and

(k)               in the case of any Refinancing Revolving Facility, the First Lien Credit Documentation will contain certain provisions to facilitate pro rata borrowings and participations under the Revolving Facility, any Incremental Revolving Facility and any Refinancing Revolving Facility, and any Refinancing Revolving Facility shall share ratably in any prepayment and/or commitment reduction in respect of the Revolving Facility unless the Borrower and the lenders in respect of such Refinancing Revolving Facility elect lesser payments (or commitment reductions).

CERTAIN PAYMENT PROVISIONS

Interest Rates and Fees:	As set forth on Annex I hereto.

Closing Fees:	As set forth in the Fee Letter.

Optional Prepayments and Commitment Reductions:

First Lien Loans may be prepaid and commitments may be reduced, in whole or in part, without premium or penalty (except as set forth under the heading “First Lien Term Loan Prepayment Fee” below), in minimum amounts to be agreed, at the option of the Borrower at any time upon 1 business day’s (or, in the case of a prepayment of Eurodollar Loans (as defined on Annex I hereto), 3 business days’) prior notice, subject to reimbursement of the First Lien Lenders’ redeployment costs in the case of a prepayment of Eurodollar Loans prior to the last day of the relevant interest period.  Optional prepayments of the First Lien Term Loans shall be applied to the installments of the First Lien Term Loans as directed by the Borrower (or in the absence of direction from the Borrower, in the direct order of maturity).

First Lien Term Loan Prepayment Fee:

Any Repricing Transaction (as defined below) consummated prior to the date that is 6 months after the Closing Date will be subject to a prepayment premium of 1.00% on the principal amount of the First Lien Term Loans prepaid or, in the case of any amendment, the principal amount of the relevant First Lien Term Loans outstanding immediately prior to (and subject to) such amendment.

For purposes of the First Lien Credit Documentation, “Repricing Transaction” means the refinancing or repricing by the Borrower of all or any portion of the First Lien Term Loans the result of which is to reduce the all-in-yield applicable to the First Lien Term Loans (x) with the proceeds of any secured term loans incurred by Holdings, the Borrower or any Subsidiary Guarantor or (y) in connection with any amendment to the First Lien Credit Documentation for the First Lien Term Loans, in either case, (i) having or resulting in an effective interest rate (to be calculated in a manner consistent with that set forth above in clause (iv) of the proviso to the first sentence under the heading “TYPES AND AMOUNTS OF FIRST LIEN CREDIT FACILITIES — First Lien Incremental Facility” above) as of the date of such refinancing or repricing that is (and not by virtue of any fluctuation in any “base” rate) less than the effective interest rate (to be calculated in a manner consistent with that set forth above in clause (iv) of the proviso to the first sentence under the heading “TYPES AND AMOUNTS OF FIRST LIEN CREDIT FACILITIES — First Lien Incremental Facility” above) applicable to the First Lien Term Loans as of the date of such refinancing or repricing and immediately prior to giving effect thereto and (ii) in the case of a refinancing of the First Lien Term Loans, the proceeds of which are used to repay, in whole or in part, the principal of outstanding First Lien Term Loans, but excluding, in any such case, any refinancing or repricing of First Lien Term Loans in connection with any initial public offering, transformative acquisition or similar investment or “change of control” transaction.

Mandatory Prepayments:	The following amounts shall be applied to prepay the First Lien Term Loans, in each case with carveouts and exceptions consistent with the Documentation Considerations:

(a)               100% of the net cash proceeds of any incurrence of debt by the Borrower and its Restricted Subsidiaries (other than debt otherwise permitted under the First Lien Credit Documentation (other than indebtedness incurred pursuant to a First Lien Refinancing Facility or an issuance of First Lien Refinancing Notes));

(b)                 100% of the net cash proceeds in excess of $2.5 million per transaction (or series of related transactions) of certain non-ordinary course sales or other dispositions of assets (including as a result of casualty or condemnation) by the Borrower or any of its Restricted Subsidiaries, except for (i) sales or other dispositions of inventory, (ii) sales or other dispositions of obsolete or worn-out property, (iii) sales or other dispositions of property no longer useful in such person’s business, and (iv) other customary exceptions to be agreed upon (subject to reinvestment of such proceeds in assets useful in the operations of the Borrower or its subsidiaries within 12 months following receipt (or if the Borrower or its subsidiaries have committed to reinvest such proceeds within such 12-month period, reinvestment within 6 months following such 12-month period)); and

(c)                  50% of Excess Cash Flow (to be defined in the First Lien Credit Documentation but in any event to take into account the provisions described below) for each fiscal year of the Borrower (commencing with the fiscal year ending December 31, 2017); provided, that (i) any such Excess Cash Flow prepayment shall be required only to the extent by which the amount of the prepayment exceeds $2.5 million, (ii) the foregoing percentage shall be reduced to 25% and 0% for any fiscal year with respect to which the First Lien Leverage Ratio (at the time of payment) is equal to or less than 3.50:1.00 and 3.00:1.00, respectively, (iii) at the option of the Borrower, the amount of such Excess Cash Flow prepayment shall be reduced on a dollar-for-dollar basis by the amount of voluntary prepayments of (A) the First Lien Term Loans, loans under any First Lien Incremental Term Facility, any First Lien Incremental Equivalent Debt and any First Lien Refinancing Term Facility (including, in each case, any reduction in the outstanding principal amount thereof resulting from assignments to (or purchases by) the Borrower or its affiliates (but only where such debt has been cancelled) in accordance with the terms set forth under the heading “Assignments and Participations” below (or equivalent provisions under the documentation governing any First Lien Incremental Equivalent Debt or First Lien Refinancing Term Facility), in each case, to the extent of the amount of cash paid in connection with the relevant assignment or purchase), (B) the Revolving Facility, any Incremental Revolving Facility and any Refinancing Revolving Facility (in each case, to the extent accompanied by a permanent reduction of the relevant commitment), (C) the Second Lien Loans, loans under any Second Lien Incremental Term Facility, any Second Lien Incremental Equivalent Debt and any Second Lien Refinancing Facility (as defined on Exhibit C) (including any reduction in the outstanding principal amount thereof resulting from assignments to (or purchases by) the

Borrower or its affiliates in accordance with the terms set forth in the Second Lien Credit Documentation (as defined on Exhibit C) or the documentation governing any Second Lien Incremental Equivalent Debt or Second Lien Refinancing Facility), in each case, to the extent of the amount of cash paid in connection with the relevant assignment or purchase) and (D) for purposes of the Second Lien Credit Documentation, all mandatory prepayments of the First Lien Facilities shall, at the Borrower’s option, reduce the calculation of Excess Cash Flow on a dollar-for-dollar basis, in each case of clauses (A) through (C), made prior to the applicable Excess Cash Flow prepayment date (and without duplication of deductions in the subsequent period), and except to the extent financed with long-term indebtedness (other than revolving indebtedness), and (iv) Excess Cash Flow shall be reduced by amounts used for capital expenditures, acquisitions, certain other investments (including investments in joint ventures) and certain restricted payments made during such fiscal year and, at the option of the Borrower, made prior to the date of such Excess Cash Flow prepayment (with duplication of deductions in the subsequent period) or committed or budgeted to be made during such fiscal year or prior to the date of such Excess Cash Flow prepayment (except to the extent financed with long-term indebtedness (other than revolving indebtedness)), it being understood that to the extent the amount of any committed or budgeted capital expenditure, Permitted Acquisition, other investment or certain restricted payment that reduces Excess Cash Flow for any fiscal year is not actually made in the immediately following fiscal year, the amount withheld in respect of such capital expenditure, Permitted Acquisition, other investment or restricted payment shall be included in Excess Cash Flow for such immediately following fiscal year.

Notwithstanding the foregoing, the portion of such asset sale net cash proceeds or Excess Cash Flow required by any debt which is pari passu in right of payment and security with the First Lien Term Facility (the “First Lien Pari Passu Debt”) to be applied to prepay such First Lien Pari Passu Debt on a pro rata basis with the First Lien Term Loans (and so long as the First Lien Term Loans receive no less than a ratable share of such asset sale net cash proceeds or Excess Cash Flow to the extent otherwise entitled thereto) shall be credited against asset sale proceeds and/or Excess Cash Flow prepayment obligations, as applicable, on a dollar-for-dollar basis.

Mandatory prepayments of the First Lien Term Loans shall be applied to the installments thereof as directed by the Borrower (or in the absence of direction from the Borrower, in the direct order of maturity).

All mandatory prepayments will be subject to permissibility under local law (e.g., financial assistance, corporate benefit, thin capitalization, capital maintenance, liquidity maintenance and similar legal principles, restrictions on upstreaming of cash intra group and the fiduciary and statutory duties of the directors of the relevant subsidiaries), including gaming law. Further, if the Borrower reasonably determines in good faith that the Borrower or any Restricted Subsidiary would incur a material tax liability (including any withholding tax), if all or a portion of the funds required to make a mandatory prepayment were upstreamed or transferred as a distribution or dividend (a “Restricted Amount”), the amount the Borrower will be required to mandatorily prepay shall be reduced by the Restricted Amount until such time as it may upstream or transfer such Restricted Amount without incurring such tax liability, provided that if the circumstance giving rise to any Restricted Amount ceases to exist within 365 days following the end of the relevant Excess Cash Flow period or the event giving rise to the prepayment, the relevant member of the Consolidated Group shall promptly distribute such Restricted Amount to the Borrower for mandatory prepayments of the First Lien Term Loans.

At the Borrower’s option, any First Lien Lender (each a “Declining First Lien Lender”) may elect not to accept any mandatory prepayment solely to the extent the relevant mandatory prepayment does not represent a refinancing of the First Lien Term Loans. Any prepayment amount declined by a Declining First Lien Lender or any holder of First Lien Pari Passu Debt shall be offered to the Second Lien Lenders for the purpose of prepaying the Second Lien Loans and, if not applied to prepay the Second Lien Loans, may be retained by the Borrower (such declined payment, the “Declined Proceeds”) and will increase the Available Basket (as defined below).

The Revolving Loans and Swingline Loans shall be prepaid and the Letters of Credit shall be cash collateralized or otherwise “backstopped” or replaced to the extent the amount of such extensions of credit under the Revolving Facility exceed the Revolving Commitments then in effect.

COLLATERAL

Subject to the Certain Funds Provision and the provisions of the immediately following paragraphs, the Borrower Obligations, the obligations of each other Loan Party under its Guaranty and, at the Borrower’s option, the obligations of the Target and its subsidiaries under any existing swap, interest rate protection or other hedging arrangements entered into with a First Lien Lender, the First Lien Agent or a First Lien Lead Arranger or any person that is an affiliate of a First Lien Lender, the First Lien Lender or a First Lien Lead Arranger shall be secured (subject to compliance with applicable gaming laws and/or regulations) by a perfected first-priority security interest (subject to permitted liens and other exceptions to be set forth in the First Lien Credit Documentation, including, without limitation, liens expressly permitted to exist on the Closing Date pursuant to the Acquisition Agreement and otherwise set forth below) in substantially all of the Loan Parties’ tangible and intangible assets (including, without limitation, a pledge of the capital stock of the Borrower owned by Holdings and a pledge of the capital stock of each Loan Party’s direct subsidiaries, but limited, in the case of Foreign Subsidiaries and Disregarded Domestic Persons, to 65% of the voting capital stock of any first-tier Foreign Subsidiary or Disregarded Domestic Person) (the “Collateral”).

Notwithstanding the foregoing, the Collateral will exclude:

(a) all leasehold real property (other than leasehold mortgages contemplated by the Existing Credit Agreement, with any required mortgages to be delivered on a post-closing basis),

(b) all fee-owned real property with a fair market value of less than $2.5 million (as reasonably estimated by the Borrower), with any required mortgages to be delivered on a post-closing basis,

(c)                  interests in partnerships, joint ventures and non-wholly-owned subsidiaries which cannot be pledged without the consent of one or more third parties (other than Holdings, the Borrower or any of their wholly-owned subsidiaries (after giving effect to any applicable anti-assignment provision of the UCC or other applicable law)),

(d)                 the capital stock of Immaterial Subsidiaries, captive insurance subsidiaries, not-for-profit subsidiaries, special purpose entities used for permitted securitization facilities and persons that are not Restricted Subsidiaries,

(e) margin stock,

(f)                   any property or asset the grant or perfection of a security interest in which would result in material adverse tax consequences as reasonably determined by the Borrower in consultation with the First Lien Agent,

(g)                  any property or asset the grant or perfection of a security interest in which would require governmental consent, approval, license or authorization, including under gaming regulations (unless such consent, approval, license or authorization has been obtained) after giving effect to any applicable anti-assignment provision of the UCC or other applicable law and other than proceeds thereof to the extent that the assignment of the same is effective under the UCC or other applicable law notwithstanding such consent, approval, license or authorization,

(h)                 all foreign intellectual property (and intellectual property relating only to foreign subsidiaries) and any “intent-to-use” trademark applications prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal law,

(i) commercial tort claims with a value less than $5,000,000,

(j) rights in respect of business interruption insurance,

(k) the Acquisition Agreement and any rights thereunder (it being understood that this clause (k) shall not apply to the proceeds of the Acquisition Agreement), and

(l) other assets (and categories thereof) to be agreed consistent with the Documentation Considerations or otherwise reasonably satisfactory to the First Lien Agent and the Borrower.

Notwithstanding anything to the contrary contained herein:

(a) no Loan Party shall be required to grant a security interest in any asset or perfect a security interest in any Collateral to the extent:

(i)                     the cost, burden, difficulty or consequence of granting or perfecting a security interest therein outweighs the benefit of the security afforded thereby as reasonably determined by the Borrower and the First Lien Agent, or

(ii)                  the grant or perfection of a security interest in such asset would be prohibited by enforceable anti-assignment provisions of contracts or applicable law or would violate the terms of any contract relating to such asset (in each case, after giving effect to the applicable anti-assignment provisions of the UCC or other applicable law) or would trigger termination of (or a right of termination under) any contract pursuant to any “change of control” or similar provision or permit any third party to amend or otherwise modify any right, benefit and/or obligation of any Loan Party in respect of the relevant asset or otherwise require any Loan Party or any subsidiary thereof to take any action that is materially adverse to its interests, it being understood that the

Collateral shall include any proceeds and/or receivables arising out of any asset described in this clause (ii) to the extent the assignment of such proceeds or receivables is expressly deemed effective under the UCC or other applicable law notwithstanding the relevant prohibition, violation or termination right,

(b)                 no action shall be required in order to create or perfect any security interest in any assets located outside of the United States and no foreign law security or pledge agreement or foreign intellectual property filing or search shall be required,

(c) no Loan Party shall be required to seek any landlord lien waiver, estoppel, warehouseman waiver or other collateral access or similar letter or agreement, and

(d)                 the following Collateral shall not be required to be perfected (except to the extent perfection can be achieved by the filing of a UCC financing statement): (i) assets requiring perfection through control agreements including cash deposit accounts and securities accounts or other control arrangements (other than control of pledged capital stock and promissory notes exceeding an agreed materiality threshold to the extent otherwise required above); (ii) aircraft, vessels, vehicles and any other assets subject to certificates of title; (iii) letter of credit rights to the extent not perfected by the filing of a Form UCC-1 financing statement and (iv) fixtures (unless otherwise covered by a mortgage otherwise required to be delivered).

The priority of security interests and relative rights of the lenders and other secured creditors’ matters in respect of the First Lien Credit Facilities and the Second Lien Term Facility shall be subject to intercreditor arrangements set forth in a customary intercreditor agreement reasonably acceptable to the Borrower, the First Lien Agent and the Second Lien Agent (the “First/Second Lien Intercreditor Agreement”). Without limiting the foregoing, the First/Second Lien Intercreditor Agreement will allow additional debt that is permitted under the First Lien Credit Documentation to be incurred and secured by Collateral on a first priority or junior priority basis, to share ratably in the collateral securing the First Lien Credit Facilities on (at the Borrower’s option) a first priority or junior priority basis with respect to the Collateral (in each case to the extent such priority is permitted under the First Lien Credit Documentation).

The First Lien Credit Documentation will authorize the First Lien Agent to enter into customary intercreditor arrangements that will allow (at the Borrower’s option) additional debt that is permitted to be incurred and secured under the First Lien Credit Documentation to be secured by a lien on the Collateral on a pari passu or junior basis with the First Lien Credit Facilities. The material terms of such intercreditor arrangements shall be reasonably acceptable to the First Lien Agent and the Borrower.

CERTAIN CONDITIONS

Post-Closing Conditions:

The making of each Revolving Loan and the issuance, amendment, modification, renewal or extension of a Letter of Credit (other than any amendment, modification, renewal or extension of a Letter of Credit which does not increase the face amount of such Letter of Credit) after the Closing Date, in each case, shall be conditioned upon (a) the accuracy in all material respects of all representations and warranties in the First Lien Credit Documentation (other than those qualified by materiality, in which case, accuracy as written), (b) there being no default or event of default in existence at the time of, or after giving effect to the making of, such extension of credit and (c) delivery of a customary borrowing notice or request for issuance of a Letter of Credit, as applicable.

DOCUMENTATION

First Lien Credit Documentation:

The definitive financing documentation for the First Lien Credit Facilities, including the First/Second Lien Intercreditor Agreement (the “First Lien Credit Documentation”), which the Commitment Parties agree will be drafted by the First Lien Agent’s counsel and be based on (and in any event (but subject to the other terms of this Exhibit B and Exhibit C, clause (c) below and Flex Provisions) not materially less favorable, when taken as a whole, to the Borrower and its subsidiaries and Sponsor than) the Existing Credit Agreement (the “Agreed Precedent”), shall contain the terms and conditions set forth in the Commitment Letter and such other terms as the Borrower and the First Lien Lead Arrangers shall agree; it being understood and agreed that the First Lien Credit Documentation shall: (a) not contain any conditions to the availability and initial funding of the First Lien Credit Facilities on the Closing Date other than as set forth on Exhibit D; (b) be subject to the modifications expressly contemplated by the Flex Provisions, contain only those mandatory prepayments, representations and warranties, affirmative, financial and negative covenants and events of default expressly set forth in this Term Sheet, in each case, applicable to the Borrower and its Restricted Subsidiaries (and Holdings in certain limited circumstances) and with standards, qualifications, thresholds, exceptions for materiality or otherwise and “baskets,” grace and cure periods, in each case, consistent (where applicable) with the Documentation Considerations; (c) give due regard to (i) the operational and strategic requirements of the Borrower, the Target and their respective subsidiaries in light of their consolidated capital structure, size, industry and practices (including, without limitation, the leverage profile and projected free cash flow generation of the Borrower, the Target and their respective subsidiaries), in each case, after giving effect to the Transactions,

(ii) the model delivered by the Sponsor (as adjusted for changes set forth in the Flex Provisions) (the “Projections”) and (iii) the customary operational and administrative agency provisions of the First Lien Agent reasonably acceptable to the Borrower and the First Lien Agent (this clause (c), collectively, the “Documentation Considerations”); (d) contain a rule of construction that if any indebtedness is incurred on the applicable date of determination using both a “fixed” dollar amount basket and a “ratio based” basket, then the amount so incurred in reliance on the fixed dollar amount basket shall be excluded from the calculation of the relevant leverage ratio for purposes of determining amounts available to be incurred in reliance on the ratio based basket; and (e) be negotiated in good faith by the Borrower and the Commitment Parties so that the First Lien Credit Documentation, giving effect to the Certain Funds Provisions, is finalized as promptly as practicable after the acceptance of the Commitment Letter.

Representations and Warranties:

Limited to the following:

•                  organizational existence;

•                  organizational power and authority;

•                  due authorization, execution and delivery of the First Lien Credit Documentation;

•                  enforceability of the First Lien Credit Documentation;

•                  no conflicts of the First Lien Credit Documentation with applicable law, organizational documents or contractual obligations;

•                  financial statements and condition;

•                  no Material Adverse Effect (as defined below) after the last audit date;

•                  capitalization of subsidiaries as of the Closing Date;

•                  compliance with laws (including, without limitation, gaming laws and regulations, FCPA, OFAC, sanctions and the PATRIOT Act);

•                  governmental and third party approvals and consents (as such approvals and consents pertain to the First Lien Credit Documentation);

•                  ERISA and labor matters;

•                  environmental matters;

•                  insurance;

•                  litigation;

•                  use of proceeds;

•                  ownership of property and liens;

•                  intellectual property;

•                  taxes;

•                  subsidiaries;

•                  Federal Reserve margin regulations;

•                  Investment Company Act;

•                  accuracy of disclosure as of the Closing Date (to be consistent with the “10b-5” representation set forth in the Commitment Letter to which this Exhibit B is attached);

•                  gaming matters;

•                  solvency (to be defined in a manner consistent with Annex I to Exhibit D) of the Borrower and its subsidiaries, taken as a whole, on the Closing Date; and

•                  the creation, validity, perfection and priority of security interests (subject to gaming laws and regulations);

but in all respects limited with respect to the accuracy thereof on the Closing Date for purposes of consummating the Acquisition to the Specified Acquisition Agreement Representations and the Specified Representations.

The foregoing representations and warranties shall apply to the Borrower and its Restricted Subsidiaries (and, in certain limited circumstances, Holdings), and shall contain materiality thresholds consistent with the Documentation Considerations.

“Material Adverse Effect” means (a) on the Closing Date, a Closing Date Material Adverse Effect and (b) after the Closing Date, a material adverse effect on (i) the business, assets, financial condition or results of operations, in each case, of Holdings, the Borrower and its Restricted Subsidiaries, taken as a whole, (ii) the rights and remedies (taken as a whole) of the First Lien Agent and the First Lien Lenders under the First Lien Credit Documentation or (iii) the ability of the Loan Parties (taken as a whole) to perform their payment obligations under the First Lien Credit Documentation.

Affirmative Covenants:

Limited to the following:

•                  delivery of annual audited financial statements within 120 days of the end of each fiscal year (accompanied by an audit opinion from nationally recognized auditors that is not subject to qualification as to “going concern” or scope of such audit, other than those consistent with the Agreed Precedent and quarterly unaudited financial statements (for each of the first 3 fiscal quarters of each fiscal year) within 60 days of the end of each fiscal quarter, an annual budget within 105 days of the end of each fiscal year, officers’ certificates and other information reasonably requested by the First Lien Agent (including management discussion and analysis);

•                  compliance certificates;

•                  notices of default, material litigation, certain ERISA matters and certain other material events;

•                  maintenance of books and records in accordance with GAAP; maintenance of existence, rights (charter and statutory), franchises, permits and licenses (including gaming licenses and permits);

•                  compliance with laws (including gaming laws and regulations, ERISA and environmental laws);

•                  maintenance of property and insurance; payment of taxes;

•                  right of the First Lien Agent to inspect property and books and records (subject to frequency and cost reimbursement limitations);

•                  commercially reasonable efforts to maintain the corporate credit and corporate family ratings by S&P and Moody’s (but not to maintain a specific rating), respectively;

•                  quarterly lender calls if requested by the First Lien Agent;

•                  use of proceeds;

•                  designation of Unrestricted Subsidiaries; and

•                  further assurances on guaranty and Collateral matters (including, without limitation, with respect to additional guarantees and security interests in after-acquired property, subject, in each case, to gaming laws and regulations), subject to the parameters set forth under “COLLATERAL” above.

The foregoing affirmative covenants shall apply to the Borrower and its Restricted Subsidiaries (and, in certain limited circumstances, Holdings), and shall contain materiality thresholds consistent with the Documentation Considerations.

Financial Covenant:

Limited to the First Lien Leverage Ratio (with component financial definitions to be agreed and to reflect the Documentation Considerations (but in any event to include the concepts described herein)), measured for the Borrower and its Restricted Subsidiaries.

The Financial Covenant shall be tested on the last day of any fiscal quarter of the Borrower (with measurement to commence with the first full fiscal quarter after the Closing Date). The Financial Covenant level will be set initially at 5.75:1.00, with step-downs to be mutually agreed.

If any of the Flex Provisions set forth in clauses (a), (b) or (c) of the Fee Letter is actually exercised, whether before or after the Closing Date, the levels for the Financial Covenant shall be adjusted in the First Lien Credit Documentation (or pursuant to an amendment thereto) in order to maintain the relative cushion to Consolidated EBITDA in the Projections on which the level set forth above is based.

For purposes of the First Lien Credit Documentation, any obligation of a person under a lease that is not (or would not be) required to be classified and accounted for as a capitalized lease on a balance sheet of such person under GAAP as in effect as of the date on which the First Lien Credit Documentation is initially entered into shall not be treated as a capitalized lease as a result of the adoption of changes in GAAP or changes in the application of GAAP.

The cash proceeds of a sale of, or contribution to, equity (which equity shall be Permitted Equity) of the Borrower during any fiscal quarter and on or prior to the day that is 15 business days after the day on which financial statements are required to be delivered for such fiscal quarter will, at the request of the Borrower, be included in the calculation of Consolidated EBITDA for purposes of determining compliance with the Financial Covenant at the end of such fiscal quarter and applicable subsequent periods (any such equity contribution so included in the calculation of Consolidated EBITDA, a “Specified Equity Contribution”); provided, that:

(a) in each 4 consecutive fiscal quarter period, there shall be no more than 2 fiscal quarters (which may be consecutive) in which a Specified Equity Contribution is made,

(b) no more than 5 Specified Equity Contributions may be made in the aggregate,

(c) the amount of any Specified Equity Contribution shall be no greater than the amount required to cause the Borrower to be in compliance with the Financial Covenant,

(d)                 each Specified Equity Contribution shall be counted only as Consolidated EBITDA and solely for the purpose of compliance with the Financial Covenant and shall not be included for any other purpose during any fiscal quarter for which it is otherwise included in Consolidated EBITDA, and

(e)                  there shall be no pro forma or other reduction of indebtedness (including by way of cash netting) using the proceeds of any Specified Equity Contribution for purposes of determining compliance with the Financial Covenant for the fiscal quarter in respect of which such Specified Equity Contribution was made (other than, with respect to any future period, to the extent of any portion of such Specified Equity Contribution that is actually applied to repay indebtedness).

The First Lien Credit Documentation will contain a standstill provision prohibiting the exercise of remedies related to any breach of the Financial Covenant during the period in which any Specified Equity Contribution may be made after delivery of written notice to the First Lien Agent of the Borrower’s intention to cure the Financial Covenant with the proceeds of the Specified Equity Contribution; it being understood that the standstill provision shall apply solely in respect of the breach of the Financial Covenant giving rise to the relevant Specified Equity Contribution and, during the standstill period, the Lenders shall not be required to extend credit under the Revolving Facility.

Negative Covenants:	Limited to the following and applicable to the Borrower and its Restricted Subsidiaries (except that clause (l) below shall be applicable to Holdings):

(a) indebtedness (including guarantee obligations in respect of indebtedness), with exceptions for, among other things,

(i) purchase money indebtedness and capital leases in an aggregate outstanding principal amount not to exceed the greater of $20 million and 26.66% of Consolidated EBITDA,

(ii) the Permitted Surviving Debt,

(iii) indebtedness incurred in connection with any First Lien Refinancing Facility and/or in connection with any First Lien Refinancing Notes,

(iv) debt incurred by non-Loan Parties in an aggregate outstanding principal amount not to exceed the greater of $15 million and 20% of Consolidated EBITDA,

(v)                 indebtedness assumed or incurred in connection with any Permitted Acquisition or other similar permitted Investment so long as (w) with respect to any assumed debt, such debt was not incurred in contemplation of such acquisition, (x) with respect to any such indebtedness that is incurred to finance the relevant acquisition, an amount equal to an unlimited amount subject to, (y)(i) if such indebtedness is unsecured, the Total Leverage Ratio shall not exceed the Total Leverage Ratio on the Closing Date plus 0.25 and the Borrower and its Restricted Subsidiaries shall be in pro forma compliance with the Financial Covenant and (ii) if such debt is secured on a pari passu basis with the First Lien Credit Facilities, the First Lien Leverage Ratio shall not exceed the First Lien Leverage Ratio on the Closing Date, and (iii) if such debt is secured on a basis junior to the First Lien Credit Facilities, (A) the Secured Leverage Ratio shall not exceed the Secured Leverage Ratio on the Closing Date and (B) the Borrower and its Restricted Subsidiaries shall be in pro forma compliance with the Financial Covenant, including the modifications thereto in connection with a Limited Conditionality Acquisition, would have been satisfied (it being understood that, in addition to the foregoing, no First Lien Credit Facility shall be subject to a “most favored nation” pricing adjustment as a result of the incurrence of any indebtedness under this clause (a)(v), other than term loans or revolving commitments secured on a pari passu basis with the First Lien Term Facility to the extent such “most favored nation” pricing provisions are still applicable in accordance with their terms) and (z) except with respect to any assumed debt, the “Additional Debt Requirements” (as defined in the Agreed Precedent) are satisfied, and any permitted refinancing indebtedness in respect thereof; provided, further, that any indebtedness incurred by a non-Loan Party under this clause (v), when aggregated with indebtedness incurred by a non-Loan Party under clause (viii) below, shall not exceed the greater of $18.75 million and 25% of Consolidated EBITDA.

(vi) any secured or unsecured indebtedness issued in lieu of loans under the First Lien Incremental Facility (“First Lien Incremental Equivalent Debt”) so long as the applicable conditions to incurring loans under the First Lien Incremental Facility would have been satisfied; provided that (i) in the case of debt that is secured on a pari passu basis with the First Lien Credit Facilities, the First Lien Leverage Ratio shall not exceed the First Lien Leverage Ratio on the Closing Date), (ii) if such debt is secured on a basis junior to the First Lien Credit Facilities, the Secured Leverage Ratio shall not exceed the Secured Leverage Ratio on the Closing Date, and (iii) if such debt is unsecured, the Total Leverage Ratio shall not exceed the Total Leverage Ratio on the Closing Date, plus 0.25x, including the modifications thereto in connection with a Limited Condition Acquisition); it being understood that, in addition to the foregoing, no First Lien Credit Facility shall be subject to a “most favored nation” pricing adjustment as a result of the issuance or incurrence of any Incremental Equivalent Debt unless such Incremental Equivalent Debt is incurred in the form of loans that are pari passu in right of payment and security with the First Lien Credit Facilities (with customary exceptions for bridge facilities); provided further that, with respect to any First Lien Incremental Equivalent Debt that is incurred in lieu of First Lien Incremental Facilities permitted under the First Lien Free and Clear Basket, the Borrower and its Restricted Subsidiaries shall be in pro forma compliance with the Financial Covenant and the incurrence tests set forth above in clauses (i) through (iii) shall not apply,

(vii)          indebtedness in respect of the Second Lien Term Facility, any Second Lien Incremental Term Facility (or any secured or unsecured indebtedness issued in lieu of loans under the Second Lien Incremental Term Facility (“Second Lien Incremental Equivalent Debt”) (so long as the applicable conditions to incurring loans under the Second Lien Incremental Facility would have been satisfied; provided that (i) if such debt is secured on a pari passu basis with the Second Lien Term Facility, the Secured Leverage Ratio shall not exceed the Secured Leverage Ratio on the Closing Date, the Borrower and its Restricted Subsidiaries shall be in pro forma compliance with the Financial Covenant) and (ii) if such debt is unsecured, (A) the Total Leverage Ratio does not exceed the Total Leverage Ratio on the Closing Date, plus 0.25x and (B) the Borrower and its Restricted Subsidiaries shall be in pro forma compliance with the Financial Covenant, including modifications thereto in connection with a Limited Condition Acquisition)), it being understood that, in addition to the foregoing, the

Second Lien Term Facility shall not be subject to a “most favored nation” pricing adjustment as a result of the issuance or incurrence of any Incremental Equivalent Debt unless such Incremental Equivalent Debt is incurred in the form of loans that are pari passu in right of payment and security with the Second Lien Term Facility (with customary exceptions for bridge facilities) and any permitted refinancing indebtedness in respect thereof (including any Second Lien Refinancing Facility and Second Lien Refinancing Notes (as defined on Exhibit C)) provided further that, with respect to any Second Lien Incremental Equivalent Debt that is incurred in lieu of Second Lien Incremental Facilities permitted under the Second Lien Free and Clear Basket, the Borrower and its Restricted Subsidiaries shall be in pro forma compliance with the Financial Covenant and the incurrence tests set forth above in clauses (i) and (ii) shall not apply,

(viii)      additional indebtedness so long as (A) the “Additional Debt Requirements” (as defined in the Agreed Precedent) have been satisfied and (B) (i) if such debt is secured on a pari passu basis with the First Lien Credit Facilities, the First Lien Leverage Ratio does not exceed the First Lien Leverage Ratio on the Closing Date, and (ii) if such debt is secured on a basis junior to the First Lien Credit Facilities, (A) the Secured Leverage Ratio shall not exceed the Secured Leverage Ratio on the Closing Date and (B) the Borrower and its Restricted Subsidiaries shall be in pro forma compliance with the Financial Covenant, including the modifications thereto in connection with a Limited Conditionality Acquisition, (it being understood that, in addition to the foregoing, no First Lien Credit Facility shall be subject to a “most favored nation” pricing adjustment as a result of the incurrence of any indebtedness under this clause (a)(viii), other than term loans or revolving commitments secured on a pari passu basis with the First Lien Term Facility to the extent such “most favored nation” pricing provisions are still applicable in accordance with their terms) (the “Ratio Debt Basket”), or if such indebtedness is unsecured, (x) the Total Leverage Ratio shall not exceed the Total Leverage Ratio on the Closing Date plus 0.25 and (y) the Borrower and its Restricted Subsidiaries shall be in pro forma compliance with the Financial Covenant; provided that any such indebtedness incurred by a non-Loan Party under this clause (viii), when aggregated with indebtedness incurred by a non-Loan Party under clause (v) above, shall not exceed the greater of $15 million and 20% of Consolidated EBITDA,

(ix) a general debt basket in an aggregate outstanding principal amount not to exceed the greater of $15 million and 20% of Consolidated EBITDA, and

(x) indebtedness in respect of sale-leaseback transactions in an aggregate amount not to exceed the greater of $5 million and 6.67% of Consolidated EBITDA;

(b) liens, with exceptions for, among other things,

(i) liens securing Permitted Surviving Debt,

(ii) liens securing debt permitted to be incurred or assumed in connection with any acquisition permitted under the First Lien Credit Documentation,

(iii) liens on assets owned by, and on the equity of, non-Loan Parties securing permitted debt of non-Loan Parties,

(iv)              a general lien basket in an aggregate amount not to exceed the greater of $15 million and 20% of Consolidated EBITDA (but, in any event, to match the general debt basket described in clause (a)(x) above), and

(v) liens securing debt incurred in reliance on the Ratio Debt Basket.

(c) mergers, consolidations, liquidations, dissolutions and sales of all or substantially all assets;

(d) sales, dispositions or transfers (“Dispositions”) of assets, with exceptions for, among other things,

(i)                     subject to no event of default at the time of entering into the definitive sale agreement, Dispositions of assets on an unlimited basis for fair market value so long as (x) with respect to Dispositions in excess of the greater of $2.5 million and 3.33% of Consolidated EBITDA, at least 75% of the consideration consists of cash or cash equivalents and designated non-cash consideration not to exceed the greater of a dollar amount and a percentage of Consolidated EBITDA, in each case, to be agreed,

(ii) sale-leaseback transactions with respect to the Borrower’s and its Restricted Subsidiaries’ casinos, so long as the net cash proceeds thereof are subject to the asset sale mandatory prepayment provisions described above, and

(iii)             dispositions of non-core fee-owned real property, in each case acquired in any acquisition permitted hereunder which, within 180 days of the date of such acquisition, are designated in writing to the First Lien Agent as being held for sale and not for the continued operation of the Group Members or any of their respective businesses;

(e) dividends or distributions on, or redemptions or repurchases of, the capital stock of Holdings or the Borrower (“Restricted Payments”), with exceptions for, among other things,

(i)                    distributions to Holdings to fund (or to make distributions to any direct or indirect parent of Holdings to fund) the repurchase or redemption of the capital stock of Holdings, or its direct or indirect parents, in each case, held by future, current or former directors, officers, employees, members of management and consultants and/or their respective estates, heirs, family members, spouses, domestic partners, former spouses or former domestic partners in an amount not exceed $5 million per fiscal year, with any unused amounts carried over, and

(ii)                 subject to no event of default, a general Restricted Payments basket in an aggregate amount not to exceed $40 million (minus any cash in hand of the Target that is used on the Closing Date to fund the Transactions), amounts available under which may be re-allocated, as elected by the Borrower and without duplication, to make Investments and Restricted Debt Payments, and

(iii) subject to no event of default, additional Restricted Payments so long as the Total Leverage Ratio shall not exceed 3.50:1.00;

(f) acquisitions, investments, loans and advances (“Investments”), with exceptions for, among other things,

(i) Permitted Acquisitions (as defined below),

(ii)                 Investments among Holdings and its Restricted Subsidiaries; provided that Investments by Loan Parties in non-Loan Parties on (but not to the extent previously existing on) and after the Closing Date will be limited to, when combined with the total consideration for all Non-Loan Party Acquisitions), an amount not to exceed the greater of $18.75 million and 25% of Consolidated

EBITDA,

(iii)             a general Investment basket in an aggregate outstanding amount not to exceed the greater of $15 million and 20% of Consolidated EBITDA (plus amounts reallocated from the Restricted Payments and Restricted Debt Payments general baskets),

(iv)             intercompany investments and other activities relating to tax planning so long as, after giving effect thereto, neither the Guaranty nor the security interest of the First Lien Agent in the Collateral is not materially impaired, and

(v) additional Investments so long as the Total Leverage Ratio shall not exceed 4.50:1.00;

(g)                  (i) payments in cash on the Second Lien Term Facility (including any refinancing thereof and any Second Lien Incremental Facility) and third party junior lien or subordinated indebtedness, in each case, having in excess of $10 million in principal amount then outstanding (any such payment, a “Restricted Debt Payment”), other than

(A) regularly scheduled interest payments and payment of fees, expenses and indemnification obligations,

(B) refinancings or exchanges of such indebtedness for like or junior indebtedness or, other than in respect of subordinated indebtedness, unsecured indebtedness,

(C) payments with, or conversions to, common or Qualified Capital Stock,

(D) payments as part of an “AHYDO catch-up payment”,

(E) subject to no event of default, additional Restricted Debt Payments so long as the First Lien Leverage Ratio shall not exceed 3.50:1.00,

(F)                 subject to no event of default, a general Restricted Debt Payment basket in an amount not to exceed the greater of $5.0 million and 6.67% of Consolidated EBITDA per year, amounts available under which may be re-allocated, as elected by the Borrower and without duplication, to make Investments, and

(G) other payments of such indebtedness to be mutually agreed, and

(ii) modifications of the terms of such debt that are materially adverse to the First Lien Lenders;

it being understood that the limitation described in this clause (g)(ii) shall not otherwise prohibit debt that refinances or replaces or is incurred in exchange for any such debt that is otherwise permitted to be incurred under the First Lien Credit Documentation;

(h) burdensome agreements (negative pledge clauses with respect to the Collateral) and limitations on dividends and other distributions by Restricted Subsidiaries;

(i)                     transactions with affiliates involving aggregate consideration per transaction of greater than $2.5 million, with exceptions to permit, among others, (i) (x) subject to the absence of a payment or bankruptcy event of default (it being understood that during such events, such fees may continue to accrue and become due and payable upon the waiver, termination or cure of such event of default), payment of (A) management, monitoring, advisory and similar fees to the Sponsor in an amount not to exceed the greater of $5 million and 5.00% of Consolidated EBITDA (it being understood that the first year’s management fee of $5 million shall be prepaid by the Borrower on the Closing Date) and (B) consulting and/or operational consulting fees to the Sponsor pursuant to a management and/or consulting agreement to be entered into by the Borrower (or its applicable direct or indirect parent company) on the Closing Date and (y) payment of all expenses and indemnification claims in connection with the performance of such services), (ii) on the Closing Date, payment of (x) a debt placement fee to the Sponsor in an amount not to exceed 0.50% of the aggregate principal amount of the Credit Facilities and (y) a transaction fee to the Sponsor in an amount not to exceed 0.50% of the enterprise value of the Target and (iii) transactions among Holdings and its Restricted Subsidiaries to the extent otherwise permitted under the First Lien Credit Documentation;

(j) changes in fiscal year;

(k) amendments of organizational documents of the Loan Parties that are materially adverse to the First Lien Lenders; and

(l) changes in lines of business and passive holding company with exceptions to be agreed;

provided, that the limitations on Investments, Restricted Payments and Restricted Debt Payments referenced above shall be subject to a carve-out in the form of a “building” basket (the “Available Basket”) in a cumulative amount equal to:

(a) $20 million, plus

(b)                 the retained portion of Excess Cash Flow (i.e., Excess Cash Flow not otherwise required to be applied to prepay the First Lien Term Loans; provided, that the retained portion of Excess Cash Flow for any fiscal year shall not be less than $0) (the “Grower Amount”), plus

(c)                  the proceeds of common and Qualified Capital Stock issuances of the Borrower and its Restricted Subsidiaries (other than Excluded Contributions (as defined below) and Specified Equity Contributions), plus

(d)                 the fair market value of capital contributions in respect of common and Qualified Capital Stock to the Borrower and its Restricted Subsidiaries (other than Excluded Contributions and Specified Equity Contributions), plus

(e)                  debt and disqualified stock issued after the Closing Date that have been exchanged or converted into common or Qualified Capital Stock, together with the fair market value of any property received upon such exchange or conversion, plus

(f) the net proceeds of sales of investments made after the Closing Date using the Available Basket, plus

(g) returns, profits, distributions and similar amounts received on investments made after the Closing Date using the Available Basket (up to the amount of the original investment), plus

(h)                 the amount of any investments of the Borrower and its Restricted Subsidiaries in any Unrestricted Subsidiary to the extent made using the Available Basket (up to the amount of the original investment) that has been redesignated as a Restricted Subsidiary or that has been merged or consolidated into the Borrower or any of its Restricted Subsidiaries or the fair market value of the assets of any Unrestricted Subsidiary that have been transferred to the Borrower or any of its Restricted Subsidiaries, plus

(i)                     any Declined Proceeds, plus

; provided that (i) no event of default shall have occurred and be continuing before and after giving effect to the use of the Available Basket and the Borrower and its Restricted Subsidiaries shall be in pro forma compliance with the Financial Covenant (in each case, other than for the uses of clauses (c) and (d) thereof) and (ii) with respect to Restricted Payments and Restricted Debt Payments made in reliance on clauses (a) and (b) above, on a pro forma basis the Total Leverage Ratio does not exceed the Total Leverage Ratio at the Closing Date.

The covenants with respect to Investments, Restricted Payments and Restricted Debt Payments shall also include exceptions based upon the Available Excluded Contribution Amount (as defined below).

For purposes of the First Lien Credit Documentation, “Available Excluded Contribution Amount” means a cumulative amount equal to the net proceeds or fair market value of property or assets (including cash) contributed to the Borrower as a capital contribution or as a result of the sale or issuance of equity of the Borrower, in each case to the extent designated an excluded contribution (an “Excluded Contribution”) by the Borrower (excluding Specified Equity Contributions).

In the case of the incurrence of any indebtedness or liens or the making of any investments, restricted payments, prepayments of subordinated or junior debt, asset sales or fundamental changes or the designation of any restricted subsidiaries or unrestricted subsidiaries in each case in connection with a Limited Condition Acquisition, at the Borrower’s election, any relevant ratios and baskets, including determination of a default or event of default shall be determined as of the date a definitive acquisition agreement for such Limited Condition Acquisition is entered into and calculated as if the acquisition and other pro forma events in connection therewith were consummated on such date; provided that if the Borrower has made such an election, in connection with measuring compliance with any of the foregoing covenants following such date and prior to the earlier of the date on which such Limited Condition Acquisition is consummated or the definitive agreement for such acquisition is terminated, any such ratio shall be calculated on a pro forma basis assuming such Limited Condition Acquisition and such other pro forma events in connection therewith (including any incurrence of indebtedness) have been consummated. “Limited Condition Acquisition” means any acquisition or investment that is not conditioned on the availability of, or on obtaining, third party financing.

For purposes of the First Lien Credit Documentation, “Permitted Acquisition” means any acquisition by the Borrower or any Restricted Subsidiary, whether by purchase, merger or otherwise, of all or substantially all of the assets of, or any business line, unit or division of, any person or of a majority of the outstanding capital stock of any person (but in any event including any Investment in (x) any Restricted Subsidiary which serves to increase the Borrower’s or any Restricted Subsidiary’s respective equity ownership in such Restricted Subsidiary or (y) any joint venture for the purpose of increasing the Borrower’s or the relevant Restricted Subsidiary’s ownership interest in such joint venture); provided that, subject to the absence of an event of default (determined, at the option of the Borrower, on the date the definitive acquisition agreement therefor is signed) the total consideration paid by persons that are Loan Parties for (i) the capital stock of any person that does not become a Guarantor and (ii) in the case of an asset acquisition, assets that are not acquired by a Loan Party (in any case of each of clauses (i) and (ii), a “Non-Loan Party Acquisition”), when taken together with the total consideration for all other Non-Loan Party Acquisitions after the Closing Date, shall not exceed the sum of (A) when combined with all Investments made under clause (f)(ii) under the definition of “Investments”, the greater of $18.75 million and 25.0% of Consolidated EBITDA and (B) amounts otherwise available under the Investment negative covenant (including, the general basket, incurrence-based baskets, Available Basket and Available Excluded Contributions); provided that the foregoing limitation shall not apply to any Non-Loan Party Acquisition to the extent (x) such Non-Loan Party Acquisition is made with the proceeds of issuance of Permitted Equity by, or common equity capital contributions to, Holdings (or any direct or indirect parent thereof to the extent contributed to Holdings), the Borrower or any Restricted Subsidiary or (y) the person so acquired (or the person owning the assets so acquired) becomes a Subsidiary Guarantor even though such person owns capital stock in persons that are not otherwise required to become Subsidiary Guarantors, if, in the case of this clause (y), not less than 70% of the Consolidated EBITDA of the such person is generated by entities that become Loan Parties.

The First Lien Credit Documentation will contain provisions pursuant to which, subject to customary limitations on Investments in Unrestricted Subsidiaries, the Borrower will be permitted to designate (or re-designate) any existing or subsequently acquired or organized Restricted Subsidiary as an “unrestricted subsidiary” (each, an “Unrestricted Subsidiary”) and designate (or re-designate) any such Unrestricted Subsidiary as a Restricted Subsidiary; provided, that after giving effect to any such designation or re-designation, (i) no event of default shall exist and (ii) such designation or re-designation is subject to pro forma compliance with the Financial Covenant, whether or not in effect at such time.  Unrestricted Subsidiaries (and the sale of any equity interests therein or assets thereof) will not be subject to the mandatory prepayment, representations and warranties, affirmative or negative covenants, Financial Covenant or event of default provisions of the First Lien Credit Documentation.  No Restricted Subsidiary may be designated as an Unrestricted Subsidiary under the First Lien Credit Facilities if it is a “Restricted Subsidiary” under the Second Lien Credit Documentation or any other material indebtedness. For the avoidance of doubt, any designation of a Restricted Subsidiary as an Unrestricted Subsidiary shall be deemed an investment in such Unrestricted Subsidiary in an amount equal to the fair market value of the Borrower or the relevant Restricted Subsidiary’s interest in such subsidiary at the time of designation.

Events of Default:

Limited to the following: nonpayment of principal when due; nonpayment of interest fees or other amounts after 5 business days; material inaccuracy of a representation or warranty when made or deemed made; violation of a covenant (subject, in the case of certain affirmative covenants (other than notices of default and maintenance of existence of the Borrower; provided that the delivery of a notice of default at any time will cure such event of default arising from the failure to timely deliver such notice of default), to a grace period of 30 days following written notice from the First Lien Agent); cross-default and cross-acceleration to indebtedness having an aggregate outstanding principal amount in excess of $10 million; bankruptcy events with respect to Holdings, the Borrower or a material Restricted Subsidiary; ERISA events subject to Material Adverse Effect; unpaid, final judgments that have not been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof in excess of $10 million; actual (or assertion by a Loan Party in writing of the) invalidity of any material guarantee, material security document or subordination provisions in respect of material indebtedness; revocation of material gaming licenses; and a change of control (subject to the paragraph below).

The definition of “change of control” will require majority ownership of voting stock of Holdings by Permitted Holders (as defined below) prior to any initial public offering and, thereafter a “change of control” will be triggered if another person or group (other than any employee benefit plan and/or person acting as the trustee, agent or other fiduciary or administrator) acquires more than the greater of (x) 35% of outstanding voting common stock of Holdings and (y) the percentage of outstanding voting common stock of Holdings held by the Permitted Holders, in each case, measured by voting power rather than number of shares, units or the like.  A “change of control” will also be triggered if Holdings ceases to own 100% (other than any equity of members of management of Borrower that were rolled over under the Acquisition Agreement in an aggregate amount not to exceed 5.0%) of the equity of the Target of the Borrower.

“Permitted Holders” will be defined to include (a) the Investor and management and (b) any person or entity with which the Investors and management form a “group” (within the meaning of the federal securities laws) so long as, in the case of this clause (b), the persons described in clause (a) beneficially own more than 50% of the relevant voting stock beneficially owned by such group.

Voting:

Amendments and waivers of the First Lien Credit Documentation will require the approval of First Lien Lenders (that are non-defaulting First Lien Lenders) holding more than 50% of the aggregate amount of the First Lien Term Loans and the Revolving Commitments (the “Required First Lien Lenders”), except that:

(a) the consent of each First Lien Lender directly and adversely affected thereby (but not the Required First Lien Lenders) shall be required with respect to:

(i) reductions in the principal amount of any First Lien Loan owed to such First Lien Lender or any scheduled amortization payment thereon,

(ii)                 extensions of the final maturity of any First Lien Loan owed to such First Lien Lender or any scheduled amortization payment thereon or the due date of any interest or fee payment owed to such First Lien Lender (in each case other than any extension for administrative convenience as agreed by the First Lien Agent),

(iii)             reductions in the rate of interest (other than a waiver of default interest) or the amount of any fees owed to such First Lien Lender (it being understood that any change in the definitions of any ratio used in the calculation of such rate of interest or fees (or the component definitions) shall not constitute a reduction in any rate of interest or fees),

(iv)              increases in the amount (other than with respect to any First Lien Incremental Facility to which such First Lien Lender has agreed) of such First Lien Lender’s commitment (it being understood that a waiver of any condition precedent or the waiver of any default, event of default or mandatory prepayment shall not constitute an increase of any commitment of any First Lien Lender),

(v)                 extensions of the expiry date of such First Lien Lender’s commitment (it being understood that a waiver of any condition precedent or the waiver of any default, event of default or mandatory prepayment shall not constitute an extension of any commitment of any First Lien Lender), and

(vi) modifications to the pro rata sharing and payment provisions (including the payment waterfall provisions), except as expressly provided in clause (b)(iii) below.

(b) the consent of 100% of the First Lien Lenders shall be required with respect to:

(i) reductions of any of the voting percentages set forth in the definition of “Required First Lien Lenders”,

(ii)                releases of all or substantially all of the Collateral, and

(iii)            releases of all or substantially all of the value of the Guaranty (other than, in the cases of clauses (ii) and (a)(vi) above, in accordance with the First Lien Credit Documentation).

(c)                the consent of Lenders holding Revolving Commitments in excess of 50% of the aggregate Revolving Commitments (the “Required Revolving Lenders”) will be necessary to waive any conditions to funding Loans under the Revolving Facility, in each case, without the consent of any other Lender (including, for the avoidance of doubt, Required First Lien Lenders),

(d) only the consent of the relevant Issuing Lender and the First Lien Agent shall be required with respect to any amendment that changes the Letter of Credit sublimit, and

(e)                the consent of the First Lien Agent, the Swingline Lender or each Issuing Lender, as applicable, will be required with respect to modifications of the First Lien Credit Documentation which affect the rights and duties of the First Lien Agent, the Swingline Lender or such Issuing Lender, as applicable.

Modifications to provisions regarding pro rata payments or sharing of payments, in each case, in connection with loan buy-back or similar programs, “amend and extend” transactions or adding one or more tranches (which may be, but are not required to be, new money tranches) of debt and the like not otherwise contemplated hereby shall only require approval of the Required First Lien Lenders, and non-pro rata distributions, payments and commitment reductions will be permitted in connection with any such loan buy-back or similar programs, amend and extend transactions or new tranches of debt and as contemplated hereby.

The First Lien Credit Documentation will permit the amendment and extension and/or replacement of the First Lien Credit Facilities (including any First Lien Incremental Facility), which may be provided by one or more existing First Lien Lenders or, subject to the reasonable consent of the First Lien Agent (and, in the case of any Revolving Facility, the Swingline Lender and each Issuing Lender) if required under the heading “Assignments and Participations” below, other persons who become First Lien

Lenders in connection therewith, in each case without the consent of any other First Lien Lender.

The First Lien Credit Documentation will permit the First Lien Agent and the Borrower to enter into one or more amendments thereto to incorporate the provisions of any First Lien Incremental Facility made available without any First Lien Lender’s consent, so long as the purpose of such amendment is solely to incorporate the appropriate provisions for such First Lien Incremental Facility in the First Lien Credit Documentation.

The First Lien Credit Documentation shall contain provisions allowing the Borrower to replace a First Lien Lender or terminate the commitment of a First Lien Lender and prepay such First Lien Lender’s outstanding First Lien Loans under one or more of the First Lien Credit Facilities (as the Borrower shall elect) in connection with amendments and waivers requiring the consent of all First Lien Lenders or of all First Lien Lenders directly affected thereby (so long as the Required First Lien Lenders or a majority of the relevant affected First Lien Lenders, as the case may be, consent thereto), increased costs, taxes, etc. and “defaulting” or insolvent First Lien Lenders.

Defaulting Lenders:

The First Lien Credit Documentation shall contain customary limitations on and protections with respect to “defaulting” First Lien Lenders, including, but not limited to, a customary “EU Bail-In” prong, non-payment/escrow of amounts owed to any such defaulting First Lien Lender to secure its obligations (including the obligation of any Revolving Lender to fund Revolving Loans and to purchase participations in Letters of Credit and Swingline Loans), exclusion for purposes of voting and customary cash collateralization of Letters of Credit and Swingline Loan participations for so long as such First Lien Lender is a “defaulting” First Lien Lender (after automatic reallocation among non-defaulting Revolving Lenders up to an amount such that the Revolving Facility exposure of such non-defaulting Revolving Lenders does not exceed their respective Revolving Commitments).

Assignments and Participations:

Subject to applicable gaming laws and/or regulations, the First Lien Lenders shall be permitted to assign all or a portion of their First Lien Loans and commitments (other than to any Disqualified Institution (provided that the list of any Disqualified Institutions is made available to a First Lien Lender upon request therefor)) with the consent of (a) the Borrower (such consent not to be unreasonably withheld), unless a payment or bankruptcy (with respect to the Borrower) event of default has occurred and is continuing or such assignment is to a First Lien Lender, an affiliate of a First Lien Lender or an Approved Fund (as defined below) (but if in respect of the Revolving Facility, only to another First Lien Lender under the Revolving Facility); provided that the

Borrower shall be deemed to have consented to any assignment unless it shall have objected thereto by written notice to the First Lien Agent within 10 business days after having received written notice thereof, (b) the First Lien Agent (not to be unreasonably withheld) unless assignment is to a First Lien Lender, an affiliate of a First Lien Lender or an Approved Fund, and (c) any Issuing Lender (not to be unreasonably withheld) unless in the case of this clause (c), a First Lien Term Loan is being assigned.  Non-pro rata assignments shall be permitted.  In the case of partial assignments (other than to another First Lien Lender, an affiliate of a First Lien Lender or an Approved Fund), the minimum assignment amount shall be $1 million in the case of any First Lien Term Loan and $5 million in the case of the Revolving Facility, in each case unless otherwise agreed by the Borrower and the First Lien Agent (or, in each case, if less, all of the relevant First Lien Lender’s remaining loans and commitments of the applicable class).  The First Lien Agent shall receive a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the First Lien Agent) in connection with all assignments.

“Approved Fund” means, with respect to any First Lien Lender, any person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities and is administered, advised or managed by (i) such First Lien Lender, (ii) an affiliate of such First Lien Lender or (iii) an entity or an affiliate of an entity that administers, advises or manages such First Lien Lender.

If any First Lien Lender is not qualified as an approved financial source as determined by any relevant gaming authority, does not otherwise meet the standards pursuant to gaming regulations in any relevant jurisdiction, or does not meet suitability standards as determined by any relevant gaming authority, the First Lien Agent, each Issuing Lender, Swingline Lender or the Borrower shall have the right (but not the duty) to designate a substitute lender (or, in the case of the Borrower, to terminate the commitments of such First Lien Lender or repay the First Lien Loans owing to such First Lien Lender), that has agreed to assume the rights and obligations of the former First Lien Lender, subject to receipt by the First Lien Agent of evidence reasonably satisfactory to the First Lien Agent that such substitute lender is qualified under applicable gaming regulations.

Subject to gaming laws and/or regulations, the First Lien Lenders shall also have the right to sell participations in their First Lien Loans to other persons (other than any Disqualified Institutions (provided that the list of any Disqualified Institutions is made available to a First Lien Lender upon request therefor)).  Participants shall have the same benefits as the First Lien Lenders with respect to yield protection and increased cost provisions subject to customary limitations and restrictions.  Voting rights of participants shall be limited to those matters set forth in clauses (a) and (b) of the first paragraph under “Voting” with respect to which the affirmative vote of the First Lien Lender from which it purchased its participation would be required.

Pledges of First Lien Loans in accordance with applicable law shall be permitted without restriction other than to Disqualified Institutions (provided that the list of any Disqualified Institutions is made available to a First Lien Lender upon request therefor).

The First Lien Credit Documentation will provide that if any assignment or participation is made to any affiliate of a Disqualified Institution (a “Disqualified Person”) without the Borrower’s prior written consent, then the Borrower may, at its expense, (a) terminate any commitment the relevant Disqualified Person and repay all obligations under the First Lien Credit Documentation owing thereto, (b) purchase any First Lien Loans held by such Disqualified Person at the least of (i) par, (ii) the amount that such Disqualified Person paid to acquire such First Lien Loans, plus accrued interest, fees and other amount and (iii) if reasonably obtainable public sources are available, the most recently available market price for such First Lien Loans based on such sources and/or (c) require such Disqualified Person to assign all of its interests under the First Lien Credit Documentation to one or more eligible assignees.

The First Lien Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, any other First Lien Lender’s compliance with the provisions hereof relating to Disqualified Institutions.  Without limiting the foregoing, the First Lien Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any First Lien Lender or participant or prospective First Lien Lender or participant is a Disqualified Institution or (y) have any liability with respect to or arising out of a participation of loans, or disclosure of confidential information, to any Disqualified Institution in each case by any other First Lien Lender, or the restrictions on any exercise of rights or remedies of, any Disqualified Institution in connection therewith.

The First Lien Credit Documentation shall provide that First Lien Term Loans (including First Lien Incremental Term Loans and any First Lien Refinancing Term Facility) may be purchased by and assigned to (a) any Non-Debt Fund Affiliate (as defined below) and/or (b) Holdings, the Borrower and/or any subsidiary of the Borrower (the persons in clauses (a) and (b) above collectively, but excluding any Debt Fund Affiliate, “Affiliated Lenders”), in each case, without the consent of any other person on a non-pro rata basis through Dutch auctions open to all First Lien Lenders holding First Lien Term Loans on a pro rata basis in accordance with customary procedures to be agreed and/or open market purchases, notwithstanding any consent requirements set forth above; provided, that:

(i)                   no Affiliated Lender shall be required to make a representation that, as of the date of any such purchase and assignment, it is not in possession of MNPI with respect to Holdings, the Borrower and/or any subsidiary thereof and/or any of their respective securities,

(ii)                First Lien Term Loans (including First Lien Incremental Term Loans and any First Lien Refinancing Term Facility)  owned or held by an Affiliated Lender shall be disregarded in the determination of any Required First Lien Lenders’ vote (and such First Lien Term Loans shall be deemed to be voted pro rata to the non-Affiliated Lenders),

(iii)             First Lien Term Loans (including First Lien Incremental Term Loans and any First Lien Refinancing Term Facility) owned or held by Affiliated Lenders shall not, in the aggregate, exceed 25% of the aggregate outstanding First Lien Term Facility (including First Lien Incremental Term Loans and any First Lien Refinancing Term Facility) at any time (after giving effect to any substantially simultaneous cancellations thereof),

(iv)            subject to exceptions to be agreed, no Affiliated Lender, solely in its capacity as such, shall be permitted to attend any “lender-only” conference calls or meetings or receive any related “lender-only” information,

(v)               in the case of any open market purchase conducted by Holdings, the Borrower or any Restricted Subsidiary, the Revolving Facility (or any Incremental Revolving Facility or Refinancing Revolving Facility) shall not be utilized to fund such purchase,

(vi)            in the case of any Dutch auction conducted by Holdings, Parent, the Borrower or any Restricted Subsidiary, (A) the Revolving Facility (or any Incremental Revolving Facility or Refinancing Revolving Facility) shall not be utilized to fund the relevant assignment and (B) no event of default shall be continuing at the time of acceptance of bids for the Dutch auction or entry into a binding agreement with respect to open market purchases, as the case may be,

(vii) any First Lien Term Loans acquired by Holdings, the Borrower or any of its Restricted Subsidiaries shall be immediately cancelled to the extent permitted by applicable law; and

(viii) the relevant Affiliated Lender and the assigning or purchasing Lender shall have executed a customary “affiliated lender assignment and assumption” agreement.

(ix)            (A) If the Borrower or any Guarantor is the subject of an insolvency proceeding, each Affiliated Lender shall not take any step or action to object to, impede or delay the exercise of any right or the taking of any action by the First Lien Agent in relation to such Affiliated Lender’s claim with respect to its First Lien Loans so long as such Affiliated Lender is treated in connection with such exercise or action the same or better terms as the other First Lien Lenders and (B) with respect to any matter requiring the vote of First Lien Lenders during the pendency of an insolvency proceeding (including, without limitation, voting on any plan of reorganization), the First Lien Loans held by such Affiliated Lender (and any claim with respect thereto) shall be deemed to be voted in the same proportion as the allocation of voting with respect to such matter by the First Lien Lenders who are not Affiliated Lenders, so long as such Affiliated Lender is treated in connection with the exercise of such right or taking of such action on the same or better terms as the other First Lien Lenders.  The  Affiliated Lenders shall appoint the First Lien Agent as such Affiliated Lender’s attorney-in-fact to take any action and to execute any instrument the First Lien Agent may deem reasonably necessary to carry out the foregoing.

Notwithstanding the foregoing, (a) the First Lien Credit Documentation shall permit (but not require) any Non-Debt Fund Affiliate to contribute such First Lien Term Loans to Holdings, the Borrower or any of its subsidiaries for purposes of cancelling such debt, (b) each Affiliated Lender shall have the right to vote on any amendment, modification, waiver or consent that would require the vote of all First Lien Lenders or the vote of all First Lien Lenders directly and adversely affected thereby and (c) no amendment, modification, waiver or consent shall affect any Affiliated Lender (in its capacity as a First Lien Lender) in a manner that is disproportionate to the effect on any First Lien Lender of the same class or that would deprive such Affiliated Lender of its pro rata share of any payment to which it is entitled.

In addition, the First Lien Credit Documentation shall provide that First Lien Term Loans and/or Revolving Commitments may be purchased by and assigned to any Debt Fund Affiliate, notwithstanding any consent requirements set forth above through (a) Dutch auctions open to all First Lien Lenders on a pro rata basis in accordance with customary procedures and/or (b) open market purchases on a non-pro rata basis; provided, that for any Required First Lien Lenders’ vote, Debt Fund Affiliates may not, in the aggregate, account for more than 49.9% of the amounts included in determining whether the Required First Lien Lenders have consented to the relevant amendment, waiver or other action.  The provisions of the immediately preceding paragraph shall not apply to any Debt Fund Affiliate, and each First Lien Lender shall be permitted to assign or participate all or a portion of such First Lien Lender’s First Lien Term Loans and/or Revolving Commitments to any Debt Fund Affiliate without regard to such foregoing provisions (but subject to the proviso set forth in the immediately preceding sentence).

“Non-Debt Fund Affiliate” means the Sponsor other than any Debt Fund Affiliate or any natural person.

“Debt Fund Affiliate” means any affiliate of the Sponsor (other than a natural person) that is primarily engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course and for which no personnel making investment decisions in respect of any equity fund which has a direct or indirect equity investment in Holdings, the Borrower or its Restricted Subsidiaries has the right to make any investment decisions.

Successor Administrative Agent:

The First Lien Agent may resign or, if it is a “defaulting lender” or an affiliate thereof, be removed by the Borrower, in each case (a) upon 10 days’ notice by the applicable party and (b) subject to the appointment of a successor administrative agent (it being understood and agreed that if no successor administrative agent is appointed within 30 days, such resignation will still be effective).  Such successor agent shall be a commercial bank with a combined capital and surplus of at least $1 billion, and unless a payment or bankruptcy (with respect to the Borrower) event of default has occurred and is continuing, shall be acceptable to the Borrower.  In no event shall any successor administrative agent be a Disqualified Institution.

Yield Protection and Taxes:

The First Lien Credit Documentation shall contain customary provisions (a) protecting the First Lien Lenders against increased costs or loss of yield resulting from changes in reserve, capital adequacy, liquidity and other requirements of law (provided that (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in the case of each of clauses (i) and (ii), be deemed to constitute a change in requirements of law, regardless of the date enacted, adopted, issued, or implemented but solely to the extent the relevant increased costs or loss of yield would have been included if they had been imposed under applicable increased cost provisions), in each case, subject to customary limitations and exceptions (it being understood that requests for payments on account of increased costs resulting from market disruption shall be limited to circumstances generally affecting the banking market and when the Required First Lien Lenders have made a request therefor) and (b) indemnifying the First Lien Lenders for “breakage costs” incurred in connection with, among other things, any prepayment of a Eurodollar Loan on a day other than the last day of an interest period with respect thereto.

The First Lien Credit Documentation shall contain a customary tax gross up, it being understood that the gross up obligations shall not apply to withholding taxes imposed as a result of the failure to comply with the requirements of current Sections 1471 through 1474 of the Internal Revenue Code (or any amended or successor provisions), and any current or future regulations promulgated thereunder or guidance or interpretations issued pursuant thereto, consistent with the Documentation Considerations.

The First Lien Credit Documentation shall (a) contain provisions regarding the timing for asserting a claim in respect of yield protection and/or taxes and (b) require that each First Lien Lender asserting any such claim in respect of yield protection certify to the Borrower that it is generally requiring reimbursement for the relevant amounts from similarly situated borrowers under comparable syndicated credit facilities.

Expenses and Indemnification:

The Borrower shall pay (a) if the Closing Date occurs, all reasonable and documented out-of-pocket expenses of the First Lien Agent and the First Lien Lead Arrangers incurred on or after the Closing Date within 30 days of a written demand therefor, together with backup documentation supporting such reimbursement request, associated with the syndication of the First Lien Credit Facilities and the preparation, execution, delivery and administration of the First Lien Credit Documentation and any amendment or waiver with respect thereto (but limited, in the case of legal fees and expenses, to the actual reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to the First Lien Agent and the First Lien Lead Arrangers, taken as a whole, and, if reasonably necessary, one local counsel in any relevant jurisdiction and/or special regulatory/gaming counsel to such persons, taken as a whole) and (b) all reasonable and documented out-of-pocket expenses of the First Lien Agent and the First Lien Lenders within 30 days of a written demand therefor, together with backup documentation supporting such reimbursement request (but limited, in the case of legal fees and expenses, to the actual reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to the First Lien Agent and the First Lien Lenders, taken as a whole, and, if reasonably necessary, of one local counsel in any relevant jurisdiction and/or special regulatory/gaming counsel to such persons, taken as a whole) in connection with the enforcement of the First Lien Credit Documentation.

The First Lien Agent, the First Lien Lead Arrangers and the First Lien Lenders (and their affiliates and their respective officers, directors, employees, agents, advisors and other representatives) (each, an “indemnified person”) will be indemnified for and held harmless against, any losses, claims, damages and liabilities (it being understood that any such losses, claims, damages or liabilities that consist of legal fees and/or expenses shall be limited to the actual reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to all indemnified persons taken as a whole and, solely in the case of an actual or reasonably perceived conflict of interest where an indemnified person informs the Borrower of such conflict, one additional counsel to all affected indemnified persons taken as a whole, and, if reasonably necessary, one local counsel in any relevant jurisdiction and/or special regulatory/gaming counsel to all affected indemnified persons, taken as a whole and, solely in the case of an actual or reasonably perceived conflict of interest, one additional local counsel to all affected indemnified persons, taken as a whole, in each case incurred in connection with investigating or defending any claim, litigation or proceeding relating to the First Lien Credit Facilities or the use or the proposed use thereof) incurred in respect of the First Lien Credit Facilities or the use or the proposed use of proceeds thereof, except to the extent they arise from the gross negligence, bad faith or willful misconduct of, or material breach of the First Lien Credit Documentation by, such indemnified person, in each case as determined by a final, non-appealable judgment of a court of competent jurisdiction or any dispute solely among the indemnified persons (other than any claims against an indemnified person in its capacity as the First Lien Agent or First Lien Lead Arranger) and not arising out of any act or omission of the Sponsor, Holdings, the Borrower, or any of their respective subsidiaries.  Notwithstanding the foregoing, each indemnified person shall be obligated to refund and return any and all amounts paid by the Borrower to such indemnified person for fees, expenses or damages to the extent such indemnified person is not entitled to payment of such amounts in accordance with the terms hereof.  None of the indemnified persons, the Investors, Sponsor, Holdings, the Borrower, any other subsidiary of Holdings or any affiliates or directors, officers, employees, agents, advisors or other representatives of any of the foregoing shall be liable for any special, indirect, consequential or punitive damages in connection with the First Lien Credit Facilities (including the use or intended use of the proceeds of the First Lien Credit Facilities); provided that the foregoing shall not limit the indemnification obligations in the immediately preceding sentence to the extent including in any third party claim in connection with which such indemnified person is entitled to indemnification hereunder.  In addition, and with respect to any settlement, the provisions of the penultimate paragraph of Section 7 of the Commitment Letter shall apply. Notwithstanding the foregoing, each indemnified person shall be obligated to refund and return any and all amounts paid by the Borrower to such indemnified person for fees, expenses or damages to the extent such indemnified person is not entitled to payment of such amounts in accordance with the terms hereof.

Governing Law and Forum:

New York; provided, that, notwithstanding the governing law provisions of the First Lien Credit Documentation, it is understood and agreed that (a) the interpretation of the definition of “Closing Date Material Adverse Effect” (and whether or not a Closing Date Material Adverse Effect has occurred), (b) the determination of the accuracy of any Specified Acquisition Agreement Representation and whether as a result of any inaccuracy thereof either the Borrower or its applicable affiliate has the right to terminate its obligations under the Acquisition Agreement or to decline to consummate the Acquisition and (c) the determination of whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement and, in any case, claims or disputes arising out of any such interpretation or determination or any aspect thereof shall, in each case, be governed by, and construed in accordance with, the laws of the State of Nevada, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Counsel to the First Lien Agent and the First Lien Lead Arrangers:	King & Spalding LLP.

Annex I to Exhibit B

Interest and Certain Fees

Interest Rate Options:

The Borrower may elect that the First Lien Loans comprising each borrowing bear interest at a rate per annum equal to (a) the ABR (as defined below) plus the Applicable Margin (as defined below) or (b) the Eurodollar Rate (as defined below) plus the Applicable Margin; provided, that all Swingline Loans shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

As used herein:

“ABR” means the highest of (a) the First Lien Agent’s prime rate (the “Prime Rate”), (b) the federal funds effective rate from time to time plus 0.50% per annum, (c) the 1-month Published LIBOR Rate (as defined below) plus 1.00% per annum and (d) in respect of the initial First Lien Term Loans only, 2.00% per annum.

“ABR Loans” means First Lien Loans bearing interest based upon the ABR.

“Applicable Margin” means:

(a) with respect to Revolving Loans, (i) 3.00% in the case of ABR Loans (including Swingline Loans) and (ii) 4.00% in the case of Eurodollar Loans (as defined below); and

(b) with respect to the First Lien Term Loans, (i) 3.00% in the case of ABR Loans and (ii) 4.00% in the case of Eurodollar Loans.

Following delivery of financial statements for the first full fiscal quarter after the Closing Date, the Applicable Margin rate with respect to Revolving Loans shall be subject to the pricing grid set forth on Annex II.

“Eurodollar Rate” means the higher of (a) the rate for eurodollar deposits for a period equal to 1, 2, 3, 6, or, if available to all relevant affected First Lien Lenders, 12 months or a shorter period (as selected by the Borrower) appearing on Reuters Screen LIBOR01 Page (or otherwise on the Reuters screen or any successor or replacement service) (the “Published LIBOR Rate”) (as adjusted for statutory reserve requirements for eurocurrency liabilities) and (b) (i) in respect of the initial First Lien Term Loans only, 1.00% per annum and (ii) in respect of Revolving Loans only, 0.00% per annum.

“Eurodollar Loans” means First Lien Loans bearing interest based upon the Eurodollar Rate.

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Interest Payment Dates:	In the case of ABR Loans, quarterly in arrears.

In the case of Eurodollar Loans, on the last day of each relevant interest period and, in the case of any interest period longer than 3 months, on each successive date 3 months after the first day of such interest period.

Revolving Facility Commitment Fee:

The Borrower shall pay a commitment fee (the “Revolving Facility Commitment Fee”) calculated at a rate per annum equal to 0.50% on the average daily unused portion of the commitments of non-defaulting Revolving Lenders, payable quarterly in arrears.  Following delivery of financial statements for the first full fiscal quarter after the Closing Date, the Revolving Facility Commitment Fee rate shall be subject to one step-down to 0.375% provided the First Lien Leverage Ratio is less than 3.50:1.00.  Swingline Loans shall, for purposes of the commitment fee calculation only, not be deemed to be a utilization of the Revolving Facility.

Letter of Credit Fees:

The Borrower shall pay a fee on the face amount of all outstanding (a) standby Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans under the Revolving Facility and (b) documentary Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans under the Revolving Facility.  Such fees shall be shared ratably among the Revolving Lenders and shall be payable quarterly in arrears.

A fronting fee in an amount to be agreed (but in any event not to exceed 0.125% per annum) on the then available face amount of each Letter of Credit shall be payable quarterly in arrears to the relevant Issuing Lender for its own account.

Default Rate:

At any time when a payment event of default (with respect to any principal, interest or fees) under the First Lien Credit Facilities exists and upon the election of the Required First Lien Lenders, the relevant overdue amounts shall bear interest, to the fullest extent permitted by law, at (i) in the case of principal or interest, 2.00% per annum above the rate then borne by (in the case of such principal) such borrowings or (in the case of interest) the borrowings to which such overdue amount relates or (ii) in the case of fees, 2.00% per annum in excess of the rate otherwise applicable to Revolving Loans maintained as ABR Loans from time to time.

Rate and Fee Basis:

All per annum rates shall be calculated on the basis of a year of 360 days (or 365/366 days, in the case of ABR Loans the interest payable on which is then based on the Prime Rate) for actual days elapsed.

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Annex II to Exhibit B

Revolving Loans

Level	First Lien Leverage Ratio	Applicable Margin for Eurodollar Loans that are Revolving Loans	Applicable Margin for ABR Loans that are Revolving Loans
I	> 3.50:1.00	4.00%	3.00%
II	< 3.50:1.00 but > 3.00:1.00	3.75%	2.75%
III	< 3.00:1.00	3.50%	2.50%

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EXHIBIT C

Project Atlas

Second Lien Term Facility

Summary of Terms and Conditions

Set forth below is a summary of the principal terms and conditions for the Second Lien Term Facility.  Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Commitment Letter to which this Exhibit C is attached or on Exhibits A, B or D (including the Annexes hereto and thereto) attached thereto.

PARTIES

Borrower:

If a Successful Amendment has been achieved, the Borrower will be the Target.

If a Successful Amendment has not been achieved, the Borrower under the Second Lien Term Facility will be the same as the Borrower under the First Lien Credit Facilities.

Guarantors:

If a Successful Amendment has been achieved, the same guarantors as under the Amended Credit Agreement.

If a Successful Amendment has not been achieved, all obligations of the Borrower under the Second Lien Term Facility will be unconditionally guaranteed on a senior basis (the “Second Lien Guaranty”) by the same Guarantors that guarantee the First Lien Credit Facilities.

Joint Lead Arrangers and Joint Bookrunners:

Citizens Bank, N.A., and any other Second Lien Lead Arranger appointed pursuant to the Commitment Letter, will act as joint lead arrangers and joint bookrunners for the Second Lien Term Facility (in such capacity, the “Second Lien Lead Arrangers”).

Second Lien Administrative Agent and Collateral Agent:

Citizens Bank, N.A., will act as the sole and exclusive administrative agent and collateral agent for the Second Lien Lenders referred to below (in such capacities, the “Second Lien Agent” and, together with the First Lien Agent, the “Agents”).

Second Lien Lenders:

A syndicate of banks, financial institutions and other entities, including the Initial Second Lien Lenders, but excluding Disqualified Institutions, arranged by the Second Lien Lead Arrangers and reasonably acceptable to the Borrower (collectively, and together with any person that becomes a lender by assignment as set forth under the heading “Assignments and Participations” below, the “Second Lien Lenders”).

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TYPE AND AMOUNT OF SECOND LIEN TERM FACILITY

Type and Amount:

An 8-year second lien term loan facility (the “Second Lien Term Facility”) in an aggregate principal amount of $95 million (the loans thereunder, the “Second Lien Loans” and, together with the First Lien Term Loans, the “Term Loans”).

Amortization:	None.

Maturity:	The Second Lien Loans will mature on the date which is 8 years following the Closing Date (the “Second Lien Loan Maturity Date”).

Availability:	The Second Lien Loans shall be made in a single drawing on the Closing Date. Repayments and prepayments of the Second Lien Loans may not be reborrowed.

Use of Proceeds:	The proceeds of the Second Lien Loans will be used to finance a portion of the Transactions (including working capital and/or purchase price adjustments and the payment of Transaction Costs).

Second Lien Incremental Term Facility:

Subject to the terms of the Second Lien Credit Documentation provisions set forth below, the Borrower will have the right, from time to time, on one or more occasions, to add one or more incremental term facilities and/or increase the Second Lien Term Facility (each, a “Second Lien Incremental Term Facility” and, together with the First Lien Incremental Facilities, collectively, the “Incremental Facilities”) in an aggregate principal amount not to exceed (w) $75 million (reduced by the First Lien Fixed Incremental Amount utilized by the Borrower and any First Lien Incremental Equivalent Debt  and Second Lien Incremental Equivalent Debt (as defined below) issued or incurred in reliance on the First Lien Fixed Incremental Amount or the Second Lien Fixed Incremental Amount, as applicable) (the “Second Lien Free and Clear Basket”), plus (x) in the case of a Second Lien Incremental Term Facility that serves to effectively extend the maturity of the Second Lien Term Facility, an amount equal to the amount of loans under the Second Lien Term Facility to be replaced with such Second Lien Incremental Term Facility, plus (y) the amount of any voluntary prepayment of the First Lien Term Loans, any First Lien Incremental Facility, Second Lien Term Loans and/or any Second Lien Incremental Term Facility and/or permanent reduction of the Revolving Commitments and/or the commitments under any Incremental Revolving Credit Facilities; provided that the relevant prepayment is not funded with long-term indebtedness that is pari passu with or senior to the Second Lien Term Facility (other than revolving indebtedness) (the sum of clauses (w) through (y), inclusive, the “Second Lien Fixed Incremental Amount”), plus (z) an unlimited amount so long as, in the case of this clause (z) after giving effect thereto, the Secured Leverage Ratio does not exceed the Secured Leverage Ratio on the

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Closing Date (the “Second Lien Ratio-Based Incremental Amount); provided, that unless the Borrower otherwise elects, any portion of any Second Lien Incremental Term Facility that could be established in reliance on clause (z) above at the time of incurrence shall be deemed to have been incurred in reliance on the Second Lien Ratio-Based Incremental Amount without reducing the Second Lien Fixed Incremental Amount, in each case, on terms and conditions agreed by the Borrower and the relevant Second Lien Incremental Term Facility lenders; provided further that if any Second Lien Incremental Term Facility is incurred using both the Second Lien Fixed Incremental Amount and the Second Lien Ratio-Based Incremental Amount, then the amount so incurred in reliance on the Second Lien Fixed Incremental Amount shall be excluded from the calculation of the relevant leverage ratio for purposes of determining amounts available to be incurred in reliance on the Second Lien Ratio-Based Incremental Amount; provided further that any portion of any Second Lien Incremental Facility that was previously established in reliance on clause (w) above may, at the election of the Borrower, later be reclassified as having been established under clause (z) so long as the Borrower meets the requirements of clause (z) on a pro forma basis at the time of such reclassification (and the amount available under clause (w) above shall be increased by the amount so reclassified; (w) above shall be increased by the amount so reclassified; and provided further, that, at the time of the addition thereof:

(i) except as otherwise agreed by the lenders providing the relevant Second Lien Incremental Term Facility, no event of default exists or would exist after giving effect thereto;

(ii)                any Second Lien Incremental Term Facility will have a final maturity date no earlier than the then-existing Second Lien Term Loan Maturity Date (in each case, subject to exceptions for customary bridge financings);

(iii)             the weighted average life to maturity applicable to each Second Lien Incremental Term Facility shall not be shorter than the weighted average life to maturity of the then-existing Second Lien Term Facility;

(iv)            the interest rate applicable to any Second Lien Incremental Term Facility will be determined by the Borrower and the lenders providing such Second Lien  Term Facility and such interest rate will not be more than 0.50% per annum higher than the corresponding interest rate applicable to the initial Second Lien Term Facility unless the interest rate margin with respect to the initial Second Lien Term Facility is adjusted to be equal to the interest rate with respect to the relevant Second Lien Incremental Term Facility, minus, 0.50%; provided, that this clause (iv) shall only be effective until the date that is 18 months after the Closing Date;

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provided further, that in determining the applicable interest rate: (A) OID or upfront fees paid by the Borrower in connection with such Second Lien Incremental Term Facility or the initial Second Lien Term Facility (based on a 4-year average life to maturity or lesser remaining life to maturity at the time of the incurrence thereof) shall be included, (B) any amendments to the Applicable Margin on the initial Second Lien Term Facility that became effective subsequent to the Closing Date but prior to the time of (or concurrently with) the addition of such Second Lien Incremental Term Facility shall be included, (C) arrangement, commitment, structuring and underwriting fees and any amendment fees paid or payable to the Second Lien Lead Arrangers (or their affiliates)  or one or more other arrangers (or their affiliates) in their capacities as such in connection with the initial Second Lien Term Facility or to one or more arrangers (or their affiliates) in their capacities as such (regardless of whether such fees are paid to or shared in whole or part with any lender) applicable to such Second Lien Incremental Term Facility and any other fees not generally paid to all lenders ratably shall be excluded and (D) if such Second Lien Incremental Term Facility includes any  interest rate floor (i) greater than that which is applicable to the initial Second Lien Term Facility and such floor is applicable to the initial Second Lien Term Facility on the date of determination, the difference between the amount of such floors shall be equated to interest margin for determining the applicable interest rate or (ii) lower than that which is applicable to the initial Second Lien Term Facility or does not include any interest rate floor, the difference between the amount of such floors (which shall be deemed to equal 0% for any Second Lien Incremental Term Facility without any floor) shall reduce the applicable interest margin of such Second Lien Incremental Term Facility for determining the applicable interest rate;

(v)                  any Second Lien Incremental Term Facility shall rank pari passu in right of payment and security with the existing Second Lien Term Facility (subject to intercreditor arrangements reasonably satisfactory to the Second Lien Agent); and

(vi)               any Second Lien Incremental Term Facility shall share ratably in any prepayments of such  Second Lien Term Facility subject to the right of the Borrower to direct the application of voluntary prepayments in the manner described below and unless the Borrower and the lenders in respect of such Second Lien Incremental Term Facility elect lesser payments.

Any Second Lien Incremental Term Facility may be provided by existing Second Lien Lenders or, subject to the reasonable consent of the Second Lien Agent, other persons who become Second Lien

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Lenders in connection therewith if such consent would be required under the heading “Assignments and Participations” below for assignments or participations of Second Lien Loans to such person; it being understood that (a) no existing Second Lien Lender will be obligated to provide any Second Lien Incremental Term Facility and (b) the ability of any Affiliated Lender to provide any part of any Second Lien Incremental Term Facility will be subject to the relevant restrictions applicable to Affiliated Lenders described under the heading “Assignments and Participations” below.

The proceeds of any Second Lien Incremental Term Facility may be used by the Borrower and its subsidiaries for working capital and other general corporate purposes, including the financing of Permitted Acquisitions and other permitted investments and any other use not prohibited by the Second Lien Credit Documentation.

To the extent the proceeds of any Second Lien Incremental Term Facility are intended to be applied to finance an acquisition that is permitted under the Second Lien Credit Documentation, the availability thereof shall be subject to customary “SunGard” or “certain funds” conditionality.

Second Lien Refinancing Facility:

Subject to the terms of the Second Lien Credit Documentation provisions set forth below, the Borrower shall have the right to refinance and/or replace the Second Lien Loans under the Second Lien Term Facility (and loans under any Second Lien Incremental Term Facility) in whole or in part with (x) one or more new term facilities (each, a “Second Lien Refinancing Facility” or the “Second Lien Refinancing Facilities”) under the Second Lien Credit Documentation with the consent of the Borrower and the institutions providing such Second Lien Refinancing Facility and/or (y) one or more series of notes or loans, in the case of each of clauses (x) and (y), that may be pari passu or junior in right of payment and be secured by the Collateral on a pari passu or junior basis with the remaining portion of the Second Lien Term Facility or may be unsecured (such notes or loans, the “Second Lien Refinancing Notes”); provided, that:

(a)                  any Second Lien Refinancing Facility or issuance of Second Lien Refinancing Notes that is pari passu or junior with respect to the security shall be subject to a customary intercreditor agreement reasonably satisfactory to the Second Lien Agent or, to the extent subordinated in right of payment to the remaining portion of the Second Lien Credit Facilities, shall be subject to customary subordination terms reasonably satisfactory to the Second Lien Agent,

(b)                  no Second Lien Refinancing Facility or issuance of Second Lien Refinancing Notes shall mature prior to the maturity date (or in the case of Second Lien Refinancing Facilities or Second Lien Refinancing Notes which are secured on a junior

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basis or unsecured, 91 days after the maturity date) of the Second Lien Loans being refinanced or replaced or have a shorter weighted average life than the Second Lien Loans being refinanced or replaced,

(c)                   any Second Lien Refinancing Facility or issuance of Second Lien Refinancing Notes shall have pricing (including interest, fees and premiums), optional prepayment and redemption terms as may be agreed to by the Borrower and the lenders party thereto,

(d)                 if any such Second Lien Refinancing Facility or issuance of Second Lien Refinancing Notes is secured, it may not be secured by any assets other than the Collateral (or assets that become Collateral concurrently with the incurrence of such Second Lien Refinancing Facility or issuance of Second Lien Refinancing Notes),

(e)                  if any such Second Lien Refinancing Facility or issuance of Second Lien Refinancing Notes is guaranteed, it may not be guaranteed by any person other than the applicable Loan Parties (or any person that becomes a Loan Party concurrently with the incurrence of such Second Lien Refinancing Facility or issuance of Second Lien Refinancing Notes),

(f)                  the other terms and conditions (excluding those referenced in clauses (b) through (e) above or clause (h) below) of such Second Lien Refinancing Facility or issuance of Second Lien Refinancing Notes shall be substantially identical to, or (taken as a whole) no more favorable (as reasonably determined by the Borrower) to the lenders providing such Second Lien Refinancing Facility or purchasing such Second Lien Refinancing Notes than, those applicable to the indebtedness being refinanced or replaced (except for covenants or other provisions applicable only to periods after the latest final maturity date of the Second Lien Loans existing at the time of such refinancing or replacement) or such terms shall be current market terms for such type of indebtedness,

(g)                 the aggregate principal amount of any Second Lien Refinancing Facility or any issuance of Second Lien Refinancing Notes shall not exceed the aggregate principal amount of indebtedness being refinanced or replaced therewith, plus interest, premiums, fees and expenses and other amounts otherwise permitted under the Second Lien Credit Documentation, and

(h) any Second Lien Refinancing Term Facility that is pari passu with the Second Lien Term Facility in right of payment and security shall share ratably in any voluntary or mandatory

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	prepayment of the Second Lien Term Loans unless the Borrower and the lenders in respect of such Second Lien Refinancing Term Facility elect lesser payments.

CERTAIN PAYMENT PROVISIONS

Interest Rates and Fees:	As set forth on Annex I hereto.

Closing Fees:	As set forth in the Fee Letter.

Optional Prepayments:

Subject to the terms of the Second Lien Credit Documentation provisions set forth below, to the extent permitted by the First Lien Credit Documentation or the Amended Credit Agreement, as applicable, Second Lien Loans may be prepaid, in whole or in part, without premium or penalty (except as set forth under the heading “Second Lien Loan Prepayment Fee” below), in minimum amounts to be agreed, at the option of the Borrower at any time upon 1 business day’s (or, in the case of a prepayment of Eurodollar Loans, 3 business days’) prior notice, subject to reimbursement of the Second Lien Lenders’ redeployment costs in the case of a prepayment of Eurodollar Loans prior to the last day of the relevant interest period.

Second Lien Loan Prepayment Fee:

Any (a) optional prepayment of the Second Lien Loans (other than any prepayment of Second Lien Loans in connection with a permitted assignment thereof to an Affiliated Lender as provided below), (b) mandatory prepayment of the Second Lien Loans with the proceeds of indebtedness that is (i) not permitted by the Second Lien Credit Documentation or (ii) incurred pursuant to a Second Lien Refinancing Facility or an issuance of Second Lien Refinancing Notes and (c) Second Lien Repricing Transaction (as defined below) (any transaction described in clauses (a) through (c) above, a “Subject Prepayment Transaction”) will be subject to the following prepayment premiums (expressed as a percentage of the outstanding principal amount of the Second Lien Loans prepaid or subject to the relevant Second Lien Repricing Transaction) as set forth opposite the relevant period from the Closing Date as indicated below:

	Year	Call Premium

	Year 1:	2.00%

	Year 2:	1.00%

	Thereafter:	0.00%

For purposes of the Second Lien Credit Documentation, “Second Lien Repricing Transaction” means the refinancing or repricing by the Borrower of all or any portion of the Second Lien Loans the primary purpose of which is to reduce the all-in-yield applicable to

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the Second Lien Loans (x) with the proceeds of any secured term loans incurred by Holdings, the Borrower or any Subsidiary Guarantor or (y) in connection with any amendment to the Second Lien Credit Documentation, in either case, (i) having or resulting in an effective interest rate (to be calculated in a manner consistent with that set forth above in clause (iv) of the proviso to the first sentence under the heading “TYPE AND AMOUNT OF SECOND LIEN TERM FACILITY — Second Lien Incremental Term Facility” above) as of the date of such refinancing or repricing that is (and not by virtue of any fluctuation in any “base” rate) less than the effective interest rate (to be calculated in a manner consistent with that set forth above in clause (iv) of the proviso to the first sentence under the heading “TYPE AND AMOUNT OF SECOND LIEN TERM FACILITY — Second Lien Incremental Term Facility” above) applicable to the Second Lien Loans as of the date of such refinancing or repricing and immediately prior to giving effect thereto and (ii) in the case of a refinancing of the Second Lien Loans, the proceeds of which are used to repay, in whole or in part, the principal of outstanding Second Lien Loans.

Mandatory Prepayments:

Following the repayment in full of the First Lien Credit Facilities or the Facilities (under and as defined in the Amended Credit Agreement), as applicable, and, to the extent that the same are pari passu in right of payment and security with the or the Facilities (under and as defined in the Amended Credit Agreement) or the First Lien Credit Facilities, any First Lien Incremental Facility, any First Lien Refinancing Facility, any First Lien Refinancing Notes and any First Lien Incremental Equivalent Debt, as applicable, and, in each case, the termination of all commitments thereunder, the Second Lien Loans shall be prepaid pursuant to provisions that are substantially similar to (and limited to) those mandatory prepayment provisions contained in (i) the First Lien Credit Documentation if a Successful Amendment has not been achieved or (ii) the Amended Credit Agreement if a Successful Amendment has been achieved, in each case, with appropriate modifications (including any relevant component definitions) to reflect the second lien status of the Second Lien Loans.  In addition, (i) if a Successful Amendment has not been achieved, Second Lien Loans shall be prepaid with Declined Proceeds as defined and described under the heading “Mandatory Prepayments” in Exhibit B and (ii) if a Successful Amendment has been achieved on or prior to the Closing Date, Second Lien Loans shall be prepaid with Declined Proceeds under and as defined and in the Amended Credit Agreement.

Any Second Lien Lender may elect not to accept any mandatory prepayment (including any offer resulting from prepayments declined by First Lien Declining Lenders or the Lenders under and as defined in the Amended Credit Agreement, as applicable), but solely to the extent the relevant mandatory prepayment does not represent a refinancing of the Second Lien Loans.  Any prepayment

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amount declined by a Second Lien Lender may be retained by the Borrower and will increase the Available Basket.

COLLATERAL

If a Successful Amendment has been achieved, the same collateral as under the Amended Credit Agreement.

If a Successful Amendment has not been achieved, subject to the Certain Funds Provision, the Borrower obligations under the Second Lien Term Facility and each other Loan Party’s obligations under the Second Lien Guaranty shall be secured (subject to compliance with applicable gaming laws and/or regulations) on a second-priority basis (subject to certain exceptions to be agreed upon consistent with the Documentation Considerations) with the same Collateral securing the First Lien Credit Facilities (it being understood that those assets as to which the First Lien Agent and the Borrower reasonably determine that the costs of obtaining such security interests in such assets or perfection thereof are excessive in relation to the benefit to the First Lien lenders of the security to be afforded thereby shall also be excluded as Collateral for the Second Lien Term Facility).

The priority of security interests and relative rights of the lenders and other secured creditors’ matters in respect of  the Second Lien Term Facility and the First Lien Credit Facilities will be set forth in the First/Second Lien Intercreditor Agreement.  Without limiting the foregoing, the First/Second Lien Intercreditor Agreement will allow additional debt that is permitted under the Second Lien Credit Documentation to be incurred and secured by Collateral on a first priority, second priority or junior priority basis, to share ratably in the collateral securing the Second Lien Term Facility on (at the Borrower’s option) a first priority, second priority or junior priority basis with respect to the Collateral (in each case to the extent such priority is permitted under the Second Lien Credit Documentation).

The Second Lien Credit Documentation will authorize the Second Lien Agent to enter into customary intercreditor arrangements that will allow (at the Borrower’s option) additional debt that is permitted to be incurred and secured under the Second Lien Credit Documentation to be secured by a lien on the Collateral on a pari passu or junior basis with the Second Lien Term Facility.  The material terms of such intercreditor arrangements shall be reasonably acceptable to the Second Lien Agent and the Borrower.

The second lien pledges, security interest and mortgages on the Collateral shall be created and perfected on terms, and pursuant to documentation, that will be separate from but substantially similar to (and in any event no less favorable to the Borrower and its subsidiaries and the Sponsor than) the First Lien Credit Documentation.

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DOCUMENTATION

Second Lien Credit Documentation:

If a Successful Amendment has been achieved, the definitive financing documentation for the Second Lien Term Facility (including a customary intercreditor agreement for similar first lien/second lien issuances which shall be satisfactory to the Borrower, the “first lien” agent and the Second Lien Agent) (including the First/Second Lien Intercreditor Agreement, the “Second Lien Credit Documentation” and together with the Amended Credit Agreement and the Term Loan Upsize, the “Amendment Credit Documentation”), which the Commitment Parties agree will be drafted by the Second Lien Agent’s counsel and be based on and consistent with the Amended Credit Agreement (the terms of which shall be substantially similar to the terms set forth in Exhibit B for the First Lien Credit Facilities with only such modifications as have been agreed to by the Commitment Parties) and as modified to reflect (i) the nature of the Second Lien Term Facility as a second lien financing and (ii) such other terms as the Borrower and the Second Lien Lead Arrangers shall agree; it being understood and agreed that the Second Lien Credit Documentation shall: (a) not contain any conditions to the availability and funding of the Second Lien Term Facility on the Closing Date other than as set forth on Exhibit D; (b) subject to the modifications expressly contemplated by the Flex Provisions, contain only those mandatory prepayments, representations and warranties, affirmative, financial and negative covenants and events of default expressly set forth in this Term Sheet, in each case, applicable to the Borrower and its Restricted Subsidiaries (and Holdings in certain limited circumstances) and with standards, qualifications, thresholds, exceptions for materiality or otherwise and “baskets,” grace and cure periods, in each case, consistent (where applicable) with clauses (c)(i) and (c)(ii) of the definition of Documentation Considerations and the customary operational and administrative agency provisions of the Second Lien Agent reasonably acceptable to the Borrower and the Second Lien Agent; (c) give due regard to clauses (c)(i) and (c)(ii) of the definition of Documentation Considerations and the customary operational and administrative agency provisions of the Second Lien Agent reasonably acceptable to the Borrower and the Second Lien Agent; and (d) be negotiated in good faith by the Borrower and the Commitment Parties so that the Second Lien Credit Documentation, giving effect to the Certain Funds Provisions, is finalized as promptly as practicable after the acceptance of the Commitment Letter.

If a Successful Amendment has not been achieved, the definitive financing documentation for the Second Lien Term Facility (including the First/Second Lien Intercreditor Agreement, the “Second Lien Credit Documentation” and together with the First Lien Credit Documentation, the “Credit Documentation”), which the Commitment Parties agree will be drafted by the Second Lien

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Agent’s counsel and be based on and consistent with the First Lien Credit Documentation subject to the terms and conditions set forth in this Exhibit C and as modified to reflect (i) the nature of the Second Lien Term Facility as a second lien financing and (ii) such other terms as the Borrower and the Second Lien Lead Arrangers shall agree; it being understood and agreed that the Second Lien Credit Documentation shall: (a) not contain any conditions to the availability and funding of the Second Lien Term Facility on the Closing Date other than as set forth on Exhibit D; (b) subject to the modifications expressly contemplated by the Flex Provisions, contain only those mandatory prepayments, representations and warranties, affirmative, financial and negative covenants and events of default expressly set forth in this Term Sheet, in each case, applicable to the Borrower and its Restricted Subsidiaries (and Holdings in certain limited circumstances) and with standards, qualifications, thresholds, exceptions for materiality or otherwise and “baskets,” grace and cure periods, in each case, consistent (where applicable) with the Documentation Considerations; (c) give due regard to the Documentation Considerations; and (d) be negotiated in good faith by the Borrower and the Commitment Parties so that the Second Lien Credit Documentation, giving effect to the Certain Funds Provisions, is finalized as promptly as practicable after the acceptance of the Commitment Letter.

Representations and Warranties:

If a Successful Amendment has been achieved, the representations and warranties shall be substantially similar to (and limited to) those representations and warranties contained in the Amended Credit Agreement, with appropriate modifications (including to any relevant component definitions) to reflect the second lien status of the Second Lien Loans.

If a Successful Amendment has not been achieved, the representations and warranties shall be substantially similar to (and limited to) those representations and warranties contained in the First Lien Credit Documentation, with appropriate modifications (including to any relevant component definitions) to reflect the second lien status of the Second Lien Loans.

Affirmative Covenants:

If a Successful Amendment has been achieved, the affirmative covenants shall be substantially similar to (and limited to) those affirmative covenants contained in the Amended Credit Agreement, with appropriate modifications (including to any relevant component definitions) to reflect the second lien status of the Second Lien Loans.

If a Successful Amendment has not been achieved, the affirmative covenants shall be substantially similar to (and limited to) those affirmative covenants contained in the First Lien Credit Documentation, with appropriate modifications (including to any relevant component definitions) to reflect the second lien status of

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the Second Lien Loans.

Financial Covenant:

If a Successful Amendment has been achieved, same as contained in the Amended Credit Agreement, with the Financial Covenant level set initially the same as contained in the Amended Credit Agreement, with step-downs to be mutually agreed, subject to a corresponding cushion to the Financial Covenant levels contained in the Amended Credit Agreement.

If a Successful Amendment has not been achieved, same as the First Lien Credit Facilities, with the Financial Covenant level set initially at 7.00:1.00, with step-downs to be mutually agreed, subject to a corresponding cushion to the Financial Covenant levels for the First Lien Credit Facilities.

If any of the Flex Provisions set forth in clauses (a), (b) or (c) of the Fee Letter is actually exercised, whether before or after the Closing Date, the levels for the Financial Covenant shall be adjusted in the Second Lien Credit Documentation (or pursuant to an amendment thereto) in order to maintain the corresponding cushions to the Financial Covenant levels for the First Lien Credit Facilities.

Negative Covenants:

If a Successful Amendment has been achieved, the negative covenants shall be substantially similar to (and limited to) those negative covenants contained in the Amended Credit Agreement, except that (a) with appropriate modifications (including to any relevant component definitions) to reflect the second lien status of the Second Lien Loans and (b) the dollar and percentage “baskets” and leverage levels for the negative covenants under the Second Lien Credit Documentation will be sized with cushions of at least 20% above the corresponding dollar and percentage “baskets” and leverage levels under the Amended Credit Agreement.

If a Successful Amendment has not been achieved, the negative covenants shall be substantially similar to (and limited to) those negative covenants contained in the First Lien Credit Documentation, except that (a) with appropriate modifications (including to any relevant component definitions) to reflect the second lien status of the Second Lien Loans and (b) the dollar and percentage “baskets” and leverage levels for the negative covenants under the Second Lien Credit Documentation will be sized with cushions of at least 20% above the corresponding dollar and percentage “baskets” and leverage levels under the First Lien Credit Documentation.

Events of Default:

If a Successful Amendment has been achieved, the events of default shall be substantially similar to (and limited to) the events of default contained in the Amended Credit Agreement; provided that (a) materiality thresholds will be sized with cushions of at least 20% above the corresponding thresholds under the Amended Credit Agreement and (b) the Second Lien Term Facility will have a cross-

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acceleration (but not a cross-default) to the Amended Credit Agreement.

If a Successful Amendment has not been achieved, the events of default shall be substantially similar to (and limited to) the events of default contained in the First Lien Credit Documentation; provided that (a) materiality thresholds will be sized with cushions of at least 20% above the corresponding thresholds under the First Lien Credit Documentation and (b) the Second Lien Term Facility will have a cross-acceleration (but not a cross-default) to the First Lien Credit Facilities.

Voting:

The Second Lien Credit Documentation will contain provisions for amendments, waivers and other modifications (including provisions allowing the Borrower to replace Second Lien Lenders or to prepay Second Lien Loans in connection with amendments and waivers requiring the consent of all Second Lien Lenders or the Second Lien Lenders directly affected thereby, increased costs, taxes, etc. and “defaulting” or insolvent Second Lien Lenders) substantially similar to such provisions contained in (i) the First Lien Credit Documentation in the event a Successful Amendment has not been achieved and (ii) the Amended Credit Agreement in the event a Successful Amendment has been achieved.

Defaulting Lenders:

The Second Lien Credit Documentation shall contain customary limitations on and protections with respect to “defaulting” Second Lien Lenders (including, but not limited to, non-payment/escrow of amounts owed to any such defaulting Second Lien Lender to secure its obligations and exclusion for purposes of voting) substantially similar to such provisions contained in (i) the First Lien Credit Documentation in the event a Successful Amendment has not been achieved and (ii) the Amended Credit Agreement in the event a Successful Amendment has been achieved.

Assignments and Participations:

The Second Lien Credit Documentation will contain provisions for assignments of and participations in the Second Lien Loans substantially similar to the provisions for assignments of and participations in the loans and commitments contained in the (i) the First Lien Credit Documentation in the event a Successful Amendment has not been achieved and (ii) the Amended Credit Agreement in the event a Successful Amendment has been achieved.

The Second Lien Credit Documentation shall provide that Second Lien Loans may be purchased by and assigned to Debt Fund Affiliates and Affiliated Lenders on terms substantially similar to those contained in the (i) the First Lien Credit Documentation in the event a Successful Amendment has not been achieved and (ii) the Amended Credit Agreement in the event a Successful Amendment has been achieved.

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Successor Administrative Agent:

The Second Lien Agent may resign or, if it is a “defaulting lender” or an affiliate thereof, be removed by the Borrower, in each case (a) upon 10 days’ notice by the applicable party and (b) subject to the appointment of a successor administrative agent (it being understood and agreed that if no successor administrative agent is appointed within 30 days, such resignation will still be effective). Such successor agent shall be a commercial bank with a combined capital and surplus of at least $1 billion, and unless a payment or bankruptcy (with respect to the Borrower) event of default has occurred and is continuing, shall be acceptable to the Borrower. In no event shall any successor administrative agent be a Disqualified Institution.

Yield Protection and Taxes:

The Second Lien Credit Documentation will contain yield protection and tax provisions substantially similar to those contained in the (i) the First Lien Credit Documentation in the event a Successful Amendment has not been achieved and (ii) the Amended Credit Agreement in the event a Successful Amendment has been achieved.

Expenses and Indemnification:

The Second Lien Credit Documentation will contain provisions for expense reimbursement and indemnification substantially similar to those contained in the (i) the First Lien Credit Documentation in the event a Successful Amendment has not been achieved and (ii) the Amended Credit Agreement in the event a Successful Amendment has been achieved.

Governing Law and Forum:

New York; provided, that, notwithstanding the governing law provisions of the Second Lien Credit Documentation, it is understood and agreed that (a) the interpretation of the definition of “Closing Date Material Adverse Effect” (and whether or not a Closing Date Material Adverse Effect has occurred), (b) the determination of the accuracy of any Specified Acquisition Agreement Representation and whether as a result of any inaccuracy thereof either the Borrower or its applicable affiliate has the right to terminate its obligations under the Acquisition Agreement or to decline to consummate the Acquisition and (c) the determination of whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement and, in any case, claims or disputes arising out of any such interpretation or determination or any aspect thereof shall, in each case, be governed by, and construed in accordance with, the laws of the State of Nevada, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Counsel to the Second Lien Agent and the Second Lien Lead Arrangers:	King & Spalding LLP.

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Annex I to Exhibit C

Interest and Certain Fees

Interest Rate Options:

The Borrower may elect that the Second Lien Loans comprising each borrowing bear interest at a rate per annum equal to (a) the ABR (as defined below) plus the Applicable Margin (as defined below) or (b) the Eurodollar Rate (as defined below) plus the Applicable Margin.

As used herein:

“ABR” means the highest of (a) the Second Lien Agent’s prime rate (the “Prime Rate”), (b) the federal funds effective rate from time to time plus 0.50% per annum, (c) the 1-month Published LIBOR Rate (as defined below) plus 1.00% per annum and (d) 2.00%.

“ABR Loans” means Second Lien Loans bearing interest based upon the ABR.

“Applicable Margin” means, with respect to the Second Lien Loans, (i) 7.25% in the case of ABR Loans and (ii) 8.25% in the case of Eurodollar Loans.

“Eurodollar Rate” means the higher of (a) the rate for eurodollar deposits for a period equal to 1, 2, 3, 6, or, if available to all relevant affected Second Lien Lenders, 12 months or a shorter period (as selected by the Borrower) appearing on Reuters Screen LIBOR01 Page (or otherwise on the Reuters screen or any successor or replacement service) (the “Published LIBOR Rate”) (as adjusted for statutory reserve requirements for eurocurrency liabilities) and (b) 1.00% per annum.

“Eurodollar Loans” means Second Lien Loans bearing interest based upon the Eurodollar Rate.

Interest Payment Dates:	In the case of ABR Loans, quarterly in arrears.

In the case of Eurodollar Loans, on the last day of each relevant interest period and, in the case of any interest period longer than 3 months, on each successive date 3 months after the first day of such interest period.

Default Rate:

At any time when a payment event of default (with respect to any principal, interest or fees) under the Second Lien Term Facility exists and upon the election of the requisite Second Lien Lenders, the relevant overdue amounts shall bear interest, to the fullest extent permitted by law, at (i) in the case of principal or interest, 2.00% per annum above the rate then borne by (in the case of such principal) such borrowings or (in the case of interest) the borrowings to which such overdue amount relates or (ii) in the case of fees, 2.00% per annum in excess of the rate otherwise applicable to ABR Loans from time to time.

Rate and Fee Basis:

All per annum rates shall be calculated on the basis of a year of 360 days (or 365/366 days, in the case of ABR Loans the interest payable on which is then based on the Prime Rate) for actual days elapsed.

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EXHIBIT D

Project Atlas
Conditions Precedent

The availability and initial funding of (i) if a Successful Amendment has not been achieved, the Credit Facilities and (ii) if a Successful Amendment has been achieved, the Second Lien Term Facility and the funding of the Term Loan Upsize, shall, in each case, be subject to the satisfaction (or waiver) of solely the following conditions (subject to the Certain Funds Provision).  Capitalized terms used but not otherwise defined herein have the meanings assigned to such terms in the Commitment Letter to which this Exhibit D is attached or on Exhibits A, B and C (including the Annexes thereto) attached thereto.

1.                                      For purposes of the First Lien Credit Facilities, a Successful Amendment shall not have been achieved.

2.                                      Each Loan Party party thereto shall have executed and delivered the relevant Credit Documentation or Amendment Credit Documentation, as applicable (in each applicable case, the “Financing Documentation”), to which it is a party, and the Commitment Parties shall have received:

(a)                                 customary closing certificates (including attachments with corporate documents and resolutions/evidences of authority), borrowing notices, legal opinions and lien searches for the Loan Parties; and

(b)                                 a certificate of the chief financial officer (or other officer with reasonably equivalent responsibilities) of the Borrower in the form attached as Annex I hereto, certifying that the Borrower and its subsidiaries, on a consolidated basis, after giving effect to the Transactions, are solvent.

3.                                      The Specified Acquisition Agreement Representations shall be true and correct in all material respects (without duplication of any materiality qualifiers therein) to the extent required by the Certain Funds Provision and the Specified Representations shall be true and correct in all material respects (without duplication of any materiality qualifiers therein) (except in the case of any Specified Representation which expressly relates to a given date or period, such representation and warranty shall be true and correct in all material respects as of the respective date or for the respective period, as the case may be); provided, that to the extent that any of the Specified Representations are qualified by or subject to a “material adverse effect”, “material adverse change” or similar term or qualification, the definition thereof shall be the definition of “Closing Date Material Adverse Effect” (as defined below) for purposes of any such representations and warranties made or deemed made on, or as of, the Closing Date (or any date prior thereto).

4.                                      Prior to or substantially concurrently with the funding of the initial extensions of credit under the Credit Facilities contemplated by the Commitment Letter, Holdings shall have received the Equity Contribution (to the extent not otherwise applied to the Transactions).

5.                                      Substantially concurrently with the funding of the initial borrowings under the Credit Facilities, the Acquisition shall be consummated in all material respects in accordance with the terms of the Agreement and Plan of Merger, in the form delivered to the Target on August 22, 2016 (as amended or otherwise modified from time to time in accordance with the terms hereof and together with the exhibits and disclosure schedules thereto, the “Acquisition Agreement”), among Holdings, Merger Sub and the Target, but without giving effect to any amendments, waivers or

1

consents thereto by Holdings or Merger Sub that are materially adverse to the interests of the Initial Lenders or the Lead Arrangers in their respective capacities as such without the consent of the Lead Arrangers, such consent not to be unreasonably withheld, delayed or conditioned (it being understood that (a) any decrease in the purchase price shall not be materially adverse to the interests of the Initial Lenders or the Lead Arrangers so long as such decrease is allocated (i) first, at the option of the Borrower, to reduce the Equity Contribution until the Equity Contribution shall equal the Minimum Equity Contribution and (ii) thereafter, to reduce the Equity Contribution and amounts funded under Credit Facilities on a pro rata, dollar-for-dollar basis (and, in the case of amounts funded under the Credit Facilities, such reduction to be applied first to the Revolving Credit Facility until reduced to $0 (plus any amounts borrowed to fully fund any OID or upfront fees pursuant to the Flex Provisions) and then to the First Lien Term Facility and the Second Lien Term Facility on a pro rata basis), (b) any increase in the purchase price shall not be materially adverse to the Initial Lenders or the Lead Arrangers so long as such increase is funded by amounts permitted to be drawn under the Credit Facilities (excluding any Incremental Facilities) or the Equity Contribution, (c) any purchase price adjustment expressly contemplated by the Acquisition Agreement (including any working capital adjustment) in the form delivered to the Target on the date hereof (as such purchase price adjustment may be amended, modified or waived with the prior written consent of the Lead Arrangers shall not be considered an amendment or waiver, (d) the granting of any consent under the Acquisition Agreement that is not materially adverse to the interests of the Initial Lenders or the Lead Arrangers shall not otherwise constitute an amendment or waiver, (e) any extension of the “termination” (or equivalent) date under the Acquisition Agreement to a date that is not later than the Outside Date (by way of amendment, waiver or otherwise) shall not be materially adverse to the Initial Lenders or the Lead Arrangers and (f) any amendment, modification, waiver or consent to the definition of “Company Material Adverse Effect” shall be deemed to be materially adverse to the Initial Lenders and the Lead Arrangers.

6.                                      The Refinancing shall be consummated substantially concurrently with the initial funding of the Credit Facilities on Closing Date.

7.                                      Since January 1, 2016, no Closing Date Material Adverse Effect shall have occurred and be continuing that would excuse Holdings or the Borrower from its obligation to consummate the Acquisition under the Acquisition Agreement.  “Closing Date Material Adverse Effect” means “Company Material Adverse Effect” as defined in the Acquisition Agreement in the form delivered to the Target on the date hereof (as such definition may be amended, modified or waived with the prior written consent of the Lead Arrangers).

8.                                      The Agents shall have received (a) unaudited consolidated balance sheets and related statements of income and cash flows of the Target for each fiscal quarter commencing with the fiscal quarter ending March 31, 2016 and if the Marketing Period (as defined below) has not commenced prior to (x) August 15, 2016, the quarter ending June 30, 2016 or (y) November 15, 2016, the quarter ending September 30, 2016, (b) the Projections (carried out five years from the anticipated Closing Date) and (c) a pro forma balance sheet and statement of income of the Borrower for the 12-month period ending on the last day of the applicable period set forth in clause (a) above, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of the statement of income); provided, that (i) each such pro forma financial statement shall be prepared in good faith by the Borrower, (ii) no such pro forma financial statement shall include adjustments for purchase accounting (including adjustments of the type contemplated by Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations (formerly

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SFAS 141R)) and (iii) the filing of any required financial statements on form 10-K or form 10-Q by the Target, as applicable, will satisfy the foregoing requirements.

9.                                      All documents and instruments necessary to grant the Agents a perfected security interest (subject to liens permitted under the relevant Financing Documentation) in the Collateral under the Credit Facilities shall have been executed (to the extent applicable) and delivered to the applicable Agent, subject to the Certain Funds Provisions and limitations as described in the “Collateral” section above.

10.                               All (a) fees required to be paid on the Closing Date pursuant to the Fee Letter and (b) expenses required to be paid on the Closing Date pursuant to the Commitment Letter to the extent invoiced at least 3 business days prior to the Closing Date, shall, in each case, upon the initial borrowings under the Credit Facilities have been, or will be substantially concurrently, paid (which amounts may be offset against the proceeds of the Credit Facilities).

11.                               The Agents shall have received, at least 3 business days prior to the Closing Date, all documentation and other information required by regulatory authorities with respect to the Loan Parties under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act, that has been reasonably requested by any Initial Lender at least 10 days in advance of the Closing Date.

12.                               The Lead Arrangers shall have received the information required under paragraph 7 above for use in the syndication of the Credit Facilities.

13.                               The Lead Arrangers shall have been afforded a period (the “Marketing Period”) of 15 consecutive business days (ending no later than the business day immediately prior to the Closing Date) commencing upon (x) the earliest of (i) the first business day following September 30, 2016 (or, if the Borrower and the Commitment Parties have mutually agreed to extend such date pursuant to the Commitment Letter, then the first business day following such later date as was so agreed), (ii) the date a Successful Amendment has been achieved (or has been determined to not have been achieved) in accordance with the terms of the Commitment Letter and (iii) such earlier date as is mutually agreed by the Lead Arrangers and the Borrower or (y) if later, the date upon which the Required Bank Information has been delivered to the Lead Arrangers (it being understood that the form of CIM delivered to the Agents prior to the date hereof is in final form except for updates to it for the financial results of the Target for the quarter ended June 30, 2016, and if the delivery date of the CIM is on or after November 15, 2016, for the quarter ended September 30, 2016 (which will be provided by the Borrower on behalf of the Target), any updates required to give effect to the occurrence of the Transactions and any information that could be reasonably deemed to have a material impact on the syndication of the Credit Facilities as mutually determined by the Lead Arrangers and the Sponsor (such CIM, the “Required Bank Information”)) to syndicate the Credit Facilities; provided that (a) if the Marketing Period has not been completed on or prior to December 16, 2016, the Marketing Period shall commence no earlier than January 3, 2017 and (b) November 25-26, 2016 shall be excluded from the determination of such 15 consecutive business day period. Within two business days of receipt of information intended to be Required Bank Information, the Lead Arrangers shall notify the Borrower in writing if such information fails to satisfy the requirements of this paragraph to be Required Bank Information and, if such information is not satisfactory, the Lead Arrangers shall provide the Borrower a written description of any deficiency.  Failure of the Lead Arrangers to so notify the Borrower shall be deemed to be confirmation by the Lead Arrangers that they have been delivered the Required Bank Information necessary to commence the Marketing

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Period.  The Lead Arrangers shall promptly notify the Borrower upon commencement of the Marketing Period, provided that failure to deliver such notice shall not be deemed to delay commencement of the Marketing Period.

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Annex I to Exhibit D

Form of Solvency Certificate

[•][•], 20[•]

This Solvency Certificate is being executed and delivered pursuant to Section [•] of that certain [•](1) (the “Credit Agreement”; the terms defined therein being used herein as therein defined).

I, [•], the [Chief Financial Officer/equivalent officer] of the Borrower, in such capacity and not in an individual capacity, hereby certify as follows:

1.                                      I am generally familiar with the businesses and assets of the Borrower and its subsidiaries, taken as a whole, and am duly authorized to execute this Solvency Certificate on behalf of the Borrower pursuant to the Credit Agreement; and

2.                                      As of the date hereof and after giving effect to the Transactions and the incurrence of the indebtedness and obligations being incurred in connection with the Credit Agreement and the Transactions, that, (i) the sum of the debt (including contingent liabilities) of the Borrower and its subsidiaries, taken as a whole, does not exceed the fair value of the assets of the Borrower and its subsidiaries, taken as a whole; (ii) the capital of the Borrower and its subsidiaries, taken as a whole, is not unreasonably small in relation to the business of the Borrower or its subsidiaries, taken as a whole, contemplated as of the date hereof; (iii) the Borrower and its subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts (including current obligations and contingent liabilities) beyond their ability to pay such debts as they mature in the ordinary course of business and (iv) the present fair saleable value of the assets (on a going concern basis) of the Borrower and its subsidiaries, taken as a whole, is not less than the amount that will be required to pay the probable liabilities of the Borrower and its subsidiaries, taken as a whole, on their debts as they become absolute and matured in the ordinary course of business.  For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

[Remainder of page intentionally left blank]

(1)  Describe Credit Agreement.

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IN WITNESS WHEREOF, I have executed this Solvency Certificate on the date first written above.

By:
Name:	[•]
Title:	[Chief Financial Officer/equivalent officer]

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